Exhibit 99.2

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

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In re	:	Chapter 11
:
VIVUS, INC., et al.,	:	Case No. 20– ________ ( )
:
:
Debtors.[1]	:	(Joint Administration Requested)
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DISCLOSURE STATEMENT FOR joint PREPACKAGED CHAPTER 11 PLAN
OF REORGANIZATION OF VIVUS, INC. and its affiliated debtors

WEIL, GOTSHAL & MANGES LLP

Matthew S. Barr, Esq. (pro hac vice pending)
Gabriel A. Morgan, Esq. (pro hac vice pending)

Natasha S. Hwangpo, Esq. (pro hac vice pending)
767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

RICHARDS, LAYTON & FINGER, P.A. Mark D. Collins, Esq. Zachary I. Shapiro, Esq. One Rodney Square 920 N. King Street Wilmington, Delaware 19801 Telephone: (302) 651-7700 Facsimile: (302) 651-7701

Proposed Counsel for Debtors and Debtors in Possession

Dated: July 6, 2020
Wilmington, Delaware

1 The Debtors in the chapter 11 cases, along with the last four digits of each Debtors’ federal tax identification number, as applicable are: Vivus B.V. (1942); Vivus Digital Health Corporation (0625); VIVUS, Inc. (6179); and Vivus Pharmaceuticals Limited (9329). The Debtors’ corporate headquarters and service address is 900 E. Hamilton Avenue, Suite 550, Campbell, CA 95008.

THE SOLICITATION OF VOTES ON THE PREPACKAGED PLAN (THE “SOLICITATION”) WITH RESPECT TO THE CONVERTIBLE NOTE CLAIMS AND THE SECURED NOTES CLAIMS IS BEING MADE PURSUANT TO SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ONLY FROM THE HOLDER OF THE CONVERTIBLE NOTE AND THE HOLDER OF THE SECURED NOTES IN SUCH HOLDER’S CAPACITY AS EITHER A (A) QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A ADOPTED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) UNDER THE SECURITIES ACT) OR AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN SEC RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT). THIS SOLICITATION OF VOTES IS BEING CONDUCTED TO OBTAIN SUFFICIENT VOTES TO ACCEPT THE PLAN BEFORE THE FILING OF VOLUNTARY PETITIONS UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”). BECAUSE THE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THE DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE. AFTER THE COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT APPROVING THE DISCLOSURE STATEMENT AS CONTAINING “ADEQUATE INFORMATION,” APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(B) OF THE BANKRUPTCY CODE, AND CONFIRMING THE PLAN.

DISCLOSURE STATEMENT, DATED July 6, 2020

Solicitation of Votes

on the Prepackaged Plan of Reorganization of

VIVUS, INC., et al.
(as may be amended, modified, or supplemented from time to time, the “Plan”)2 from the holders of outstanding

SECURED NOTES CLAIMS
CONVERTIBLE NOTE CLAIMS

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 11:59 P.M. (PREVAILING EASTERN TIME) ON JULY 6, 2020 UNLESS EXTENDED BY THE DEBTORS IN WRITING.

THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS MAY VOTE ON THE PLAN IS JULY 6, 2020 (THE “RECORD DATE”).

RECOMMENDATION BY THE DEBTORS

The board of directors of VIVUS, Inc. (“VIVUS”) and the board of directors, managers, or members, as applicable, of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Solicitation and the Plan (each as defined below) and recommend that all creditors whose votes are being solicited submit ballots to accept the Plan.

The following party has agreed, subject to the terms and conditions of the Restructuring Support Agreement (as defined herein), to vote in favor of, and otherwise support, the Plan:

•      IEH Biopharma LLC (“IEH”), as the sole holder of 100% of the outstanding Convertible Note under the Convertible Note Indenture (in such capacity, the “Supporting Unsecured Noteholder”) and as the sole holder of 100% of the outstanding Secured Notes under the Secured Notes Indenture (in such capacity, the “Supporting Secured Noteholder” and, together in its capacity as the Supporting Unsecured Noteholder, the “Supporting Noteholder”).

2 Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan. To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan shall govern.

PARTIES SHOULD NOT CONSTRUE THE CONTENTS OF THE DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

THE ISSUANCE OF AND THE DISTRIBUTION UNDER THE PLAN OF THE REORGANIZED VIVUS EQUITY TO THE HOLDER OF ALLOWED CONVERTIBLE NOTE CLAIMS SHALL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT IN RELIANCE ON SECTION 1145 OF THE BANKRUPTCY CODE. THE APPLICABLE SECURITIES LAWS OF THE STATES AND TERRITORIES OF THE UNITED STATES LIKEWISE HAVE EXEMPTIONS FROM REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH STATES OR TERRITORIES. THE ABILITY TO ISSUE SECURITIES WITHOUT REGISTRATION IN RELIANCE ON SECTION 1145 OF THE BANKRUPTCY CODE AND/OR APPLICABLE SECURITIES LAWS, WHETHER FEDERAL, STATE OR TERRITORIAL, SHALL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE. THE REORGANIZED VIVUS EQUITY MAY BE OFFERED OR RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT PURSUANT TO THE EXEMPTION PROVIDED BY SECTION 4(a)(1) OF THE SECURITIES ACT, UNLESS THE RECIPIENT IS DEEMED AN “UNDERWRITER” WITH RESPECT TO SUCH REORGANIZED VIVUS EQUITY, AS THAT TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE AND/OR SECTION 2(a)(11) OF THE SECURITIES ACT. IN ADDITION, REORGANIZED VIVUS EQUITY ISSUED IN RELIANCE ON SECTION 1145 OF THE BANKRUPTCY CODE GENERALLY MAY BE OFFERED OR RESOLD WITHOUT REGISTRATION UNDER STATE OR TERRITORIAL SECURITIES LAWS PURSUANT TO VARIOUS EXEMPTIONS PROVIDED BY THE RESPECTIVE LAWS OF THE SEVERAL STATES AND TERRITORIES OF THE UNITED STATES (AS APPLICABLE).

The solicitation of votes on the Plan WITH RESPECT TO THE ALLOWED CONVERTIBLE NOTE CLAIMS IS being made pursuant to Section 4(a)(2) OF THE SECURITIES ACT and ONLY FROM THE HOLDER OF SUCH CLAIMS AS AN Eligible holder (i.e., a QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN sec RULE 144A UNDER THE SECURITIES ACT OF 1933, AS AMENDED) OR INSTITUTIONAL “ACCREDITED INVESTORS” (AS DEFINED IN SEC RULE 501(a)(1), (2), (3) OR (7) UNDER the Securities Act); provided, however, that THE HOLDER of CONVERTIBLE NOTE CLAIMS will be entitled to receive distributions under the Plan.

THE REORGANIZED VIVUS EQUITY TO BE ISSUED ON THE EFFECTIVE DATE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION (SUCH AS THAT REFERRED TO UNDER THE CAPTION “FINANCIAL PROJECTIONS” ELSEWHERE IN THIS DISCLOSURE STATEMENT), AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHERMORE, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN, INCLUDING ANY PROJECTIONS, ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE FACTORS, RISKS AND UNCERTAINTIES DESCRIBED IN MORE DETAIL UNDER THE HEADING “CERTAIN RISK FACTORS TO BE CONSIDERED” BELOW. PARTIES ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE, ARE BASED ON THE DEBTORS’ CURRENT BELIEFS, INTENTIONS AND EXPECTATIONS, AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS, UNLESS REQUIRED BY APPLICABLE LAW OR THE BANKRUPTCY COURT. THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND OR UNDERTAKE ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE ANY FORWARD-LOOKING STATEMENTS, INCLUDING ANY PROJECTIONS CONTAINED HEREIN, TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT OR REQUIRED BY APPLICABLE LAW.

In full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Convertible Note Claims, on the Effective Date (i) the holder of the Convertible Note shall receive 100% of the Reorganized VIVUS Equity and (ii) any fees and expenses (including the Supporting Unsecured Noteholder’s and Convertible Note Trustee’s reasonable attorneys’ and other advisor fees and expenses) shall be paid in accordance with Section 2.5(b of the Plan.

In full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Secured Notes Claim, on the Effective DatE (I) The $61,351,000 principal amount of the Secured Notes Claims shall at the option of the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable be (a) paid in full in Cash from the proceeds of the Exit Facility or (b) exchanged dollar for dollar for new debt under the Exit Facility and (II) All unpaid prepayment premium, the applicable payment date fee, and accrued interest (collectively, in an amount not less than $3,173,636.10), plus interest, reasonable and documented fees, expenses, costs, and other charges of the Secured Notes Trustee and the Supporting Secured Noteholder arising and payable under that certain Secured Notes Indenture shall be paid in full in Cash by the Debtors on the Effective Date from the proceeds of the Exit Facility.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THE DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THE DISCLOSURE STATEMENT.

THE INFORMATION IN THE DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THE DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THE DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

THE PLAN PROVIDES THAT (i) holders of all Claims or Interests that are Unimpaired under the Plan, (ii) the holders of all Claims that vote to accept the Plan, (iii) the holders of all Claims that are entitled to vote on the Plan and who vote to reject the Plan or abstain from voting on the Plan but, in either case, do not opt out of granting the releases set forth in Section 10.7(b) OF THE PLAN by checking the “opt-out” box on a timely submitted ballot, (iv) the holders of all Claims that are deemed to reject the Plan and who do not file a timely objection to the releases set forth in Section 10.7(b) OF THE PLAN, (v) the holders of all Interests that do not opt out of granting the releases set forth in Section 10.7(b) OF THE PLAN by checking the “opt-out” box on a timely submitted opt-out notice, (vi) the holders of Interests and/or Subordinated Claims that participate in the Existing Stock Settlement, (vii) the holders of Indemnification Claims, (vii) the holders of Indemnification Claims, (viii) the Supporting Noteholder, (ix) the Secured Notes Trustee, (x) the Convertible Note Trustee, (xi) the Exit Lender, AND (XII) with respect to each of the foregoing Persons in clauses (i) through (xI), such Persons’ predecessors, successors and permitted assigns, subsidiaries, Affiliates, managed accounts and funds, and all of their respective equity holders (including shareholders), regardless of whether such interests are held directly or indirectly, current and former officers and directors, principals, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, investment managers, investment advisors, management companies, fund advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, in each case in their capacity as such; provided, however, in each of clauses (i) through (xii), excluding the Reorganized Debtors, ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN.

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G.	Procedures for Resolving Claims	50
H.	Executory Contracts and Unexpired Leases	53
I.	Conditions Precedent to Occurrence of Effective Date	58
J.	Effect of Confirmation	61
K.	Retention of Jurisdiction	67
L.	Miscellaneous Provisions	68
VI. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS		73
VII. CERTAIN TAX CONSEQUENCES OF PLAN		75
A.	Certain U.S. Federal Income Tax Consequences to the Debtors	75
VIII. CERTAIN RISK FACTORS TO BE CONSIDERED		79
A.	Certain Bankruptcy Law Considerations	79
B.	Risks Relating to the Debtors’ Business and Financial Condition	82
C.	Additional Factors Affecting the Value of Reorganized Debtors	87
D.	Factors Relating to Securities to Be Issued Under Plan	88
E.	Additional Factors	90
IX. VOTING PROCEDURES AND REQUIREMENTS		90
A.	Voting Deadline	91
B.	Voting Procedures	92
C.	Parties Entitled to Vote	92
D.	Waivers of Defects, Irregularities, etc.	94
E.	Further Information, Additional Copies	94
X. CONFIRMATION OF PLAN		95
A.	Confirmation Hearing	95
B.	Objections to Confirmation	95
C.	Requirements for Confirmation of Plan	96
XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN		100
A.	Alternative Plan of Reorganization	101
B.	Sale Under Section 363 of the Bankruptcy Code	101
C.	Liquidation under Chapter 7 of Bankruptcy Code	101
XII. CONCLUSION AND RECOMMENDATION		102

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EXHIBIT A: Plan

Exhibit B: Restructuring Support Agreement

EXHIBIT C: Organizational Chart and Capital Structure

EXHIBIT D: Liquidation Analysis

EXHIBIT E: Financial Projections

EXHIBIT F: Valuation Analysis

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I.
INTRODUCTION

A.	Background and Purpose

VIVUS and its debtor affiliates (collectively, the “Debtors,” or the “Company”) submit this disclosure statement (as may be amended, the “Disclosure Statement”) in connection with the solicitation of votes (the “Solicitation”) on the Joint Prepackaged Chapter 11 Plan of Reorganization of VIVUS, Inc. and Its Affiliated Debtors dated July 6, 2020 (the “Plan”), attached hereto as Exhibit A. The Debtors anticipate filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on or about July 7, 2020 (such anticipated filing date, the “Petition Date”).

During the Chapter 11 Cases, the Debtors intend to operate their business in the ordinary course and will seek authorization from the Bankruptcy Court to make payment in full on a timely basis to trade creditors, customers, and employees of certain amounts due prior to and during the Chapter 11 Cases.

The purpose of this Disclosure Statement, including the exhibits annexed hereto, is to provide information of a kind, and in sufficient detail, to enable creditors of the Debtors that are entitled to vote on the Plan to make an informed decision on whether to vote to accept or reject the Plan. This Disclosure Statement contains summaries of the Plan, certain statutory provisions, anticipated events in the Chapter 11 Cases, and certain documents related to the Plan.

The Company operates a specialty pharmaceutical business with three approved therapies and one product candidate in clinical development (each as described in greater detail herein). VIVUS is the ultimate parent of three (3) direct subsidiaries, Vivus B.V. (a wholly-owned Dutch subsidiary), Vivus Digital Health Corporation (a wholly-owned Delaware subsidiary) (“Vivus Digital”), and Vivus Pharmaceuticals Limited (a wholly-owned Canadian subsidiary) (“Vivus Limited”), each of which will be a Debtor in the Chapter 11 Cases.

The Restructuring (as defined below) is a restructuring of the Company’s funded debt obligations and capital structure. The Restructuring is expected to be implemented through the Debtors’ Chapter 11 Cases. The Company intends to implement the Restructuring with as little disruption to its day-to-day specialty pharmaceutical operations as possible.

The Debtors are commencing this Solicitation to implement a comprehensive financial restructuring to deleverage the Company’s balance sheet to ensure the long-term viability of the Company’s enterprise. As a result of extensive arm’s-length negotiations, on May 31, 2020, the Debtors executed a restructuring support agreement (as amended and restated on July 6, 2020 and as may be subsequently amended, restated or supplement from time to time, the “Restructuring Support Agreement”), attached hereto as Exhibit B, with IEH, as the Supporting Noteholder. The Restructuring Support Agreement provides that the Supporting Noteholder will, among other things, agree to vote its Class 3 Claims (Convertible Note Claims) and Class 4 Claims (Secured Notes Claims) in favor of the Plan.

The Debtors believe that the Plan is fair and equitable, provides for a larger distribution to the Debtors’ creditors and Interest holders than would otherwise result from any other transaction or a liquidation under chapter 7 of the Bankruptcy Code, and maximizes the value of the Debtors’ Estates. For the reasons described herein, the Debtors recommend that each party entitled to vote on the Plan vote to accept the Plan.

Section 1125 of the Bankruptcy Code requires a plan proponent to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of a chapter 11 plan. This Disclosure Statement is being submitted in accordance with such requirements and includes, without limitation, information about:

•	the Debtors’ business, including their corporate history and organizational structure, business operations, and prepetition capital structure and indebtedness (Article II hereof);

•	key events leading to the Chapter 11 Cases, including the Debtors’ restructuring negotiations (Article III hereof);

•	anticipated events during the Chapter 11 Cases (Article IV hereof);

•	a summary of the Plan, including the classification and treatment of Claims and Interests under the Plan, who is entitled to vote on the Plan, and how to vote thereon (Article V hereof);

•	transfer restrictions and consequences under federal securities law (Article VI hereof);

•	certain tax consequences of the Plan (Article VII hereof);

•	certain risk factors holders of Claims should consider before voting to accept or reject the Plan (Article VIII hereof);

•	voting procedures and requirements for the Plan (Article IX hereof);

•	Plan confirmation procedures (Article X hereof);

•	alternatives to the confirmation and consummation of the Plan (Article XI hereof); and

•	the Debtors’ conclusion and recommendation (Article XII hereof).

In light of the foregoing, the Debtors believe this Disclosure Statement contains “adequate information” to enable a hypothetical reasonable investor to make an informed judgment about the Plan and complies with all aspects of section 1125 of the Bankruptcy Code.

B.	Overview of the Plan

Under the terms of the Restructuring Support Agreement, the Supporting Noteholder has agreed, subject to the terms and conditions therein, to support a consensual restructuring of the Debtors’ existing debt obligations in chapter 11 through the Plan (the “Restructuring”). The Restructuring will leave the Debtors’ business intact, while reorganizing the Debtors’ existing corporate structure and balance sheet, and will substantially deleverage the Debtors’ capital structure through the implementation of the Restructuring Transactions. As described more fully herein, the Restructuring Transactions provided in the Plan will enable the Debtors to reduce their balance sheet liabilities from approximately $235.43 million in funded debt, not including interest, fees, and other expenses incurred in connection with the Convertible Notes Indenture, to approximately $90,000,000 in funded debt, if the Exit Facility (as defined below) is fully drawn down, which represents an approximate 62% reduction of debt on the Effective Date relative to the Petition Date. This deleveraging will enhance the Debtors’ long-term growth prospects and competitive position and will provide the Debtors with excess capital to invest in and grow their business. The Restructuring will, therefore, allow the Debtors to emerge from the Chapter 11 Cases as a stronger business enterprise, better positioned to deliver value to the Debtors’ customers and to continue to serve as a reliable partner to their existing vendors and suppliers going forward. The Supporting Noteholder, as the holder of 100% of the Debtors’ funded debt described herein, has played an important and constructive role in formulating the Restructuring and actively participated in the negotiation of the Plan.

With respect to the Supporting Unsecured Noteholder’s Convertible Note Claims, under the Plan, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Convertible Note Claims, on the Effective Date (i) the holder of the Convertible Note shall receive 100% of the equity in Reorganized VIVUS (the “Reorganized VIVUS Equity”) and any fees and expenses (including the Supporting Unsecured Noteholder’s and Convertible Note Trustee’s reasonable attorneys’ and other advisor fees and expenses) shall be paid in accordance with Section 2.5(b) of the Plan.

With respect to the Supporting Secured Noteholder’s Secured Notes Claims, under the Plan, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Secured Notes Claims, on the Effective Date (i) the $61,351,000 (sixty-one million, three hundred and fifty-one thousand United States Dollars) principal amount of the Secured Notes Claims shall at the option of the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable be (a) paid in full in Cash from the proceeds of the Exit Facility or (b) exchanged dollar for dollar for new debt under the Exit Facility and (ii) all unpaid prepayment premium, the applicable payment date fee, and accrued interest (collectively, in an amount not less than $3,173,636.10 (three million, one hundred seventy-three thousand, six hundred and thirty-six United States Dollars and ten cents)), plus interest, reasonable and documented fees, expenses, costs, and other charges of the Secured Notes Trustee and the Supporting Secured Noteholder arising and payable under that certain Secured Notes Indenture shall be paid in full in Cash by the Debtors on the Effective Date from the proceeds of the Exit Facility.

In addition to supporting the Plan, IEH has consented to the Debtors’ use of cash collateral, which IEH holds a security interest in as the Secured Noteholder. On the Petition Date, the Debtors will file a motion seeking interim and final orders authorizing their use of cash collateral and granting certain rights and protections to the Secured Notes Trustee and the Supporting Secured Noteholder (the “Cash Collateral Order”). Further, on the Effective Date, IEH will provide the Reorganized Debtors with a new term loan facility in an aggregate principal amount of $90,000,000 in accordance with the Exit Facility Documents (the “Exit Facility”).

With access to the use of cash collateral the Debtors will have sufficient liquidity to (i) finance working capital and for general corporate purposes, (ii) fund the administration of the Chapter 11 Cases, including payment of the Debtors’ professionals, and (iii) pay all reasonable and documented Restructuring Expenses (subject to necessary Bankruptcy Court approvals). To the extent provided in the Cash Collateral Order, the Debtors’ use of cash collateral under that order is subject to the terms of the budget prepared in connection therewith.

The proceeds of the Exit Facility will be used by the Reorganized Debtors to (i) effect the Plan, (ii) refinance, in cash or by exchange, the Secured Notes, (iii) fund working capital requirements and (iv) pay fees and expenses related to the transactions contemplated hereunder. The Exit Facility will be provided on the terms and conditions set forth in the Exit Facility Documents, which provide IEH’s commitment to enter into the Exit Facility Agreement to be filed by the Debtors with the Plan Supplement.

Except to the extent that a holder of an Allowed Other Priority Claim, together with the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Priority Claim, each such holder shall be paid, to the extent such Claim has not already been paid at the option of the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable, (a) in full in Cash (or in kind as to benefits of continuing employees) on or as soon as reasonably practicable after (i) the Effective Date, (ii) the date on which such Other Priority Claim against the Debtor becomes Allowed, or (iii) such other date as may be ordered by the Bankruptcy Court, or (b) be Reinstated on the Effective Date.

Except to the extent that a holder of an Allowed Other Secured Claim, together with the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Secured Claim, at the option of the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable, (i) such holder shall receive payment in Cash in an amount equal to such Allowed Other Secured Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Other Secured Claim shall be Reinstated, (iii) the Debtors (with the consent of the Supporting Noteholder) or the Reorganized Debtors, as applicable, shall return to such holder its Collateral, or (iv) such other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

General Unsecured Claims are defined in the Plan to include any unsecured Claim that is not separately classified under the Plan. General Unsecured Claim will be paid in full in the ordinary course under the Plan; provided, however, that all Indemnification Claims will be discharged without distribution under the Plan, notwithstanding the treatment of General Unsecured Claims.

THE SUPPORTING NOTEHOLDER’S WILLINGNESS TO SUPPORT THE DEBTORS’ PLAN IS A SIGNIFICANT FACTOR IN PROVIDING THE FOREGOING RECOVERY. IF THE PLAN IS NOT IMPLEMENTED, THE DEBTORS ARE UNCERTAIN THAT HOLDERS OF OTHER PRIORITY CLAIMS, OTHER SECURED CLAIMS, OR GENERAL UNSECURED CLAIMS WOULD BE PAID IN FULL.

Under the Plan, Intercompany Claims will be reinstated, cancelled, compromised, or provided such other treatment as determined by the Reorganized Debtors.

Under the Plan, all Interests will be canceled and holders of Interests will receive no distributions under the Plan on account of such Interests; provided, however, that holders of the issued and outstanding common stock of VIVUS (the “Existing Stock”) as of July 2, 2020, may participate in the Existing Stock Settlement as provided in the Plan. The Existing Stock Settlement enables eligible holders of Existing Stock to receive their pro rata share of $5 million in cash and a Contingent Value Right valued at $2.00 per share of Existing Stock, if certain conditions are met and the Reorganized Debtors achieve certain performance thresholds. Although the Existing Stock Settlement is subject to certain conditions, eligibility to participate therein requires no action on the part of an Existing Stock holder; only those holders that take certain steps to challenge the Plan and the Restructuring or opt out of the Releases will be ineligible. The Debtors believe the Existing Stock Settlement provides eligible holders of Existing Stock with significantly greater value on account of their Existing Stock than would otherwise be available under an alternative restructuring plan or in the event of a liquidation under chapter 7 of the Bankruptcy Code (for more information regarding distributions in the event of a chapter 7 liquidation, see the Debtors’ liquidation analysis (the “Liquidation Analysis”) attached hereto as Exhibit D).

Subordinated Claims are subordinated to the level of Existing Stock pursuant to section 510(b) of the Bankruptcy Code and discharged under the Plan, and holders of Subordinated Claims shall receive no distributions under the Plan on account of such Claims.

In lieu of any other treatment under the Plan, and in accordance with Section 8.5 therein, Indemnification Claims will be discharged under the Plan and holders of Indemnification Claims will receive no distributions under the Plan on account of such Claims; provided, however, that (i) current and former officers, directors, agents, employees, and/or any other named insured shall continue to have any rights and benefits under the D&O Insurance and D&O Tail with respect to coverage and payment by the applicable insurance company, and (ii) the Reorganized Debtors shall pay the deductible or self-insured retention under any D&O Insurance or D&O Tail in connection with any Indemnification Claim.

The effect of the Restructuring contemplated by the Plan on the Debtors’ capital structure is summarized as follows:

Pre-Restructuring Capital Structure		Post-Restructuring Capital Structure
Secured Notes Claims Convertible Note Claims	$64,524,636 $170,901,327	Exit Facility[3]	$90,000,000
Total Funded Debt	$235,425,963	Total Funded Debt	$90,000,000

The Debtors believe that upon consummation of the Plan and the Restructuring Transactions contemplated thereby, the post-emergence Reorganized Debtors will have the ability to succeed as a leading specialty pharmaceutical company.

C.	Summary of Plan Classification and Treatment of Claims[4]

Under the Bankruptcy Code, only holders of claims or interests in “impaired” Classes are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

Holders of Claims in the following Classes are being solicited under, and are entitled to vote on, the Plan (together, the “Voting Classes”):

•	Class 3 – Secured Notes Claims; and

•	Class 4 – Convertible Note Claims.

The following table summarizes: (1) the treatment of Claims and Interests under the Plan; (2) which Classes are impaired by the Plan; (3) which Classes are entitled to vote on the Plan; and (4) the estimated recoveries for holders of Claims and Interests.5 The table is qualified in its entirety by reference to the full text of the Plan. For a more detailed summary of the terms and provisions of the Plan, see Article V – Summary of the Plan below. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the Valuation Analysis attached as Exhibit F hereto.

3 The final amount available under the Exit Facility remains subject to ongoing negotiation and the finalization of the Exit Facility Documents, however, the Debtors expect that the Exit Facility will be in the amount of approximately $90,000,000.

4 The treatment of Claims and Interests under the Plan is not intended and will not, waive, compromise, or limit any rights, claims, or causes of action if the Plan is not confirmed.

5 Any Claim or Interest in a Class that is considered vacant under Section 3.5 of the Plan will receive no distribution.

Class and Designation	Treatment under the Plan	Impairment and Entitlement to Vote	Approx. Percentage Recovery under Plan
1 (Other Priority Claims)	Except to the extent that a holder of an Allowed Other Priority Claim, together with the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Priority Claim, each such holder shall be paid, to the extent such Claim has not already been paid at the option of the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable, (a) in full in Cash (or in kind as to benefits of continuing employees) on or as soon as reasonably practicable after (i) the Effective Date, (ii) the date on which such Other Priority Claim against the Debtor becomes Allowed, or (iii) such other date as may be ordered by the Bankruptcy Court, or (b) be Reinstated on the Effective Date.	Unimpaired (Not entitled to vote because presumed to accept)	Estimated Percentage Recovery: 100%
2 (Other Secured Claims)	Except to the extent that a holder of an Allowed Other Secured Claim, together with the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Secured Claim, at the option of the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable, (i) such holder shall receive payment in Cash in an amount equal to such Allowed Other Secured Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Other Secured Claim shall be Reinstated, (iii) the Debtors (with the consent of the Supporting Noteholder) or the Reorganized Debtors, as applicable, shall return to such holder its Collateral, or (iv) such other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.	Unimpaired (Not entitled to vote because presumed to accept)	N/A

3 (Secured Notes Claims)	In full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Secured Notes Claim, on the Effective Date (i) the $61,351,000 (sixty-one million, three hundred and fifty-one thousand United States Dollars) principal amount of the Secured Notes Claims shall at the option of the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable be (a) paid in full in Cash from the proceeds of the Exit Facility or (b) exchanged dollar for dollar for new debt under the Exit Facility and (ii) all unpaid prepayment premium, the applicable payment date fee, and accrued interest (collectively, in an amount not less than $3,173,636.10 (three million, one hundred seventy-three thousand, six hundred and thirty-six United States Dollars and ten cents)), plus interest, reasonable and documented fees, expenses, costs, and other charges of the Secured Notes Trustee and the Supporting Secured Noteholder arising and payable under that certain Secured Notes Indenture shall be paid in full in Cash by the Debtors on the Effective Date from the proceeds of the Exit Facility.	Impaired (Entitled to vote)	Estimated Percentage Recovery: 100%
4 (Convertible Note Claims)	In full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Convertible Note Claims, on the Effective Date (i) the holder of the Convertible Note shall receive 100% of the Reorganized VIVUS Equity and (ii) any fees and expenses (including the Supporting Unsecured Noteholder’s and Convertible Note Trustee’s reasonable attorneys’ and other advisor fees and expenses) shall be paid in accordance with Section 2.5(b of the Plan.	Impaired (Entitled to vote)	Estimated Percentage Recovery: 76%
5 (General Unsecured Claims)	Except to the extent that a holder of a General Unsecured Claim agrees to less favorable treatment with the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed General Unsecured Claim, the Debtors shall continue to pay or dispute each Allowed General Unsecured Claim in the ordinary course of business after the Effective Date as if the Chapter 11 Cases had never been commenced.	Unimpaired (Not entitled to vote because presumed to accept)	Estimated Percentage Recovery: 100%
6 (Intercompany Claims)	Allowed Intercompany Claims are Impaired or Unimpaired. The holders of Allowed Intercompany Claims are either (i) deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan or (ii) conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan. The votes of such holders shall not be solicited with respect to such Allowed Intercompany Claims.	Impaired or Unimpaired (Not entitled to vote because presumed to accept or reject)	Estimated Percentage Recovery: 0-100%
7 (Interests)	All Interests shall be canceled and holders of Interests shall receive no distributions under the Plan on account of such Interests; provided, however, that holders of Existing Stock as of the Existing Stock Record Date may participate in the Existing Stock Settlement, if eligible, on the terms and conditions described in Section 5.3 of the Plan.	Impaired (Not entitled to vote because deemed to reject)	N/A
8 (Subordinated Claims)	Subordinated Claims are subordinated to the level of Existing Stock pursuant to section 510(b) of the Bankruptcy Code and discharged under the Plan, and holders of Subordinated Claims shall receive no distributions under the Plan on account of such Claims.	Impaired (Not entitled to vote because deemed to reject)	Estimated Percentage Recovery: 0

D.	Plan Release and Exculpation Provisions

1.	Summary of Plan Release and Exculpation Provisions

Sections 10.7 and 10.8 of the Plan provide for the release of the Released Parties (as defined below) and the exculpation of the Exculpated Parties (as defined below), respectively. The releases of the Released Parties pursuant to Section 10.7(a) of the Plan (the “Debtor Releases”) and Section 10.7(b) of the Plan (the “Third-Party Releases”) and the exculpation of the Exculpated Parties pursuant to Section 10.8 of the Plan are an integral part of the Plan and are provided in Article V herein.

With respect to Third-Party Releases, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the following parties (collectively, the “Releasing Parties”):

(i)	holders of all Claims or Interests that are Unimpaired under the Plan;

(ii)	the holders of all Claims that vote to accept the Plan;

(iii)	the holders of all Claims that are entitled to vote on the Plan and who vote to reject the Plan or abstain from voting on the Plan but, in either case, do not opt out of granting the releases set forth in Section 10.7(b) of the Plan by checking the “opt-out” box on a timely submitted ballot;

(iv)	the holders of all Claims that are deemed to reject the Plan and who do not file a timely objection to the releases set forth in Section 10.7(b) of the Plan;

(v)	the holders of all Interests that do not opt out of granting the releases set forth in Section 10.7(b) of the Plan by checking the “opt-out” box on a timely submitted opt-out notice;

(vi)	the holders of Interests and/or Subordinated Claims that participate in the Existing Stock Settlement;

(vii)	the holders of Indemnification Claims;

(viii)	the Supporting Noteholder;

(ix)	the Secured Notes Trustee;

(x)	the Convertible Note Trustee;

(xi)	the Exit Lender; and

(xii)	with respect to each of the foregoing Persons in clauses (i) through (xii), such Persons’ predecessors, successors and permitted assigns, subsidiaries, Affiliates, managed accounts and funds, and all of their respective equity holders (including shareholders), regardless of whether such interests are held directly or indirectly, current and former officers and directors, principals, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, investment managers, investment advisors, management companies, fund advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, in each case in their capacity as such; provided, however, in each of clauses (i) through (xii), excluding the Reorganized Debtors.

The “Released Parties” are, collectively, and in each case, solely in their capacities as such:

(i)	the Debtors;

(ii)	the Reorganized Debtors;

(iii)	the Supporting Noteholder;

(iv)	the Convertible Note Trustee;

(v)	the Exit Lender;

(vi)	the Secured Notes Trustee; and

(vii)	with respect to each of the foregoing Persons in clauses (i) through (vi), such Persons’ predecessors, successors and permitted assigns, subsidiaries, Affiliates, managed accounts and funds, and all of their respective equity holders (including shareholders), regardless of whether such interests are held directly or indirectly, current and former officers and directors, principals, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, investment managers, investment advisors, management companies, fund advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, in each case in their capacity as such. Notwithstanding the foregoing, any Person that opts out of the releases in Section 10.7 of the Plan shall not be a Released Party.

The “Exculpated Parties” are, collectively, in each case, solely in their capacities as such during the Chapter 11 Cases:

(i)	the Debtors;

(ii)	the Reorganized Debtors;

(iii)	the Supporting Noteholder;

(iv)	the Convertible Note Trustee;

(v)	the Exit Lender;

(vi)	the Secured Notes Trustee; and

(vii)	such Person’s predecessors, successors and permitted assigns, subsidiaries, Affiliates, managed accounts or funds, and all of their respective equity holders (including shareholders), regardless of whether such interests are held directly or indirectly, current and former officers and directors, principals, members, partners, employees, managers, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, investment managers, investment advisors, management companies, fund advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, in each case in their capacity as such. Notwithstanding the foregoing, any Person that opts out of the releases set forth in Section 10.7 of the Plan shall not be an Exculpated Party under the Plan.

Further, in accordance with Section 8.5 of the Plan, all holders of Indemnification Claims are deemed to have granted, and deemed to have not opted out of, the releases in Section 10.7(b) of the Plan; provided, however, that the releases by such holders shall exclude: (i) the insurers under the director and officer insurance policies with respect to coverage available for such Indemnification Claim, as well as (ii) any holder of a Claim or Interest that opts out of the releases in Section 10.7(b) of the Plan and asserts a Cause of Action against a holder of an Indemnification Claim.

2.	Independent Investigation

Notwithstanding the preceding Section of this Disclosure Statement, the Debtors have initiated a due diligence and review process of their potential claims and causes of action (the “Diligence Process”). The Diligence Process remains subject to the completion of an ongoing independent investigation initiated by Richards Layton & Finger, P. A. (“RLF”) (the “Independent Investigation”). RLF will report its findings and communicate with the Independent Director (as defined below) appointed to oversee the Independent Investigation. As a preliminary matter, the Debtors believe that the Debtor Releases satisfy the business judgment standard.  Subject to the completion of the Independent Investigation, the Debtors believe that the Debtor Releases are reasonable and that it is reasonable to release the Released Parties in exchange for the material benefits already received and those that the Debtors and their Estates will receive through the Plan. In addition, the Releases are a necessary part of the Plan, an integral element of the Restructuring, and part of the consideration that induced the parties to enter into the Restructuring Support Agreement. With respect to the limited Third-Party Releases, the Debtors believe that such releases are appropriate and may become binding in accordance with section 1141(a) of the Bankruptcy Code and applicable law. Parties who are given an opportunity to opt out (including parties who abstain from voting or who vote to reject the plan) of the Third-Party Releases and do not opt out may be deemed to consent to such releases under section 1141(a) of the Bankruptcy Code and applicable law.

If the Bankruptcy Court determines that any of the releases by the Releasing Parties are not consensual, the Debtors reserve the right to demonstrate at the Confirmation Hearing that the Released Parties are nevertheless entitled to such releases because, among other things, they have made substantial and valuable contributions to the Debtors’ Estates for the benefit of all economic parties in interest. In addition, the Debtors believe that the exculpation provisions are appropriately limited to the Exculpated Parties’ participation in the Chapter 11 Cases and have carve outs for liability resulting from intentional fraud, gross negligence, recklessness or willful misconduct. Accordingly, the Debtors believe that each of the Exculpated Parties warrant the benefit of the exculpation provision provided in the Plan and, subject to the completion of the Diligence Process, the Debtors believe that each of the Released Parties warrant the benefit of the Debtor Releases.

The Debtors believe that the release and exculpation provisions in the Plan, including the Third-Party Releases and the Debtor Releases (subject to the conclusion of the Independent Investigation, and the ultimate findings thereof), are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Third Circuit (the “Third Circuit”).

E.	Plan Milestones

It is imperative that the Debtors implement the Restructuring pursuant to the prepackaged Plan in an efficient manner. To that end, the Restructuring Support Agreement contemplates that the Debtors will proceed through the Chapter 11 Cases in accordance with the following milestones, the terms of which are as defined in the Restructuring Support Agreement:

Event	Milestone
Commencement of Plan Solicitation	July 6, 2020
Plan Voting Deadline	July 6, 2020 at 11:59 p.m. (Prevailing Eastern Time)
Petition Date	July 7, 2020
Mailing of Combined Notice	July 9, 2020
Plan and Disclosure Statement Objection Deadline	August 6, 2020 at 4:00 p.m. (Prevailing Eastern Time)
Reply Deadline	August 13, 2020 at 12:00 p.m. (Prevailing Eastern Time)
Combined Hearing	August 17, 2020
Plan Effective Date	August 21, 2020

F.	Inquiries

If you have any questions about the packet of materials you have received, please contact Bankruptcy Management Solutions, Inc. d/b/a Stretto, the Debtors’ proposed voting agent (the “Voting Agent”), by (i) telephone at (855) 423-1425 (toll free in the U.S. or Canada) or (949) 266-6367 (International), (ii) email at TeamVivus@stretto.com, or (iii) visiting the website maintained by the Voting Agent with respect to the Chapter 11 Cases at https://cases.stretto.com/vivus.

Additional copies of the Disclosure Statement are available upon request made to the Voting Agent at the telephone numbers or e-mail address set forth immediately above. Copies of this Disclosure Statement, the Plan, and the Plan Supplement (when filed), as well as other information regarding these Chapter 11 Cases, are available on the Voting Agent’s website, https://cases.stretto.com/vivus.

PLEASE DO NOT DIRECT INQUIRIES TO THE BANKRUPTCY COURT.

II.
BUSINESS OVERVIEW

A.	Debtors’ Corporate Structure

VIVUS was incorporated in 1991 in California and reincorporated in 1996 in Delaware. As of the Petition Date, VIVUS is a publicly traded company with its Existing Stock listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “VVUS.” The Debtors maintain their headquarters in Campbell, California and employ approximately sixty employees—fifty-nine salaried, full-time employees, and one hourly full-time employee (collectively, the “Employees”). None of the Employees are subject to a collective bargaining agreement or similar labor agreements. In addition to their regular workforce, the Debtors utilize the services of independent contractors, consultants, and temporary workers sourced from staffing agencies and contract sales organizations (collectively, “Independent Contractors”). As of the date hereof, the Debtors’ Independent Contractors include approximately twenty-three individuals integrated into the Company’s support operations.

There will be four (4) Debtors in the Chapter 11 Cases: VIVUS, Vivus B.V., Vivus Digital, and Vivus Limited. VIVUS is the direct parent of (i) Vivus B.V., a wholly-owned subsidiary incorporated in Amsterdam, Netherlands, (ii) Vivus Digital, a wholly-owned subsidiary incorporated in Delaware, and (iii) Vivus Limited, a wholly-owned subsidiary incorporated in British Columbia, Canada. Vivus B.V. holds certain intellectual property and trademarks and serves as the owner of the Marketing Authorization Application for Qsymia in Sweden, Denmark, Finland, Iceland, Norway, and Poland. Vivus Digital is a subsidiary recently formed in Delaware to facilitate the Company’s telemedicine business. Vivus Limited is the Debtors’ Canadian distributor of Pancrease MT. A diagram illustrating the Debtors’ corporate and capital structure as of the Petition Date is attached as Exhibit C hereto.

More information about the Debtors is available in VIVUS’ Form 10-K annual report, filed on March 3, 2020 for the year ended December 31, 2019, as amended by the Form 10-K/A filed on April 29, 2020, and in its Form 10Q, filed on May 6, 2020.

B.	Directors and Officers

The following table sets forth the names and positions of the Debtors’ executive management team as of the Petition Date:

Name	Position(s)
John Amos	Chief Executive Officer
Mark K. Oki	Senior Vice President, Chief Financial Officer, and Chief Accounting Officer
John L. Slebir	Senior Vice President Business Development, General Counsel, and Secretary
Deborah Larsen	Chief Strategy Officer—Commercial Operations
Santosh T. Varghese	Senior Vice President, Chief Medical Officer
Ted Broman	Vice President, Chemistry, Manufacturing, and Control
Tracy Guo	Vice President, Finance

As of the Petition Date, VIVUS’ board of directors consists of eight members, each of whom are considered independent under Nasdaq standards, other than Mr. Amos, VIVUS’ Chief Executive Officer. The following individuals serve as directors on VIVUS’ board of directors:

•	John P. Amos
•	Karen Ferrell
•	Edward A. Kangas
•	Thomas B. King
•	David Y. Norton
•	Jorge Plutzky, M.D.
•	Herman Rosenman
•	Jill Frizzley[6]

The composition of the board of directors of Reorganized VIVUS will be disclosed in the Plan Supplement in accordance with 11 U.S.C. § 1129(a)(5) prior to the Confirmation Hearing.

C.	Debtors’ Therapies

3.	Qsymia

In July 2012, the Food and Drug Administration (“FDA”) approved Qsymia as an adjunct to a reduced calorie diet and increased physical activity for chronic weight management in adult obese or overweight patients in the presence of at least one weight related comorbidity, such as hypertension, type 2 diabetes mellitus or dyslipidemia (high cholesterol). Qsymia incorporates a proprietary formulation combining low doses of the active ingredients from two approved drugs, phentermine and topiramate. Qsymia is believed to suppress appetite and increase satiety, or the feeling of being full, the two main mechanisms that impact eating behavior.

The Debtors commercialize Qsymia in the United States through a specialty sales force that promotes Qsymia to physicians. In August, 2019, Qsymia was also approved in the Republic of Korea (“South Korea”) by the Company’s commercial partner, Alvogen Malta Operations (ROW) Ltd (“Alvogen”). The Company receives royalties based on net sales of Qsymia in South Korea and is eligible for certain milestone payments. The Company is currently also seeking approval for Qsymia in certain European Union countries.

4.	Pancreaze

Approved in 2010, Pancreaze is a pancreatic enzyme preparation specifically indicated for the treatment of exocrine pancreatic insufficiency (“EPI”). The pancreas produces enzymes to help with the digestion of food. EPI is a condition that results from a deficiency in the production and/or secretion of pancreatic enzymes. Due to a lack of these enzymes, individuals with EPI cannot properly digest the nutrients in food such as fats, proteins, and carbohydrates. EPI is associated with acute or chronic pancreatitis, which constitutes approximately 51% of the EPI market, cystic fibrosis, which constitutes approximately 20% of the EPI market, and pancreatic cancer, which constitutes approximately 11% of the EPI market. There is no cure for EPI and pancreatic enzyme replacement therapy is the primary treatment for the condition.

6 Ms. Jill Frizzley was retained by the Debtors on July 2, 2020 to serve as an independent director on VIVUS’ board of directors (in such capacity, the “Independent Director”) and oversee the Independent Investigation. The board of directors of VIVUS appointed Ms. Frizzley as the Independent Director prior to the Petition Date to oversee the Independent Investigation.

5.	Stendra/Spedra

The Company’s third approved therapy is Stendra/Spedra, an FDA and European Commission (“EC”) approved therapy used to treat erectile dysfunction (“ED”). Stendra and Spedra are trade names for avanafil, an oral phosphodiesterase type 5 inhibitor that the Company has licensed from Mitsubishi Tanabe Pharma Corporation (“MTPC”). The FDA approved Stendra in April 2012 for the treatment of ED in the United States, and, in June 2013, the EC adopted a decision granting marketing authorization for Spedra for the treatment of ED in the European Union.

The Menarini Group, through its subsidiary Berlin Chemie AG, is the Company’s exclusive licensee for the commercialization and promotion of Spedra for the treatment of ED in over forty countries throughout Europe, plus Australia and New Zealand. Metuchen Pharmaceuticals LLC (“Metuchen”) is the Company’s exclusive licensee for the development, commercialization and promotion of Stendra in the United States, Canada, South America, and India. On September 30, 2019, Metuchen provided a written notice of termination of its supply agreement with the Company, effective September 30, 2021.

6.	VI-0106

VI-0106 is a product candidate in clinical development, which is being studied for the treatment of pulmonary arterial hypertension (“PAH”), a chronic, life-threatening disease characterized by elevated blood pressure in the pulmonary arteries—the arteries between the heart and lungs. Currently, lung transplantation is the only option for PAH patients who are not responsive to medical therapy. While currently-approved products treat the symptoms of PAH, they do little to address the underlying pathological cause of the disease.

7.	Overview of Debtors’ Therapies

The Debtors’ approved drugs and investigational drug candidates are summarized as follows:

Drug	Indication	Status	Commercial Rights
Qsymia	Obesity	Commercially available in the United States and South Korea; European marketing authorization application denied in 2014; MAA now submitted on decentralized basis	Worldwide rights available, except in South Korea where rights were licensed to Alvogen
	Adolescent Obesity	Ongoing Phase 4 Study	Worldwide rights available
	Pediatric Obesity	Phase 4 read, FDA discussions ongoing	Worldwide rights available
	Pre-Diabetes	Phase 2 study completed; Phase three-ready	Worldwide rights available
	Obstructive Sleep Apnea	Phase 2 study completed	Worldwide rights available
	NASH	Preclinical	Worldwide rights available
	Bariatric Surgery	Data sets available	Worldwide rights available
Pancreaze	EPI	Commercially available in the U.S. and Canada	U.S. and Canadian rights available
Stendra/Spedra	ED	Commercially available in the U.S. and Europe

Worldwide license from MTPC (excluding certain Asian markets)

U.S., Canada, South America and India commercial rights licensed to

Metuchen

EU, Australia and New Zealand commercial rights licensed to

Menarini Group

VI-0106 (tacrolimus)	PAH	Phase 2a study completed; Phase 2b ready, IND to be filed in 2020	Worldwide rights available

D.	Debtors’ Manufacturers

The Company relies on third-party manufacturers to produce the materials for its active pharmaceutical ingredients (“API”) and tablets. Specifically: Catalent Pharma Solutions, LLC is the Company’s sole supplier of clinical and commercial supplies for Qsymia; Nordmark Arzneimittel GmbH & Co. KG is the Company’s sole source of clinical and commercial supplies for Pancreaze; and Sanofi Chimie S.A. and Sanofi Winthrop Industrie S.A. manufacture and supply the API and tablets, respectively, for Stendra/Spedra on an exclusive basis in the United States, Europe, Latin America, and other territories, excluding Asian territories.

E.	Debtors’ Customers

The Company’s customers primarily consist of wholesale pharmaceutical distributors and a direct-to-patient distribution service. Wholesale pharmaceutical distributors sell the products to retail pharmacies, hospitals, and other customers. In addition, the Company recently teamed with MedVantx Pharmacy Services to provide direct-to-patient distribution services of Qsymia in association with its Qsymia Advantage Program. For the year ended December 31, 2019, three wholesale pharmaceutical distributors—AmerisourceBergen Corporation, McKesson Corporation, and Cardinal Health, Inc.—provided the Company approximately 96% of total gross revenues from the retail channel. Further, the Company continues to see growth of its Qsymia Advantage Program with approximately 34% of total first quarter 2020 Qsymia prescriptions written through the Qsymia Advantage Program (up from approximately 22% in the third quarter of 2019 and 31% in the fourth quarter of 2019).

F.	Industry Competition

The Company faces intense competition in the pharmaceutical market, specifically in the development of alternative therapies for the treatment of obesity and EPI. In addition, some industry competitors or therapy-specific competitors may have greater research and development capabilities as well as substantially greater marketing, financial and human resources than the Company.

There are several chronic weight management therapies that compete with Qsymia, including generic phentermine. In addition, there are other therapies and drugs available to treat type two diabetes and several investigational drug candidates in clinical trials that, upon completion, may similarly become therapy competitors for Qsymia. There are also surgical approaches to treat severe obesity, which are becoming increasingly accepted—e.g., gastric bypass surgery and adjustable gastric banding, or lap bands. In short, the modern consumer has a variety of options to address weight management, all of which act as direct or indirect competitors to Qsymia. Similarly, Pancreaze faces many competitors in its respective therapeutic markets.

G.	Research and Development

The Company regularly and in the ordinary course incurs significant expenses for, among other things, research and development (“R&D”) expenses, administrative expenses related to R&D activities, and clinical trial costs. Further, the benefits of the Company’s R&D costs may not be realized for years to come thereby creating a gap between capital investments and realized benefits. In addition, the Company must grapple with constantly changing government regulations, which can exert significant upward pressure on expenses such as significant and continuing costs associated with achieving regulatory approval in the United States, European Union, and other territories in the form of licensing fees, consultants’ fees, facilities costs, and administrative fees associated with R&D expenses. The Company also incurs significant costs associated with ongoing clinical trials which are recorded as a component of R&D expenses and are expensed as incurred.

H.	Regulation of Debtors’ Business

The Company is subject to regulation by a variety of governmental authorities, including federal, state and local agencies that regulate prescription pharmaceutical products, such as the FDA, which regulates pre- and post-marketing of the Company’s products. The Federal Food, Drug, and Cosmetic Act and its implementing regulations govern, among other things, requirements for the testing, development, manufacturing, quality control, safety, efficacy, approval, labeling, storage, recordkeeping, reporting, distribution, import, export, advertising and promotion of drug products. In addition to laws and regulations enforced by the FDA, the Company is also subject to regulation under National Institutes of Health guidelines as well as under the Controlled Substances Act and implementing regulations from the Drug Enforcement Administration, the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, and other present and potential future federal, state or local laws and regulations, as the Company’s research and development may involve the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds.

I.	Debtors’ Capital Structure and Liabilities

1.	Prepetition Capital Structure

As of the date hereof, the Debtors’ capital structure includes approximately $230.516 million, exclusive of fees and interest, in total funded debt held by the Supporting Noteholder, consisting of: (i) 10.375% Secured Notes due 2024 in the principal amount of approximately $61.351 million and (ii) 4.50% Convertible Note due 2020 in the principal amount of approximately $169.165 million. A diagram illustrating the Debtors’ corporate and capital structure as of the date hereof is attached as Exhibit C hereto.

(a)	Secured Notes

On June 8, 2018, VIVUS, as issuer, the guarantor party thereto, and U.S. Bank National Association, as indenture trustee and collateral agent (the “Secured Notes Trustee”), entered into to that certain indenture (as amended by the First Supplemental Indenture dated as of October 11, 2018, the Second Supplemental Indenture dated as of September 30, 2019, and the third supplemental indenture dated as of April 20, 2020, or otherwise amended, restated or otherwise modified from time to time, the “Secured Notes Indenture”). On July 2, 2020, Athyrium Opportunities III Co-Invest 1 LP and Athyrium Opportunities II Acquisition LP (together, “Athyrium”) and IEH entered into that certain Secondary Purchase and Sale Agreement (“Purchase Agreement”) whereby IEH acquired 100% of the outstanding Secured Notes from Athyrium with the Debtors’ consent in order to facilitate the proposed Restructuring Transactions.

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As of the Petition Date, the aggregate amount outstanding under the Secured Notes Indenture is approximately $64.525, and all of the Secured Notes Claims are held by IEH. The Secured Notes Claims are secured by a lien on substantially all of the Debtors’ assets, other than, among other things, any net operating losses of the Debtors, pursuant to that certain Collateral Agreement, dated as of June 8, 2018, among VIVUS, as the issuer, the guarantors from time to time party thereto, and the Secured Notes Trustee.

(b)	Convertible Note

The Debtors have outstanding unsecured debt obligations under that certain Indenture, dated as of May 21, 2013 (as amended, supplemented, amended and restated or modified from time to time, the “Convertible Note Indenture”) among VIVUS, as the issuer, and Deutsche Bank Trust Company Americas, as trustee (“Convertible Note Trustee”). The Convertible Note matured on May 1, 2020 (the “Convertible Note Maturity Date”), however, as discussed in greater detail herein, the Company and IEH entered into the Noteholder Agreement (as defined below) in advance of the Convertible Note Maturity Date which, among other things, provided the Company a grace period through June 1, 2020 with respect to payment of the principal amount of the Convertible Note (which was later extended through July 13, 2020, the “Grace Period”) but restricted the Debtors ability to solicit third-party interest in potential refinancing transactions. During the Grace Period, the Debtors and the Supporting Noteholder entered into the Restructuring Support Agreement which provided for, among other things, the Debtors with an opportunity to solicit third-party interest in a debt and/or equity transaction(s) that would refinance the Convertible Note in full by June 30, 2020 (the “Permitted Refinancing Deadline”). Ultimately, the Debtors were unable to enter into a transaction that could refinance the Convertible Note in full by the Permitted Refinancing Deadline. Only thereafter did IEH acquire 100% of the outstanding Secured Notes under the Purchase Agreement, with the Company’s consent, to facilitate the Restructuring Transactions. After the Permitted Refinancing Deadline, the Company refocused all resources to finalizing the prepackaged Plan—now possible with IEH’s purchase of the Secured Notes. As of the Petition Date, the aggregate amount outstanding under the Convertible Note Indenture is approximately $170.901 million. IEH is the sole holder of the outstanding Convertible Note Claims.

(c)	Trade and Other General Unsecured Claims

In the ordinary course of business, the Debtors incur various fixed, liquidated, and undisputed payment obligations to various third-party providers of goods and services that facilitate the Debtors’ business operations, as well as all other prepetition Claims against the Company that are not a Secured Notes Claim, Convertible Note Claim or a Claim that is secured, subordinated, or entitled to priority under the Bankruptcy Code. As of the Petition Date, the Debtors estimate that the aggregate amount of General Unsecured Claims outstanding is approximately $27.5 million.

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On May 4, 2020, prior to entering into the Restructuring Support Agreement, the Debtors entered into a promissory note with Celtic Bank Corporation in the principal amount of $1,250,000, in accordance with the Paycheck Protection Program under 13 C.F.R. Part 120 (the “PPP Loan”). The PPP Loan is unsecured and federally guaranteed and bears an interest rate of one percent per annum which started accruing May 4, 2020. The PPP Loan has a maturity date of May 4, 2022. Pursuant to the terms of the PPP Loan, the Debtors may apply for forgiveness of the amount due on the loan in an amount equal to the sum of payroll costs, any payment of interest on a covered mortgage obligation, any payment on a covered rent obligation, and any covered utility payment during the eight-week period beginning on the date of first disbursement of the loan. The PPP Loan was intended to provide the Debtors with much needed liquidity to assist in funding their operations during the COVID-19 pandemic, while also supporting the Debtors efforts to seek a refinancing transaction for the Convertible Note. However, upon execution of the Restructuring Support Agreement, the Debtors no longer required access to the excess liquidity provided under the PPP Loan. Accordingly, with the consent of the Supporting Noteholder, the Debtors have actively attempted to repay or otherwise return the PPP Loan for over a month. As of the Petition Date, however, the Debtors have been unable to return the PPP Loan, but will do so as soon as practicable.

(d)	Equity Ownership

VIVUS has common stock registered under section 12(b) of the Securities Act and, therefore, is a public company that files annual reports with, and furnishes other information to, the SEC. The Debtors’ Existing Stock is currently traded on the Nasdaq under the symbol “VVUS.” As of April 30, 2020, there were 17,867,697 shares of Existing Stock held by 1,438 stockholders of record and no outstanding shares of preferred stock. On July 6, 2020, the last reported sales price of the Existing Stock on the Nasdaq was $0.80 per share. On the Petition Date, the Debtors intend to file the No Trading Motion seeking authority to implement certain procedures and restrictions for trading in Existing Stock after the Petition Date.

(e)	Assets and Liabilities

As further detailed in the financial statements included in the Company’s Quarterly Report on Form 10-Q, and the accompanying notes thereto, filed with the SEC on May 6, 2020, the Company had total assets of approximately $215.908 million and total liabilities of approximately $289.864 million as of March 31, 2020.

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The Company’s condensed consolidated (unaudited) balance sheets as of March 31, 2020 are provided below:

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	March 31,	December 31,
	2020	2019
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$32,854	$32,649
Accounts receivable, net	24,724	22,338
Inventories, net	33,936	33,679
Prepaid expenses and other current assets	6,340	8,134
Total current assets	97,854	96,800
Fixed assets, net	201	233
Right-of-use assets	930	1,135
Intangible and other non-current assets	116,923	120,140
Total assets	$215,908	$218,308
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$11,015	$7,726
Accrued and other liabilities	32,912	32,398
Deferred revenue	1,296	1,249
Current portion of lease liability	741	767
Current portion of long-term debt	181,822	183,006
Total current liabilities	227,786	225,146
Long-term debt	58,910	58,721
Deferred revenue, net of current portion	2,769	3,063
Lease liability, net of current portion	399	602
Total liabilities	289,864	287,532
Commitments and contingencies
Stockholders’ deficit:
Preferred stock; $.001 par value; 5,000 shares authorized; no shares issued and outstanding at March 31, 2020 and December 31, 2019	—	—
Common stock; $.001 par value; 200,000 shares authorized; 10,649 and 10,649 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	11	11
Additional paid-in capital	843,146	842,808
Accumulated other comprehensive income (loss)	108	(35)
Accumulated deficit	(917,221)	(912,008)
Total stockholders’ deficit	(73,956)	(69,224)
Total liabilities and stockholders’ deficit	$215,908	$218,308

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenue:
Net product revenue	$14,697	$13,497
License and milestone revenue	2,000	—
Supply revenue	1,823	1,604
Royalty revenue	1,111	1,045
Total revenue	19,631	16,146

Operating expenses:
Cost of goods sold (excluding amortization)	4,627	4,308
Amortization of intangible assets	3,638	3,638
Sales and marketing	4,233	4,534
General and administrative	6,727	5,284
Research and development	2,445	2,469
Total operating expenses	21,670	20,233
Loss from operations	(2,039)	(4,087)
Interest and other expense, net	3,219	3,870
Loss before income taxes	(5,258)	(7,957)
Benefit from income taxes	(45)	(8)
Net loss	$(5,213)	$(7,949)

Basic and diluted net loss per share:	$(0.49)	$(0.75)
Shares used in per share computation:
Basic and diluted	10,649	10,637

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	March 31,
	2020	2019
Net loss	$(5,213)	$(7,949)
Unrealized gain on securities, net of taxes	—	249
Translation adjustment	143	(1)
Comprehensive loss	$(5,070)	$(7,701)

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III.
KEY EVENTS LEADING TO
COMMENCEMENT OF CHAPTER 11 CASES

As described in greater detail in the Declaration of Mark K. Oki In Support of Debtors’ Chapter 11 Petitions and First Day Relief (the “First Day Declaration”) to be filed on the Petition Date, the commencement of the Debtors’ Chapter 11 Cases is largely on account of unfavorable timing and circumstances beyond the Debtors’ control.7 Beginning in late 2019, the Company began to canvas the market for sources of new capital to refinance the Convertible Note because the Company had insufficient cash on hand to pay the full amount of the outstanding Convertible Note at the Convertible Note Maturity Date (May 1, 2020). The Company received several offers from interested parties, engaged in productive negotiations with various financing sources and expected to close a refinancing transaction by mid/late April 2020. However, in mid-March 2020, the COVID-19 global pandemic upended the financial markets and caused the interested parties to significantly reduce the amount of their investment. In addition, on April 1, 2020, the Company announced that it had raised some capital through a direct offering for the sale of issued common stock in VIVUS; however, after initial, productive conversations with IEH—the largest holder of the Convertible Note—the Company suspended its capital raise efforts to pursue a potential transaction with IEH. As a result, the Company’s refinancing efforts came to a standstill.

With the Convertible Note Maturity Date still looming and insufficient cash on hand to pay the outstanding Convertible Note in full, the Company accelerated its contingency planning and contemplated filing for chapter 11 protection. During this time, the Company entered into active discussions with IEH, as the holder of approximately $170.1 million of the $181.6 million outstanding principal amount of Convertible Note set to mature on the Convertible Note Maturity Date. As a result of these discussions, both parties came to the understanding that an extension of time was necessary to further negotiate a potential consensual deal. Accordingly, on April 29, 2020, the Company and IEH entered into that certain Material Definitive Agreement with the Convertible Note Trustee and IEH (the “Noteholder Agreement”) pursuant to which IEH agreed, among other things, to grant the Company the Grace Period with respect to payment of the principal amount of the Convertible Note through June 1, 2020, which was later extended through July 13, 2020 pursuant to the Restructuring Support Agreement. The Noteholder Agreement provided IEH with certain exclusive rights with respect to the Debtors’ refinancing efforts. Notwithstanding IEH, and with IEH’s consent, all outstanding holders of the Convertible Note were repaid in full on the Convertible Note Maturity to facilitate the Restructuring Transactions. As a result, IEH became the sole holder of the Convertible Note so that a plan could be negotiated consensually.

7 Capitalized terms used but not defined in Article III – Key Events Leading to Commencement of Chapter 11 Cases of this Disclosure Statement have the meanings ascribed thereto in the First Day Declaration.

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The effect of the above was to provide the Debtors with 62 days of forbearance in order to continue their prepetition effort to refinance the Convertible Note while the Debtors and IEH concurrently negotiated the Plan as a contingency. During this time, the Debtors and the Supporting Noteholder entered into the Restructuring Support Agreement which provided the Debtors with flexibility to solicit third-party interests in both debt and equity transactions that would refinance the Convertible Note by the Permitted Refinancing Deadline provided for in the Restructuring Support Agreement. But in late June 2020, recognizing that they would be unable to raise sufficient capital to refinance the Convertible Note in advance of the Permitted Refinancing Deadline, the Debtors terminated their refinancing efforts shortly before the deadline. The Debtors and IEH then pivoted to finalizing preparations to effectuate the Restructuring. In addition, to facilitate a “ride-through” prepackaged Plan that would significantly streamline the Restructuring, IEH acquired the Secured Notes with the Debtors’ consent and became the sole Secured Noteholder. Pursuant to the terms of the Restructuring Support Agreement, the Debtors will file these Chapter 11 Cases to implement the Restructuring Transactions contemplated in the Plan attached to the Restructuring Support Agreement (annexed as Exhibit B hereto).

A.	Impact of COVID-19

The Company has experienced both downward pressure on sales and a freeze on the Company’s refinancing efforts as a result of the COVID-19 pandemic.

1.	Impact on Company’s Operations

The spread of COVID-19 has forced physicians to prioritize combating COVID-19 and reduce non-emergency in-person patient consultations. In addition, nationwide stay-at-home orders have resulted in a significant reduction in in-patient consultations and pharmacy foot traffic. In light of these changes in consumer behavior, the Company accelerated the launch of its telemedicine and remote-monitoring modules of the VIVUS Health Platform. On March 31, 2020, together with the creation of Vivus Digital, the Company launched telemedicine and remote-monitoring modules to enable physicians to continue to prescribe the Company’s therapies to patients without having an in-person check-up. The telemedicine and remote monitoring modules are designed to leverage normal clinical practices without disrupting routine clinical operations. While the patient-physician interaction takes place virtually through the VIVUS Health Platform, powered by Vital Care, Inc., all other activities, such as scheduling, patient administration, billing, etc., take place utilizing existing clinic processes and resources. The telemedicine module is configured for easy and rapid activation, allowing physician offices and clinics to implement the VIVUS Health Platform with minimal effort. During the COVID-19 pandemic, and after, the VIVUS Health Platform will enable participating physicians to conduct virtual office visits, regardless of whether the patient is prescribed a VIVUS product. The monitoring technology remotely and passively captures information on up to eight vital signs. Two of these vital signs, oxygen level readings and temperature, are leading indicators of COVID-19 infection, while blood pressure and weight are predictive of increased risk of negative outcomes related to COVID infection. The Company believes that the monitoring technology and remote modules will be vital in helping physicians provide better care for their patients during the COVID-19 pandemic and beyond.

The COVID-19 pandemic continues to have a negative impact on the Company’s critical domestic and global partners as a result of world-wide stay-at-home and social distancing efforts. In addition, international ports of entry and borders are enforcing significant restrictions on transportation and shipping which may critically impact the Company’s international supply chain.

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2.	Impact on Company’s Refinancing Efforts

In the fall of 2019, realizing that the concentrated efforts to turnaround the business would not, on its own, generate sufficient cash in time to repay the Convertible Note by the Convertible Note Maturity Date, the Company commenced efforts to refinance its capital structure. In October 2019, the Company engaged Piper Sandler & Co. (“Piper Sandler”) to, among other things, canvas the market for refinancing options. Piper Sandler initially reached out to ninety-three investors to begin discussions around a possible refinancing. By early December 2019, the Company received feedback from and entered into non-disclosure agreements (“NDAs”) with several interested investors. By mid-December 2019, the Company had a term sheet for a senior capital investment and by mid-January 2020, with shifting dynamics and interest, Piper Sandler began its search for a complementary junior capital investment. By February 4, 2020, the Company had contacted 101 potential investors and executed forty-seven NDAs. The Company exchanged diligence and financial information with several interested parties and conducted several calls and discussions with such parties.

In February 2020, the Company had term sheets for both a senior and junior capital investment. Piper Sandler, the Company, and legal counsel progressed negotiations with these interested parties but, by March 20, 2020, one of the potential investors informed Piper Sandler that they were no longer able to proceed in the process due to market turbulence resulting from the COVID-19 pandemic, and the Company’s financing efforts stalled due to unforeseen circumstances beyond its control.

Thereafter, after the execution of the Restructuring Support Agreement, the Company again sought to refinance the Convertible Note prior to the Permitted Refinancing Deadline. Piper Sandler negotiated and managed a debt raising process as a component of this subsequent refinancing effort. In connection therewith, a potential lender conducted a detailed business and legal due diligence review. The potential lender also participated in several calls with the Company and the Piper Sandler team. Ultimately, the Company and this potential lender, with the assistance of Piper Sandler, negotiated an uncommitted term sheet for a senior capital investment. Simultaneously, the Company, through another broker, conducted an equity raising process as another component of this refinancing effort. Unfortunately, however, the Company was unable to obtain interest in an aggregate investment sufficient to repay the Convertible Note in full in cash prior to the expiration of the Permitted Refinancing Deadline. Accordingly, the Company terminated this latest refinancing process on June 29, 2020.

B.	Stakeholder Discussions

In the lead up to this Solicitation, and the intended initiation of the Chapter 11 Cases, the Debtors continued to assess all available alternatives, preserving optionality wherever possible while evaluating the feasibility and merits of each potential path. To that end, the Debtors engaged with their key creditors before commencing the Solicitation and Chapter 11 Cases.

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1.	Athyrium Discussions

In advance of the Convertible Note Maturity Date, the Debtors initiated discussions with Athyrium, then the holder of the Secured Notes, regarding the consensual use of cash collateral. However, prior to the Convertible Note Maturity, the Debtors and IEH executed the Noteholder Agreement, which, among other things, provided the Grace Period as the Debtors continued ongoing discussions regarding a potential consensual restructuring of the Company. As a result, the immediate need to file for chapter 11 and use Athyrium’s cash collateral was alleviated. Following the execution of the Noteholder Agreement, the Debtors and IEH entered into the Restructuring Support Agreement. After committing to support the Debtors’ proposed restructuring efforts, IEH engaged in discussions with Athyrium regarding the outstanding Secured Notes. As a result of such discussions, IEH and Athyrium entered into the Purchase Agreement whereby IEH acquired 100% of the outstanding Secured Notes from Athyrium with the Company’s consent, which facilitated the prepackaged Plan.

2.	Negotiations with IEH

On April 29, 2020, the Company and IEH entered into the Noteholder Agreement pursuant to which the Company, on May 1, 2020, among other things: (a) paid at maturity $11.3 million of principal of the Convertible Note held by noteholders other than IEH and (b) paid all the holders of the Convertible Note in the aggregate amount of approximately $4 million in accrued and unpaid interest. Importantly, pursuant to the terms of the Noteholder Agreement, IEH agreed to forbear from taking certain enforcement actions against the Company during the Grace Period with respect to the Company’s failure to pay the full amount of Convertible Note principal on the Convertible Note Maturity Date and the Company and IEH agreed to use the Grace Period to further discuss a potential restructuring of the Company, including a potential chapter 11 filing absent a refinancing in full of the Convertible Note. The Company was required to repay approximately $1 million of the principal amount of the Convertible Note in connection with the execution of the Restructuring Support Agreement. During the Grace Period, the Debtors again attempted to, but ultimately could not, refinance the Convertible Note (as described above) and concurrently engaged in substantial negotiations with IEH that ultimately led to the parties’ execution of an amended and restated Restructuring Support Agreement on July 6, 2020. To facilitate the Restructuring Transactions contemplated by the Restructuring Support Agreement, on July 2, 2020 IEH entered into the Purchase Agreement whereby it became the holder of 100% of the Debtors’ outstanding Secured Notes (in addition to the Convertible Note).

Pursuant to the terms of the Secured Notes Indenture, as the holder of the Secured Notes, IEH has a security interest in substantially all of the Debtors’ assets, including the cash collateral, subject to certain exceptions. In accordance with the terms of the Plan and, subject to Bankruptcy Court approval of the Cash Collateral Orders, IEH has agreed to provide the Debtors’ with access to cash collateral, which is critical for the success of the Chapter 11 Cases. Without immediate access to the use of cash collateral, the Debtors would be unable to continue operating in the ordinary course of business.

C.	Restructuring Support Agreement and Plan

Pursuant to the Restructuring Support Agreement, the Company would seek to refinance the Convertible Note by the Permitted Refinancing Deadline (June 30, 2020), and to the extent the Company failed to consummate such refinancing by that date, the Company would commence a case under chapter 11 of the Bankruptcy Code and pursue a plan of reorganization consistent with the Term Sheet no later than July 13, 2020.

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As discussed above, following the execution of the Restructuring Agreement, IEH acquired 100% of the outstanding Secured Notes under the Purchase Agreement, thereby facilitating a potential prepackaged chapter 11 plan in the event the Company was unable to refinance the Convertible Note by the Permitted Refinancing Deadline. On June 29, 2020 the Company aborted these refinancing efforts, and engaged in increased discussions with the Supporting Noteholder regarding a potential prepackaged plan. On July 6, 2020 the Debtors and the Supporting Noteholder entered into an amending agreement to the Restructuring Support Agreement which provides the terms of the Plan as a prepackaged plan and the Solicitation timeline contemplated herein. The Plan provides that holders of Allowed General Unsecured Claims and priority secured creditors other than IEH will be paid in full in the ordinary course and holders of Existing Stock will be eligible to take part in the Existing Stock Settlement subject to certain conditions.

The Restructuring Support Agreement states that IEH, as the Supporting Noteholder, will agree to vote in favor of the Plan. In addition, as set forth in the Restructuring Support Agreement, IEH agreed to provide funding for the Company’s reorganization efforts through the consensual use of cash collateral. The Restructuring contemplated by the Restructuring Support Agreement, as further detailed in the Plan, will effectuate a debt-for-equity swap that deleverages the Company’s balance sheet, increases its liquidity, and allows the Company to continue operating in the ordinary course of business with minimal disruption during the Chapter 11 Cases.

The Restructuring Support Agreement, as amended, provides that the Supporting Noteholder will agree to vote in favor of the Company’s Plan on the following terms:

•	voting to accept, or otherwise supporting, the Plan;

•	agreeing to provide the releases set forth in the Plan and, regardless of whether the Bankruptcy Court approves such releases, agreeing not to pursue any claims against the Released Parties, including the current and former directors and officers of the Company;

•	supporting and taking all commercially reasonable steps to consummate the Plan and Exit Facility;

•	negotiating in good faith and using all commercially reasonable efforts to negotiate, execute and deliver such other related Definitive Documents (as defined in the Restructuring Support Agreement) as may be required to implement the Restructuring Transactions and obtain entry of the Confirmation Order;

•	refraining from taking any action that is inconsistent in any material respect with, or is intended to frustrate, delay or impede in any material respect the timely approval and entry of the Confirmation Order and consummation of the Restructuring Transactions;

•	agreeing to certain procedures governing the transfer of the claims or interests held by the Supporting Noteholder; and

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•	agreeing to forbear from taking any Enforcement Actions (as defined in the Restructuring Support Agreement) that are inconsistent with the Supporting Noteholder’s obligations under the Restructuring Support Agreement.

Together, the Restructuring Support Agreement and the Plan provide a pathway toward a comprehensive restructuring of the Debtors’ prepetition obligations, preserve the going-concern value of the Debtors’ business, maximize creditor recoveries, and provide for a distribution to the Debtors’ stakeholders in amounts greater than would likely be available under an alternative restructuring transaction, all while minimizing disruption to day-to-day operations. Importantly, the Debtors’ obligations under the Restructuring Support Agreement remain subject to their fiduciary duties as debtors and debtors in possession to maximize the value of their estates.

IV.
ANTICIPATED EVENTS DURING CHAPTER 11 CASES

On the Petition Date, in accordance with the Restructuring Support Agreement, the Debtors intend to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The filing of the petitions will commence the Chapter 11 Cases, at which time the Debtors will be afforded the benefits and become subject to the limitations of the Bankruptcy Code.

A.	Commencement of Chapter 11 Cases

1.	First Day Motions

On the Petition Date, the Debtors intend to file multiple motions (the “First Day Motions”) seeking various relief from the Bankruptcy Court to enable a seamless transition between the Debtors’ prepetition and postpetition business operations and to facilitate a smooth reorganization through the Chapter 11 Cases and implementation of the Plan. A detailed description of the First Day Motions is set forth in the First Day Declaration. Pursuant to the First Day Motions, the Debtors intend to request authority to, among other things:

•	pay certain prepetition taxes and assessments;

•	pay prepetition obligations of vendors and trade creditors;

•	continue certain customer programs, promotions, and practices;

•	establish procedures for utility companies to request adequate assurance of payment and to prohibit utility companies from altering or discontinuing service;

•	continue insurance programs and the processing of workers’ compensation claims;

•	continue paying employee wages and benefits;

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•	continue the use of the Debtors’ cash management system, bank accounts, and business forms; and

•	impose certain restrictions and notification requirements with respect to the beneficial ownership of Existing Stock.

2.	Cash Collateral Motion

On the Petition Date, the Debtors also intend to bring a motion seeking Bankruptcy Court approval of the Cash Collateral Order. The Debtors intend to initiate these Chapter 11 Cases with sufficient cash on hand to fund the costs of the anticipated cases and implement the Restructuring Transactions contemplated in the Plan. Access to the use of cash collateral is critical to ensure that the Debtors have sufficient liquidity to operate their business and implement the Restructuring Transactions as provided in the Plan. Through their access to the use of cash collateral under the Cash Collateral Order, which is subject to Bankruptcy Court approval, the Debtors expect to have adequate liquidity to continue operating their business as a going concern, finance their Chapter 11 Cases and consummate the Plan.

3.	Restructuring Support Agreement Assumption Motion

By no later than July 10, 2020, the Debtors intend to file a motion seeking authority to assume the Restructuring Support Agreement. As described herein, the Restructuring Support Agreement is the result of fruitful discussions between the Debtors and the Supporting Noteholder and reflects a sound exercise of the Debtors’ business judgement.

4.	Other Procedural Motions and Retention of Professionals

The Debtors also intend to file several other motions that are common in chapter 11 cases of similar size and complexity as the Chapter 11 Cases on the Petition Date, or shortly thereafter, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

5.	Independent Investigation

On July 2, 2020, the Debtors retained Ms. Jill Frizzley to serve as an independent director (in such capacity, the “Independent Director”) on the Debtors’ board of directors to oversee the Independent Investigation. The Debtors intend to appoint Ms. Frizzley as the Independent Director by way of resolution on or about the Petition Date. Ms. Frizzley has experience serving as an Independent Director, having served on, among others, the board of Dura Automotive Systems, Hudson Technologies, Inc., EYP Architecture & Engineering, and Macy’s Retail Holdings, LLC.

With respect to the Independent Investigation into potential claims and causes of action against the Debtors, RLF will communicate with and report its findings solely to Ms. Frizzley as the Independent Director. The Debtors reserve the right to amend the release provisions provided in the Plan pending the findings of the Independent Investigation; provided that, pursuant to the Restructuring Support Agreement, any amendments or modifications to the Plan are subject to the Supporting Noteholder’s consent.

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V.
SUMMARY OF PLAN

A.	General

This Article of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit A. This summary is qualified in its entirety by reference to the Plan. YOU SHOULD READ THE PLAN IN ITS ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

In general, a chapter 11 plan (a) divides claims and equity interests into separate classes, (b) specifies the consideration that each class is to receive under the plan and (c) contains other provisions necessary to implement the plan. Under the Bankruptcy Code, “claims” and “equity interests,” rather than “creditors” and “shareholders,” are classified because creditors and shareholders may hold claims and equity interests in more than one class. Under section 1124 of the Bankruptcy Code, a class of claims is “impaired” under a plan unless the plan (i) leaves unaltered the legal, equitable, and contractual rights of each holder of a claim in such class or (ii) provides, among other things, for the cure of certain existing defaults and reinstatement of the maturity of claims in such class. Only holders of Claims in Class 3 and Class 4 are entitled to vote to accept or reject the Plan. Ballots are being furnished herewith to all holders of Claims in Class 3 or Class 4 that are entitled to vote to facilitate their voting to accept or reject the Plan. Holders of Claims in Classes 1, 2, 5, and 6 (if so treated) are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject the Plan. Holders of Claims and Interests in Classes 6 (if so treated) and 7 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject the Plan.

B.	Administrative Expense Claims, Fee Claims, Priority Tax Claims, and Restructuring Expenses

1.	Treatment of Administrative Expense Claims

Except to the extent an Allowed Administrative Expense Claim already has been paid during the Chapter 11 Cases or a holder of an Allowed Administrative Expense Claim, together with the Debtors and the Supporting Noteholder, agrees to less favorable treatment with respect to such holder’s Claim, each holder of an Allowed Administrative Expense Claim shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, its Allowed Administrative Expense Claim, Cash equal to the unpaid portion of its Allowed Administrative Expense Claim, to be paid on the latest of: (i) the Effective Date, or as soon as reasonably practicable thereafter, if such Administrative Expense Claim is Allowed as of the Effective Date; (ii) the date such Administrative Expense Claim is Allowed, or as soon as reasonably practicable thereafter, if Allowed after the Effective Date; provided, however, that Allowed Administrative Expense Claims that arise postpetition in the ordinary course of the Debtors’ businesses shall be paid in the ordinary course of business, in each instance subject to and in accordance with the Cash Collateral Orders (including any budget attached thereto) and the terms and conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions; or (iii) such other date as may be agreed upon between the Debtors (with the reasonable consent of the Supporting Noteholder) or the Reorganized Debtors, as the case may be, and the holder of such Allowed Administrative Expense Claim.

Except as otherwise provided in Section 2.1 of the Plan, requests for payment of Administrative Expenses Claims must be filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Expense Claims Bar Date; provided that the Administrative Expense Claims Bar Date does not apply to Administrative Expense Claims arising in the ordinary course of business as conducted prior to the Petition Date.

HOLDERS OF ADMINISTRATIVE EXPENSE CLAIMS THAT are required to, but DO NOT, FILE AND SERVE A REQUEST FOR PAYMENT OF SUCH ADMINISTRATIVE EXPENSE CLAIMS BY THE ADMINISTRATIVE EXPENSE CLAIMS BAR DATE SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH ADMINISTRATIVE EXPENSE CLAIMS AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE ESTATES, OR THE ASSETS OR PROPERTY OF ANY OF THE FOREGOING, and such ADMINISTRATIVE EXPENSE CLAIMS SHALL BE DISCHARGED AS OF THE EFFECTIVE DATE.

2.	Treatment of Fee Claims

(a)               All Professional Persons seeking approval by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b)(2), or 1103 of the Bankruptcy Code shall (i) file, on or before the date that is thirty (30) days after the Effective Date, their respective applications for final allowances of compensation for services rendered, and reimbursement of expenses incurred between the Petition Date and the Effective Date and (ii) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court; provided, however, that any payment in respect of a final fee application shall be made after the entry of a Final Order approving such application and delineating the unpaid portion of fees and expenses with respect to such Professional Person. The Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

(b)               On or before the Effective Date, the Debtors shall establish the Fee Escrow Account.  On the Effective Date, the Debtors shall fund the Fee Escrow Account with Cash equal to the Professional Persons’ good faith estimates of their actual, unpaid Fee Claims as of the Effective Date, provided that the Professional Persons shall deliver such good faith estimate and a detailed calculation thereof to the Debtors and counsel to the Supporting Noteholder no later than five (5) Business Days prior to the Effective Date.  Funds held in the Fee Escrow Account shall not be considered property of the Debtors’ Estates or property of the Reorganized Debtors, but shall revert to the Reorganized Debtors only after all Fee Claims allowed by the Bankruptcy Court have been irrevocably paid in full.  To the extent surplus funds remain in the Fee Escrow Account after all Fee Claims have been resolved by the Bankruptcy Court or settled, such funds shall be returned to the Reorganized Debtors. The Fee Escrow Account shall be held in trust for Professional Persons and for no other Person until all Fee Claims Allowed by the Bankruptcy Court have been paid in full. Fee Claims shall be paid in full, in Cash, in such amounts as are allowed by order of the Bankruptcy Court (i) within 3 Business Days of the date upon which a Final Order relating to any such Allowed Fee Claim is entered or (ii) on such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable. The Debtors’ obligations with respect to Fee Claims shall not be limited by nor deemed limited to the balance of funds held in the Fee Escrow Account.  To the extent that funds held in the Fee Escrow Account are insufficient to satisfy the amount of accrued Fee Claims owing to the Professional Persons pursuant to a Final Order of the Bankruptcy Court such Professional Persons shall have an Allowed Fee Claim for any such deficiency, which shall be satisfied in accordance with Section 2.2 of the Plan.  No Liens, Claims, or interests shall encumber the Fee Escrow Account in any way.

(c)               Any objections to Fee Claims shall be served and filed (i) no later than twenty one (21) days after the filing of the final applications for compensation or reimbursement or (ii) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

3.	Treatment of Priority Tax Claims

Except to the extent a holder of an Allowed Priority Tax Claim, together with the Debtors (and the Supporting Noteholder) or Reorganized Debtors, as applicable, agrees to a different treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Priority Tax Claim, each such holder shall be paid, at the option of the Debtors (and the Supporting Noteholder) or Reorganized Debtors, as applicable, the unpaid portion of the Allowed Priority Tax Claim to the extent such Claims are Allowed, (i) in the ordinary course of the Debtors’ business, consistent with past practice, (ii) paid in full in Cash on the Effective Date, or (iii) in installment payments over a period of time not to exceed five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code.

4.	Treatment of Cash Collateral Claims

The Cash Collateral Claims are Allowed in the full amount due and owing on the Effective Date under the Cash Collateral Orders, including any Claims for diminution in value of the Collateral securing the Secured Notes, and reasonable and documented fees, expenses, costs, and other charges. On the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Cash Collateral Claim, each Allowed Cash Collateral Claim shall be paid in full in Cash with the proceeds of the Exit Facility.

5.	Payment of Restructuring Expenses

(a)               The Restructuring Expenses are Allowed Administrative Expense Claims and shall be paid in full in Cash in accordance with the Cash Collateral Orders or the terms of the Restructuring Support Agreement, as applicable, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, and without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated in good faith prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses, which are payable in full by the Debtors regardless of any estimation with any excess of estimated amounts over actual amounts to be reverted to the Reorganized Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay when due and in the ordinary course (before or after the Effective Date), Restructuring Expenses related to implementation, consummation, and defense of the Plan, whether incurred before, on or after the Effective Date.

(b)               To the extent not previously paid pursuant to a Cash Collateral Order, all fees and expenses, and charges of the Supporting Unsecured Noteholder and the Convertible Note Trustee arising and payable under that certain Convertible Notes Indenture shall be paid in Cash on or prior to the Effective Date.

C.	Classification of Claims and Interests

1.	Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, however, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

2.	Formation of Debtor Groups for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal entities, or cause the transfer of any Assets; and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities.

3.	Summary of Classification of Claims and Interests

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are (i) Impaired and Unimpaired under the Plan, (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to accept or reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Priority Tax Claims, Fee Claims, and Cash Collateral Claims have not been classified. The classification of Claims and Interests set forth herein shall apply separately to each Debtor.

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Other Priority Claims	Unimpaired	No (Presumed to Accept)
Class 2	Other Secured Claims	Unimpaired	No (Presumed to Accept)
Class 3	Secured Notes Claims	Impaired	Yes
Class 4	Convertible Note Claims	Impaired	Yes
Class 5	General Unsecured Claims	Unimpaired	No (Presumed to Accept)
Class 6	Intercompany Claims	Impaired or Unimpaired	No (Presumed to Accept or Deemed to Reject)
Class 7	Interests	Impaired	No (Deemed to Reject)
Class 8	Subordinated Claims	Impaired	No (Deemed to Reject)

4.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

5.	Elimination of Vacant Classes

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

6.	Voting; Presumptions; Solicitation

(a)               Acceptance by Certain Impaired Classes. Only holders of Claims in Classes 3 and 4 are entitled to vote to accept or reject the Plan. An Impaired Class of Claims shall have accepted the Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. Holders of Claims in Classes 3 and 4 shall receive ballots containing detailed voting instructions.

(b)               Presumed Acceptance by Unimpaired Classes. Holders of Claims in Classes 1, 2, 5, and 6 (if so treated) are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject the Plan.

(c)               Deemed Rejection by Certain Impaired Classes. Holders of Claims and Interests in Classes 6 (if so treated), 7, and 8 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject the Plan.

7.	Cramdown

As to any Class deemed to reject the Plan, the Debtors shall seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code. If a controversy arises as to whether any Claims or Interests, or any class of Claims or Interests, are impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

8.	No Waiver

Nothing contained in the Plan shall be construed to waive a Debtors’ or other Person’s right to object on any basis to any Claim.

D.	Treatment of Claims and Interests

1.	Class 1: Other Priority Claims

(i)                 Classification: Class 1 consists of Other Priority Claims.

(ii)              Treatment: Except to the extent that a holder of an Allowed Other Priority Claim, together with the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Priority Claim, each such holder shall be paid, to the extent such Claim has not already been paid at the option of the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable, (a) in full in Cash (or in kind as to benefits of continuing employees) on or as soon as reasonably practicable after (i) the Effective Date, (ii) the date on which such Other Priority Claim against the Debtor becomes Allowed, or (iii) such other date as may be ordered by the Bankruptcy Court, or (b) be Reinstated on the Effective Date.

(iii)            Impairment and Voting: Allowed Other Priority Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Priority Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders shall not be solicited with respect to such Allowed Other Priority Claims.

2.	Class 2: Other Secured Claims

(iv)             Classification: Class 2 consists of Other Secured Claims.

(v)               Treatment: Except to the extent that a holder of an Allowed Other Secured Claim, together with the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Secured Claim, at the option of the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable, (i) such holder shall receive payment in Cash in an amount equal to such Allowed Other Secured Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Other Secured Claim shall be Reinstated, (iii) the Debtors (with the consent of the Supporting Noteholder) or the Reorganized Debtors, as applicable, shall return to such holder its Collateral, or (iv) such other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(vi)             Impairment and Voting: Allowed Other Secured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders shall not be solicited with respect to such Allowed Other Secured Claims.

3.	Class 3: Secured Notes Claims

(i)                 Classification: Class 3 consists of Secured Notes Claims.

(ii)              Allowance: The Secured Notes Claims are Allowed in an amount not less than $64,524,636.10 (sixty-four million, five hundred and twenty-four thousand, six hundred and thirty-six United States Dollars and ten cents), which Allowed Claims shall include principal, interest, fees, premiums, reasonable and documented fees, expenses, costs, and other charges of the Secured Notes Trustee and the Supporting Secured Noteholder or otherwise arising and payable under that certain Secured Notes Indenture.

(iii)            Treatment: In full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Secured Notes Claim, on the Effective Date:

(A)	The $61,351,000 (sixty-one million, three hundred and fifty-one thousand United States Dollars) principal amount of the Secured Notes Claims shall at the option of the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable be (a) paid in full in Cash from the proceeds of the Exit Facility or (b) exchanged dollar for dollar for new debt under the Exit Facility; and

(B)	All unpaid prepayment premium, the applicable payment date fee, and accrued interest (collectively, in an amount not less than $3,173,636.10 (three million, one hundred seventy-three thousand, six hundred and thirty-six United States Dollars and ten cents)), plus interest, reasonable and documented fees, expenses, costs, and other charges of the Secured Notes Trustee and the Supporting Secured Noteholder arising and payable under that certain Secured Notes Indenture shall be paid in full in Cash by the Debtors on the Effective Date from the proceeds of the Exit Facility.

(iv)             Impairment and Voting: The Secured Notes Claims are Impaired. Holders of Secured Notes Claims are entitled to vote on the Plan.

4.	Class 4: Convertible Note Claims

(i)                 Classification: Class 4 consists of Convertible Note Claims.

(ii)              Allowance: The Convertible Note Claims are Allowed in an amount not less than $170,901,327.85 (one hundred and seventy million, nine hundred and one thousand three hundred and twenty seven United States Dollars and eighty five cents), plus interest, fees and expenses (including the Supporting Unsecured Noteholder’s and Convertible Note Trustee’s reasonable attorneys’ and other advisor fees and expenses).

(iii)            Treatment In full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Convertible Note Claims, on the Effective Date (i) the holder of the Convertible Note shall receive 100% of the Reorganized VIVUS Equity and (ii) any fees and expenses (including the Supporting Unsecured Noteholder’s and Convertible Note Trustee’s reasonable attorneys’ and other advisor fees and expenses) shall be paid in accordance with Section 2.5(b) of the Plan.

(iv)             Impairment and Voting: The Convertible Note Claims are Impaired. Holders of Convertible Note Claims are entitled to vote on the Plan.

5.	Class 5: General Unsecured Claims

(i)                 Classification: Class 5 consists of General Unsecured Claims.

(ii)              Treatment: Except to the extent that a holder of a General Unsecured Claim agrees to less favorable treatment with the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed General Unsecured Claim, the Debtors shall continue to pay or dispute each Allowed General Unsecured Claim in the ordinary course of business after the Effective Date as if the Chapter 11 Cases had never been commenced.

(iii)            Impairment and Voting: Allowed General Unsecured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders shall not be solicited with respect to such Allowed General Unsecured Claims.

6.	Class 6: Intercompany Claims

(i)                 Classification: Class 6 consists of Intercompany Claims.

(ii)              Treatment: Intercompany Claims shall be reinstated, cancelled, compromised, or provided such other treatment as determined by the Reorganized Debtors.

(iii)            Impairment and Voting: Allowed Intercompany Claims are Impaired or Unimpaired. The holders of Allowed Intercompany Claims are either (i) deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan or (ii) conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan. The votes of such holders shall not be solicited with respect to such Allowed Intercompany Claims.

7.	Class 7: Interests

(i)                 Classification: Class 7 consists of Interests.

(ii)              Treatment: All Interests shall be canceled and holders of Interests shall receive no distributions under the Plan on account of such Interests; provided, however, that holders of Existing Stock as of the Existing Stock Record Date may participate in the Existing Stock Settlement, if eligible, on the terms and conditions described in Section 5.3 the Plan.

(iii)            Impairment and Voting: Interests are Impaired. In accordance with section 1126(g) of the Bankruptcy Code, holders of Interests are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders shall not be solicited.

8.	Class 8: Subordinated Claims

(iv)             Classification: Class 8 consists of Subordinated Claims.

(v)               Treatment: Subordinated Claims are subordinated to the level of Existing Stock pursuant to section 510(b) of the Bankruptcy Code and discharged under the Plan, and holders of Subordinated Claims shall receive no distributions under the Plan on account of such Claims.

(vi)             Impairment and Voting: Subordinated Claims are Impaired. In accordance with section 1126(g) of the Bankruptcy Code, holders of Subordinated Claims are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders shall not be solicited.

E.	Means for Implementation

1.	Separate Plans

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor.

2.	No Substantive Consolidation

The Plan is being proposed as a joint plan of reorganization of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan of reorganization for each Debtor. The Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan.

3.	Compromise and Settlement of Claims, Interests, and Controversies

(a)               Pursuant to section 363 and 1123(b)(2) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of Claims, Interests, and controversies relating to the contractual, legal, equitable, and subordination rights that a creditor or an Interest holder may have with respect to any Claim or Interest or any distribution to be made on account of an Allowed Claim or Allowed Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of such Claims and Interests, and is fair, equitable, and reasonable.

(b)               The settlement described below (the “Existing Stock Settlement”) is one of the compromises and settlements effectuated by this Plan pursuant to Section 5.3 of the Plan:

(i)                 Classification: Class 7 consists of Interests.

(ii)              If a holder of Existing Stock as of the Existing Stock Record Date satisfies the Existing Stock Settlement Conditions, such holder shall receive, in exchange for the surrender or cancellation of its Interests, discharge of any Subordinated Claims without distribution, and release by such holder of the Released Parties as provided in Section 10.7 of the Plan, its pro rata share of the Existing Stock Cash and a Contingent Value Right on a per share (of Existing Stock) basis. Any Person that acquires Existing Stock after the Existing Stock Record Date shall not be entitled to receive any consideration from the Debtors, the Reorganized Debtors, or any other Person under the Existing Stock Settlement;

(iii)            Any holder of Existing Stock that participates in the Existing Stock Settlement shall have assigned to the Reorganized Debtors any right or interest to recovery or payment on account of its Interests or Subordinated Claims other than as set forth in Section 5.3(b)(i); and

(iv)            In the event that a holder of Existing Stock fails to satisfy the Existing Stock Settlement Conditions at any time, such holder shall not be entitled to any consideration under the Existing Stock Settlement (i.e., no Contingent Value Right shall be issued to such holder and no other holder of Existing Stock may receive such Contingent Value Right, and such holder shall not receive its pro rata share of the Existing Stock Cash, with the total amount of the Existing Stock Cash reduced accordingly) and, if applicable, such holder shall immediately return and forfeit to the Reorganized Debtors all prior payment of Existing Stock Cash and any Contingent Value Right received shall be automatically cancelled and be void ab initio without further action by the Debtors or Reorganized Debtors.

(c)               The settlement described in Section 8.5 is one of the compromises and settlements effectuated by this Plan pursuant to this Section 5.3.

4.	Subordinated Claims Bar Date

Subordinated Claims must be filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Subordinated Claims Bar Date.

HOLDERS OF SUBORDINATED CLAIMS THAT FILE AND SERVE A REQUEST FOR PAYMENT OF SUCH SUBORDINATED CLAIMS SHALL NOT BE ENTITLED TO ASSERT OR OBTAIN ANY RECOVERY OR PAYMENT UNDER THE PLAN, AND SUCH SUBORDINATED CLAIMS SHALL BE DISCHARGED. HOLDERS OF SUBORDINATED CLAIMS THAT DO NOT FILE AND SERVE A REQUEST FOR PAYMENT OF SUCH SUBORDINATED CLAIMS BY THE SUBORDINATED CLAIMS BAR DATE SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING OR OBTAINING ANY RECOVERY OR PAYMENT ON SUCH SUBORDINATED CLAIMS AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE ESTATES, THE RELEASED PARTIES, OR THE ASSETS OR PROPERTY OF ANY OF THE FOREGOING, WHICH SUBORDINATED CLAIMS SHALL BE DISCHARGED AS OF THE EFFECTIVE DATE.

5.	Continued Corporate Existence; Effectuating Documents; Further Transactions

(a)               The Debtor corporate entities shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the New Corporate Governance Documents.

(b)               On or after the Effective Date, the Reorganized Debtors may, in their sole discretion, take such action as permitted by applicable law and the New Corporate Governance Documents, including those the Reorganized Debtors determine are reasonable and appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Plan, including, without limitation, causing (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor, (ii) a Reorganized Debtor to be dissolved, (iii) the legal name of a Reorganized Debtor to be changed, or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter, and such action and documents are deemed to require no further action or approval (other than any requisite filings required under the applicable state, provincial and federal or foreign law).

(c)               On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Plan, including (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any Asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable entities agree, (iii) the filing of appropriate certificates or articles of incorporation or formation and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law, (iv) the Restructuring Transactions, and (v) all other actions (or inaction) that the applicable entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law. Any action described in Section 5.5 of the Plan may be effective as of the Effective Date without any further action by any shareholder, director, manager, board, or member of the Debtors.

6.	Plan Funding

Plan Distributions shall be funded from the Debtors’ Cash on hand and proceeds of the Exit Facility, as applicable.

7.	Cancellation of Existing Securities and Agreements

Except for the purpose of evidencing a right to a distribution or other treatment under the Plan and except as otherwise set forth in the Plan, or in any Plan Document, on the Effective Date, all agreements, instruments, notes, certificates, indentures, mortgages, security documents, and other documents evidencing any Claims or Interests in Classes 2, 3, 4, 7, or 8 and any rights of any holder in respect thereof shall be deemed cancelled and of no force or effect and the obligations of the Debtors (and, therefore, the Reorganized Debtors) thereunder shall be deemed fully satisfied, released, and discharged; provided, however, that any agreement that governs the rights of the holder of a Claim or Interest shall, subject to the terms of the Plan, continue in effect solely for the purposes of allowing the Secured Notes Trustee, Convertible Note Trustee and Supporting Noteholder to (i) receive Plan distributions as set forth in this Plan, (ii) enforce any obligations owed to each of them and/or the Supporting Noteholder under the Plan and take any actions contemplated by the Plan, (iii) appear and have standing in the Chapter 11 Cases or any proceeding in which they are or may become a party, and (iv) appear and enforce any rights they may have against any parties other than Released Parties as provided for in the Plan. Except as set forth in the Plan, the holders of or parties to such cancelled instruments, Securities, and other documentation shall have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to the Plan.

Except as otherwise set forth in the Plan, the Secured Notes Trustee shall be released and discharged from all duties and responsibilities under the Secured Notes Indenture and the Convertible Note Trustee shall be released and discharged from all duties and responsibilities under the Convertible Note Indenture; provided that notwithstanding the releases in Article X of the Plan, entry of the Confirmation Order or the occurrence of the Effective Date, each of the Secured Notes Indenture or Convertible Note Indenture shall continue in effect to the extent necessary to: (i) enforce the rights, Claims, and interests of the Secured Notes Trustee or Convertible Note Trustee vis-a-vis any parties other than the Released Parties; (ii) enable the Secured Notes Trustee or Convertible Note Trustee, as applicable, to appear to be heard in the Chapter 11 Cases or in any proceedings in this Court or any other court; (iii) preserve any rights of the Secured Notes Trustee or Convertible Note Trustee to payment of fees and expenses from or on any money or property to be distributed in respect of the Secured Notes Claims or the Convertible Note Claims, as applicable, solely to the extent provided in the Plan, including permitting the Secured Notes Trustee or Convertible Note Trustee to maintain, enforce, and exercise a charging lien against such distributions; (iv) preserve any rights of the Secured Notes Trustee or Convertible Note Trustee to indemnification obligations under the Secured Notes Indenture or Convertible Note Indenture, as applicable; and (v) enforce any obligation owed to the Secured Notes Trustee or the Convertible Note Trustee under the Plan.

8.	Cancellation of Certain Existing Security Interests

Unless such Claims are satisfied by return of Collateral to the creditor, upon the Effective Date or promptly thereafter, the holder of any Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, releases, and/or other documents concerning all security interests with respect to its Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, lis pendens, or similar interests.

9.	Officers and Boards of Directors

(a)               On the Effective Date, the New Board shall consist of the number of directors as set forth in the Plan Supplement. The composition of the board of directors of Reorganized VIVUS, as applicable, shall be disclosed prior to the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code and otherwise as required by applicable law, rule, or regulation. The New Board shall be selected by the Supporting Unsecured Noteholder; provided that one member of the New Board shall at all times be the chief executive officer of Reorganized VIVUS.

(b)               Except as otherwise provided in the Plan Supplement, the officers of the Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of the Reorganized Debtors on and after the Effective Date. After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents.

(c)               Except to the extent that a member of the board of directors of the Debtors continues to serve as a director of the Reorganized Debtors on and after the Effective Date, the members of the board of directors of the Debtors prior to the Effective Date, in their capacities as such, shall have no continuing obligations or duties to the Reorganized Debtors, and shall be entitled to no compensation or benefits, on or after the Effective Date and each such director shall be deemed to have resigned or shall otherwise cease to be a director of the Debtors on the Effective Date. Commencing on the Effective Date, each of the directors of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of the Reorganized Debtors and may be replaced or removed in accordance with such organizational documents.

10.	Management Incentive Plan

The existing management incentive program shall remain in place through VIVUS’ 2020 fiscal year on its current terms and conditions, modified solely to reflect payment of consideration on account of Interests in Cash as opposed to stock in the Reorganized Debtors, with the amount of such consideration determined by the Reorganized Debtors and their management team after the Effective Date. The existing management incentive program shall automatically terminate and be of no force or effect for any period of time after the end of VIVUS’ 2020 fiscal year. Within one hundred and twenty (120) days after the Effective Date, the Reorganized Debtors and their management team shall agree upon the terms of a new long-term management incentive plan for the Reorganized Debtors’ fiscal year 2021 and thereafter for the benefit of certain officers of

Reorganized VIVUS, which new long-term management incentive plan shall include synthetic equity interests, but will not include any stock or options for stock in the Reorganized Debtors.

11.	Authorization and Issuance of Reorganized VIVUS Equity

On the Effective Date, the Reorganized Debtors are authorized to issue or cause to be issued and shall issue the Reorganized VIVUS Equity for distribution to the Supporting Unsecured Noteholder in accordance with the terms of the Plan without the need for any further corporate or shareholder action. All of the Reorganized VIVUS Equity issuable under the Plan, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable.

12.	Exit Facility

(a)               On the Effective Date, the Exit Facility Agreement shall be executed and delivered by the Reorganized Debtors substantially in the form contained in the Plan Supplement, and the Reorganized Debtors shall be authorized and directed to execute, deliver, and enter into such documents without further (i) notice to or order or other approval of the Bankruptcy Court, (ii) act or action under applicable law, regulation, order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the holders of Claims or Interests. The Exit Facility Documents shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with their terms, and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) under applicable law, the Plan, or the Confirmation Order and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law, the Plan, or the Confirmation Order. The financial accommodations to be extended pursuant to the Exit Facility Documents are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

(b)               Confirmation of the Plan shall constitute (i) approval of the Exit Facility, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses as and when due provided for by the Exit Facility Documents and (ii) authorization to enter into and perform under the Exit Facility Documents.

(c)               On the Effective Date, all Liens and security interests granted pursuant to, or in connection with the Exit Facility, (i) shall be approved hereby and shall, without the necessity of the execution, recordation, or filing of mortgages, security agreements, control agreements, pledge agreements, financing statements, or other similar documents, be valid, binding, fully perfected, fully enforceable first priority Liens (with first priority obligation of payment) on, and security interests in, the collateral described in the Exit Facility Agreement, and (ii) shall not be subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law, the Plan, or the Confirmation Order.

(d)               The Reorganized Debtors and the Exit Facility Lender are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, territorial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

(e)               Notwithstanding anything to the contrary in this Plan, the Bankruptcy Court shall have no jurisdiction over any matters first arising and accruing under the Exit Facility Documents after the Effective Date.

13.	Restructuring Transactions

(a)       As soon as reasonably practicable, the Debtors or the Reorganized Debtors, as applicable, shall take all actions as may be necessary or appropriate to effectuate the Restructuring Transactions and Plan Documents, including (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, cancellation, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, cancellation, or dissolution pursuant to applicable foreign, state, territorial, provincial, or federal law, (iv) the execution and delivery of the Definitive Documents, (v) the issuance of Securities in accordance with the Plan, all of which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule, (vi) such other transactions that are necessary or appropriate to implement the Plan in a manner intended to satisfy section 382(l)(5) of the Tax Code, and (vii) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law or the Exit Facility Documents, as applicable, to fully effectuate the Plan and the Plan Documents.

(b)       Each officer or member of the board of directors of the Debtors is authorized to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Plan Documents and the securities issued pursuant to the Plan in the name of and on behalf of the Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including any action by the directors or managers of the Debtors) except for those expressly required pursuant to the Plan. Each officer or member of the board of directors of the Reorganized Debtors is authorized to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Plan Documents and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including any action by the directors or managers of the Debtors) except for those expressly required pursuant to the Plan.

(c)       Unless otherwise agreed, all matters provided for in the Plan involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate, limited liability company, or related action required by the Debtors or Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect as of the Effective Date, without any requirement of further action by the stockholders, members, board, or directors of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the stockholders, members, directors, or officers, as applicable, of the Debtors or Reorganized Debtors.

14.	Nonconsensual Confirmation

The Debtors intend to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code as to any Classes that are deemed to reject the Plan.

15.	Notice of Effective Date

As soon as practicable, but not later than three (3) Business Days following the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court.

F.	Distributions

1.	Distributions Generally

The Disbursing Agent shall make all distributions to the appropriate holders of Allowed Claims and holders of Interests, if applicable, in accordance with the terms of the Plan. Notwithstanding any provision of the Plan to the contrary, distributions to holders of Convertible Note Claims shall be made to or at the direction of the Convertible Note Trustee, which shall, to the extent directed, act as disbursing agent for distributions to the holders of Convertible Note Claims and may transfer such distributions by the Debtors (as applicable) to the holders of Convertible Note Claims as directed. Irrespective of how distributions in respect of the Convertible Note Claims are made, such distributions shall be subject in all respects to the right of the Convertible Note Trustee to assert the charging lien in Section 6.05 of the Convertible Note Indenture against such distributions if the obligations of payment owed to the Convertible Notes Trustee are not satisfied. Notwithstanding any provision of the Plan to the contrary, distributions to holders of Secured Note Claims shall be made to or at the direction of the Secured Note Trustee, which shall, to the extent directed, act as disbursing agent for distributions to the holders of Secured Note Claims and may transfer such distributions by the Debtors (as applicable) to the holders of Secured Note Claims as directed. Distributions in respect of the Secured Note Claims shall be subject in all respects to the right of the Secured Note Trustee to assert a charging lien, if any, against such distributions if the obligations of payment owed to the Secured Note Trustee are not satisfied.

2.	Postpetition Interest on Claims

No postpetition interest shall accrue or be paid on any Claim other than the Secured Notes Claims.

3.	Date of Distributions

Unless otherwise provided in the Plan, any distributions and deliveries due and payable under the Plan shall be made on the Effective Date or as soon as practicable thereafter; provided, however, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

Notwithstanding anything in the Plan to the contrary, no distributions under the Existing Stock Settlement shall be due until fourteen (14) calendar days after the Subordinated Claims Bar Date.

4.	Distribution Record Date

(a)               As of the close of business on the Distribution Record Date, the various lists of holders of Claims or Interests in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims or Interests after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim or Interest occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtors party to the applicable executory contract or unexpired lease, even if such non-Debtors party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

(b)               Notwithstanding anything in the Plan to the contrary, in connection with any Plan Distribution to be effected through the facilities of DTC (whether by means of book entry exchange, free delivery, or otherwise), the Debtors and the Reorganized Debtors, as applicable, shall be entitled to recognize and deal for all necessary purposes under the Plan with the Supporting Unsecured Noteholder as the holder of Reorganized VIVUS Equity, acting on behalf of the Disbursing Agent for such purpose, to the extent consistent with the customary practices of DTC used in connection with such distributions. All Reorganized VIVUS Equity to be distributed under the Plan shall be issued in the names of the Supporting Unsecured Noteholder in accordance with DTC’s book entry exchange procedures and an original stock certificate therefor delivered to the Supporting Unsecured Noteholder on the Effective Date.

5.	Distributions After Effective Date

Distributions made after the Effective Date to holders of Claims that become Allowed Claims after the Effective Date shall be deemed to have been made on the Effective Date.

6.	Disbursing Agent

All distributions under the Plan shall be made by the Disbursing Agent on and after the Effective Date as provided in the Plan. The Disbursing Agent shall have no liability for any Claims or Interests, its sole role being to process the Plan Distributions. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use commercially reasonable efforts to provide the Disbursing Agent with the amounts of Claims and Interests and the identities and addresses of holders of Claims or Interests, in each case, as set forth in the Debtors or Reorganized Debtors’ books and records. The Debtors shall cooperate in good faith with the applicable Disbursing Agent to comply with the reporting and withholding requirements outlined in Section 6.16 of the Plan.

7.	Delivery of Distributions

Subject to Bankruptcy Rule 9010, the Disbursing Agent shall make all distributions to any holder of an Allowed Claim or Allowed Interest as and when required by the Plan at (i) the address of such holder on the books and records of the Debtors or their agents or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim or Interest filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

8.	Unclaimed Property

On the earlier of (a) 60 days after the filing of a notice of unclaimed distributions, or (b) one year after the date that any distribution to a holder is returned as undeliverable, all distributions payable on account of an Allowed Claim or Allowed Interest shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all Claims of any other Person (including the holder of a Claim or Interest in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim or Allowed Interest other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

A distribution shall be deemed unclaimed if a distribution was returned or a holder has not (i) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (ii) given notice to the Distribution Agent of an intent to accept a particular distribution; (iii) responded to the Distribution Agent’s requests for information necessary to facilitate a particular distribution; or (iv) taken any other action necessary to facilitate such distribution.

9.	Satisfaction of Claims

Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan on account of Allowed Claims or Allowed Interests shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims or Allowed Interests.

10.	Manner of Payment Under Plan

Except as specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

11.	Fractional Shares

No fractional shares of Reorganized VIVUS Equity shall be distributed. When any distribution would otherwise result in the issuance of a number of shares of Reorganized VIVUS Equity that are not a whole number, the Reorganized VIVUS Equity subject to such distribution shall be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number, and (ii) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of shares of Reorganized VIVUS Equity to be distributed on account of the Allowed Convertible Note Claims will be adjusted as necessary to account for the rounding provided for in the Plan. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of Reorganized VIVUS Equity. Fractional shares of Reorganized VIVUS Equity that are not distributed in accordance with the Plan shall be returned to, and ownership thereof shall vest in, the Reorganized Debtors.

12.	No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Allowed Claim.

13.	Exemptions from Applicable Securities Laws

The solicitation of votes under the Plan was conducted in accordance with all relevant sections of the Securities Act. The issuance of and the distribution under this Plan of the Reorganized VIVUS Equity shall be exempt from and effected without registration under the Securities Act, and all rules and regulations promulgated thereunder, in reliance on section 1145 of the Bankruptcy Code and any relevant sections of the Securities Act. These Securities may be offered and/or resold without registration under the Securities Act pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code and section 2(a)(11) of the Securities Act. In addition, such Securities issued in reliance on section 1145 of the Bankruptcy Code generally may be offered and/or resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states and territories of the United States.

14.	Setoffs and Recoupments

The Reorganized Debtors, or their designee, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, setoff or recoup against any Claim or Interest and any consideration to be provided pursuant to the Plan on account of such Claim or to a participant in the Existing Stock Settlement, any and all Claims, rights, defenses, and Causes of Action of any nature whatsoever that a Reorganized Debtor or its successors may hold against the holder of such Claim or Interest; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim or Interest hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any Claims, rights, defenses or Causes of Action that a Reorganized Debtor or its successor or assign may possess against the holder of such Claim or Interest.

15.	Rights and Powers of Disbursing Agent

The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) process and send all applicable distributions or payments provided for under the Plan, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any Final Order issued after the Effective Date) or pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

16.	Withholding and Reporting Requirements

(a)       In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Debtors and the Disbursement Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions made under the Plan shall be subject to any such withholding or reporting requirements.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may require a holder of an Allowed Claim or Allowed Interest to complete and return a Form W-8 or W-9, as applicable to each such holder, and any other applicable forms. If such form is requested and not submitted to the distributing party within 10 days of the request, the distributing party may, in its discretion, either (i) withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax or (ii) require the intended recipient of such distribution to provide the withholding agent with an amount of Cash sufficient to satisfy such withholding tax as a condition to receiving such distribution. If such form is requested and submitted to the distributing party within 10 days of the request, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax; provided, however, that the distributing party shall first notify the intended recipient of such contemplated sale and offer the intended recipient a reasonable opportunity to provide sufficient Cash to satisfy such withholding tax in lieu of such sale.  The distributing party shall have the right not to make a distribution until its withholding obligation is satisfied pursuant to the preceding sentences.  If an intended recipient of a non-Cash distribution is required to provide or has agreed to provide the withholding agent with the Cash necessary to satisfy the withholding tax pursuant to the Plan and such person fails to comply before the date that is 120 days after the request is made, the amount of such distribution shall irrevocably revert to the Reorganized Debtors and any Claim in respect of such distribution shall be discharged and forever barred from assertion against the Reorganized Debtors or their respective property.  Any amounts withheld pursuant to Section 6.16 of the Plan shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. The distributing party may require a holder of an Allowed Claim or Allowed Interest to complete and return a Form W-8 or W-9, as applicable to each such holder, and any other applicable forms, prior to making any distribution.

(b)       Notwithstanding the above, each holder of an Allowed Claim or Allowed Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding, and other tax obligations, on account of such Plan Distribution.

G.	Procedures for Resolving Claims

1.	Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise set forth in the Plan, holders of Claims other than Administrative Expense Claims and Subordinated Claims need not file proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims as if the Chapter 11 Cases had not been commenced. The holders of Claims other than Administrative Expense Claims and Subordinated Claims shall not be subject to any claims resolution process in the Bankruptcy Court in connection with their Claims. Except for (ii) proofs of Claim in respect of Administrative Expense Claims or Subordinated Claims and (ii) proofs of Claim that have been objected to by the Debtors before the Effective Date, upon the Effective Date, any filed Claim, regardless of the time of filing, and including Claims filed after the Effective Date, shall be deemed withdrawn without prejudice to the treatment of such Claim in the Plan. The Debtors and the Reorganized Debtors, as applicable, shall be permitted to seek the classification of any Claim as a Subordinated Claim or an Indemnification Claim by filing an objection to such Claim with the Bankruptcy Court and shall not be required to commence an adversary proceeding to effect such classification. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.

2.	Objections to Claims

Except insofar as a Claim is expressly Allowed in the Plan, the Debtors or the Reorganized Debtors, as applicable, shall exclusively be entitled to object to Claims. After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim or Interest. Any objections to Claims shall be served and filed on or before the later of (i) one-hundred and eighty (180) days after the deadline for filing such Claim and (ii) such later date as may be fixed by the Bankruptcy Court. The expiration of such period shall not limit or affect the Debtors’ or the Reorganized Debtors’ rights to dispute Claims other than through an objection to a proof of Claim.

3.	Resolution of Disputed Claims

If any portion of a Claim is Disputed, such Claim shall not be an Allowed Claim. On and after the Effective Date, the Reorganized Debtors, as applicable, shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims on behalf of the Debtors without approval of the Bankruptcy Court, other than with respect to Fee Claims. The Reorganized Debtors shall succeed to the rights and defenses of the Debtors to any such objections, which rights and defenses are fully preserved. All Subordinated Claims are Disputed Claims under the Plan.

4.	Payment and Distributions with Respect to Disputed Claims

Notwithstanding anything in the Plan to the contrary, if any portion of a Claim is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

5.	Amendments to Claims

On or after the Administrative Expense Claims Bar Date or Subordinated Claims Bar Date, as applicable, except as expressly provided in the Plan or the Confirmation Order, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors. Absent such authorization, any new or amended Claim filed after the Administrative Expense Claims Bar Date or Subordinated Claims Bar Date, as applicable, shall be deemed disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court.

6.	Distributions after Allowance

After such time as a Disputed Claim becomes an Allowed Claim, the holder thereof shall be entitled to distributions, if any, to which such holder is then entitled as provided in this Plan, without interest. Such distributions shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim as an Allowed Claim becomes a Final Order; provided that an Allowed Subordinated Claim shall receive no distributions under the Plan.

7.	Disallowance of Claims

Except as to Claims in Class 3 or 4 or to the extent otherwise agreed to by the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as applicable, any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, as determined by a Final Order, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code. Holders of such Claims may not receive any distributions on account of such Claims until such time as all Causes of Action against that Person have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Person have been turned over or paid to the Debtors or the Reorganized Debtors, as applicable.

8.	Estimation of Claims

The Debtors or the Reorganized Debtors, as applicable, may (i) determine, resolve, and otherwise adjudicate all contingent, unliquidated, and Disputed Claims in the Bankruptcy Court and (ii) at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any Claim, including, without limitation, at any time during litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on the amount of such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Reorganized Debtors, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim; provided that such limitation shall not apply to Claims requested by the Debtors to be estimated for voting purposes only.

9.	No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

10.	Claim Resolution Procedures Cumulative

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

11.	Interest

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim shall not be entitled to any interest that accrued thereon from and after the Effective Date.

12.	Insured or Otherwise Satisfied Claims

If any portion of a Claim is an Insured Claim, no distributions under the Plan shall be made on account of such Claim until the holder of such Claim has exhausted all remedies with respect to any applicable insurance policies. To the extent that insurers or any non-Debtor agree to satisfy a Claim in whole or in part, then immediately upon such agreement, the holder of the Claim shall notify the Debtors or the Reorganized Debtors, as applicable, and the portion of such Claim so satisfied shall be expunged without an objection to such Claim having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

H.	Executory Contracts and Unexpired Leases

1.	General Treatment

(a)               As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which any of the Debtors is a party to shall be assumed, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to reject filed by the Debtors on or before the Effective Date, or (iv) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts.

(b)               Subject to (i) Section 8.1(a) of the Plan, (ii) resolution of any disputes in accordance with Section 8.2 of the Plan with respect to the contracts or leases subject to such disputes, and (iii) the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions or rejections provided for in the Plan (and not provided for in any other motion or order) pursuant to sections 365(a) and 1123 of the Bankruptcy Code, which assumptions or rejections (including those listed on the Schedule of Rejected Contracts) of contracts or leases shall be effective as of the Effective Date. Each executory contract and unexpired lease assumed pursuant to the Plan shall vest in and be fully enforceable by the applicable Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan or any Final Order of the Bankruptcy Court authorizing and providing for its assumption.

(c)               With respect to all executory contracts and unexpired leases that are assumed, any provision in any such agreement that:

(i)                 prohibits, restricts, or conditions the assumption and/or assignment, or purports to prohibit, restrict, or condition the assumption and/or assignment (including any “change of control” provision) of such agreement or allows any party to such agreement to terminate, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon the assumption and/or assignment of such agreement constitutes an unenforceable anti-assignment and/or discrimination provision and is void and of no force and effect.

(ii)              provides for modification, breach, or termination, or deemed modification, breach, or termination on account of or related to any of the following: (A) the commencement or continuation of the Chapter 11 Cases, (B) the insolvency or financial condition of any of the Debtors at any time, (C) the Debtors’ assumption and/or assignment of such agreement, (D) a change of control or similar occurrence, or (E) the consummation of this Plan, the Plan Documents, or the Restructuring Transactions, such provision is modified so as not to entitle the non-Debtor party thereto to prohibit, restrict, or condition assumption and/or assignment, to modify, terminate, or declare a breach or default under such agreement, or to exercise any other breach- or default-related rights or remedies with respect thereto, including any provision that purports to allow the non-Debtor party thereto to terminate or recapture such agreement, impose any penalty thereunder, condition any renewal or extension thereof, impose any rent acceleration or assignment fee, or increase or otherwise impose any other fees or other charges in connection therewith.

(d)               All provisions referenced in Section 8.1(c) above constitute unenforceable discriminatory or anti-assignment provisions that are void and of no force and effect pursuant to sections 365(b), 365(e), 365(f), and 525 of the Bankruptcy Code. The consummation of the Plan and the implementation of the Restructuring Transactions is not intended to, and shall not, constitute a “change of control” or “change in control” under any lease, contract, or agreement to which a Debtor is a party, except as expressly set forth in the Plan.

(e)               Upon the Debtors’ assumption of an executory contract or unexpired lease as of the Effective Date pursuant to this Plan, no default or other unperformed obligations of a Debtor arising on or prior to the Effective Date shall exist, and each non-Debtor party is forever barred, estopped, and permanently enjoined from (i) declaring a breach or default under such agreement for any act or omission occurring on or prior to the Effective Date, (ii) raising or asserting against the Debtors, the Estates or the Reorganized Debtors, or the Assets or property of any of them, any fee, default, termination, breach, Claim, Cause of Action, or condition arising under or related to the agreement based upon a fact or circumstance that occurred on or prior to the Effective Date, or (iii) taking any other action as a result of any Debtor’s financial condition, bankruptcy, or failure to perform any of its obligations under the agreement. Each non-Debtor party to such an agreement is also forever barred, estopped, and permanently enjoined from (y) asserting against the Debtors, the Estates or the Reorganized Debtors, or the Assets or property of any of them, any breach, default, Claim or Cause of Action arising out of any indemnity or other obligation or warranties for acts, omissions, or occurrences arising or existing on or prior to the Effective Date, or, against Reorganized Debtor, any counterclaim, setoff, or any other Claim or Cause of Action that was or could have been asserted or assertable against the Debtors or the Estates and (z) imposing or charging against Reorganized Debtors or their Affiliates any rent accelerations, assignment fees, increases, or any other fees or charges as a result of assumption of the agreement.

(f)                Any Person that may have had the right to consent to the assumption and/or assignment of an executory contract or unexpired lease has consented to such assumption and/or assignment for purposes of section 365 of the Bankruptcy Code if such Person failed to object timely to the assumption of such agreement, and the Reorganized Debtors have demonstrated adequate assurance of future performance with respect to such agreement pursuant to section 365 of the Bankruptcy Code.

2.	Determination of Assumption and Cure Disputes; Deemed Consent

(a)               Following the Petition Date, by no later than the date on which the Plan Supplement is filed, the Debtors shall have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intention to assume such contracts or leases in connection with the Plan and indicating that Cure Amounts (if any) shall be determined in the Confirmation Order (subject to (c) below) and paid on the Effective Date or as soon as reasonably practicable thereafter. Any monetary amounts by which any executory contract or unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof.

(b)               To the extent a party to an executory contract or unexpired lease objects to the assumption of such executory contract or unexpired lease on any basis, including the Debtors’ satisfaction of the requirement under section 365(b)(1)(C) of the Bankruptcy Code to provide adequate assurance of future performance under the applicable executory contract or unexpired lease, such party must (i) file with the Bankruptcy Court a written objection that complies with the Bankruptcy Rules and the Local Rules of Bankruptcy Practice and Procedure of the United States Court for the District of Delaware and sets forth (x) the basis for such objection and specific grounds therefor, and (y) the name and contact information of the person authorized to resolve such objection, and (ii) serve the same on the Debtors’ counsel and the Supporting Noteholder Professionals, so that such objection is actually received no later than the deadline to object to the Plan.

(c)               If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, such dispute shall be resolved by a Final Order of the Bankruptcy Court (which may be the Confirmation Order) or as may be agreed upon by the Debtors (with the consent of the Supporting Noteholder) or the Reorganized Debtors, as applicable, and the counterparty to the executory contract or unexpired lease prior to such assumption being effective. Notwithstanding anything in the Plan, to the extent the dispute relates solely to any Cure Amount, the applicable Debtor (with the consent of the Supporting Noteholder) may choose to have the parties continue to perform the executory contract or unexpired lease pending the resolution of any such dispute and shall have the right to reject any executory contract or unexpired lease with the filing of a notice thereof not later than thirty (30) days after the entry of a Final Order resolving any such dispute without having assumed the contract or lease or any obligation to pay any Cure Amount; provided that the Debtor pays its undisputed obligations that become due and payable under such contract or lease for the period of continued performance.

(d)               For the avoidance of doubt, if the Debtors are unable to resolve an assumption dispute relating solely to the Cure Amount prior to the Confirmation Hearing, with the consent of the Supporting Noteholder such assumption dispute may be scheduled to be heard by the Bankruptcy Court after the Confirmation Hearing (an “Adjourned Cure Dispute”); provided that the Reorganized Debtors may settle any Adjourned Cure Dispute after the Effective Date without any further notice to any party or any action, order, or approval of the Bankruptcy Court.

(e)               Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption of such executory contract or unexpired lease in accordance with the procedures set forth therein shall be deemed to have assented to such assumption and the proposed Cure Amount (and any consent required pursuant to section 365(c) of the Bankruptcy Code, applicable law, or otherwise shall be deemed to have been granted) and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or the Cure Amount thereafter.

(f)                Subject to resolution of any dispute regarding any Cure Amount, all Cure Amounts shall be satisfied by the Debtors, as the case may be, upon assumption of the underlying contracts and unexpired leases. Assumption of any executory contract or unexpired lease pursuant to the Plan, or otherwise, shall result in the full release and satisfaction of any Claims, breaches or defaults, subject to satisfaction of the Cure Amount, whether monetary or nonmonetary, including in respect of provisions restricting the change in control or ownership interest composition, concerning the filing or impact of a bankruptcy, concerning lack of consent, or otherwise arising under any assumed executory contract or unexpired lease at any time before or upon the effectiveness of the assumption. Any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed or assigned shall be disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other Person, upon the assumption of such contract or unexpired lease.

3.	Rejection Damages Claims

Any counterparty to a contract or lease that is identified on the Schedule of Rejected Contracts or is otherwise rejected by the Debtors must file and serve a proof of Claim on the applicable Debtor that is party to the contract or lease to be rejected no later than thirty (30) days after the later of (i) the Effective Date or (ii) the effective date of rejection of such executory contract or unexpired lease.

4.	Compensation and Benefit Plans

Other than as set forth in Sections 5.10 and 8.5 of the Plan, unless otherwise modified prior to the Effective Date, all Employment Agreements, employment policies, and compensation and benefits plans, policies, and programs of the Debtors as of the Petition Date applicable to their respective employees or retirees (for the avoidance of doubt, not including directors), including all savings plans, retirement plans, healthcare plans, disability plans, incentive plans, and life and accidental death and dismemberment insurance plans are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.

5.	Insurance Policies; Indemnification Claims

(a)               Subject to Section 8.5(b), all insurance policies to which any Debtor is a party shall continue in full force and effect through the Effective Date in accordance with their respective terms and conditions and shall be assumed in accordance with section 365 of the Bankruptcy Code.

(b)               Notwithstanding anything in the Plan to the contrary, and in lieu of any other treatment under the Plan, holders of Indemnification Claims hereby agree to settle and resolve any and all Indemnification Claims pursuant to Section 5.3 as follows:

(i)                Indemnification Claims are discharged under the Plan, and shall receive no distributions under the Plan; provided, however, that (i) current and former officers, directors, agents, employees, and/or any other named insured shall continue to have any rights and benefits under the D&O Insurance and D&O Tail with respect to coverage and payment by the applicable insurance company, and (ii) the Reorganized Debtors shall pay the deductible or self-insured retention under any D&O Insurance or D&O Tail in connection with any Indemnification Claim.

(ii)              The Debtors, their Estates, any other named insured, and the Reorganized Debtors shall have no obligation to renew, place, pay for, or extend any directors’ and officers’ insurance, or similar insurance, in effect or purchased as of the Petition Date.

(iii)            Subject to clauses (i) and (ii), on and after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under the D&O Insurance or D&O Tail, and all members, managers, directors, and officers who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date, in each case, to the extent set forth in such policies.

(iv)             All holders of Indemnification Claims are deemed to have granted, and deemed to have not opted out of, the releases in Section 10.7(b) of the Plan; provided, however, that the releases by such holders shall exclude: (i) the insurers under the director and officer insurance policies with respect to coverage available for such Indemnification Claim, as well as (ii) any holder of a Claim or Interest that opts out of the releases in Section 10.7(b) of the Plan and asserts a Cause of Action against a holder of an Indemnification Claim.

(v)               (1) Any contract or agreement with a Person that serves as a director of a Debtor (other than the Chief Executive Officer of VIVUS, Inc.) at any time between the Petition Date and the Effective Date shall be and is deemed terminated without liability or obligation as of the Effective Date, (2) any contract or agreement with a Person that, as of the Effective Date, is a (y) former officer of a Debtor or (z) former director of a Debtor, but did not serve as an officer or director of a Debtor at any time between the Petition Date and the Effective Date, shall be and is deemed amended to comport with the terms of this Section 8.5 as of the Effective Date, and (3) any (y) Employment Agreement or (z) other contract or agreement with a Person that serves as an officer of a Debtor at any time between the Petition Date and the Effective Date shall be and is deemed amended to comport with the terms of this Section 8.5 as of the Effective Date notwithstanding assumption thereof (if any).

6.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed shall include any and all written and binding modifications, amendments, supplements, restatements, or other agreements with respect to such executory contract or unexpired lease, without regard to whether such agreement, instruments, or other document is listed in any notices of assumed contracts.

7.	Reservation of Rights

(a)               Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b)               Except as explicitly provided in the Plan, nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease, each of which is expressly reserved and preserved.

(c)               Nothing in the Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities (if any) of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d)               If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under the Plan, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease without liability (for Cure Amounts or otherwise).

I.	Conditions Precedent to Occurrence of Effective Date

1.	Conditions Precedent to Entry of the Confirmation Order

The entry of the Confirmation Order shall not occur unless all of the following conditions precedent have been satisfied:

(a)               The Debtors shall not have breached, defaulted upon (and failed to cure, if applicable) or failed to satisfy any of their obligations within any applicable grace period, including, without limitation, under the Restructuring Support Agreement (including the “Milestones” therein), Plan, Plan Documents, or Cash Collateral Orders as to each without the consent or express waiver in writing of the Supporting Noteholder;

(b)               (i) Since January 1, 2013, there shall have been no “ownership change” of the Debtors (within the meaning of section 382 of the Tax Code), other than any ownership change resulting from any action taken by or caused by the Supporting Noteholder or any Affiliate thereof on or after April 4, 2020, and (ii) since January 1, 2020, each of the Debtors shall not have (x) amended any of its income tax returns, (y) filed any income tax return in a manner inconsistent with past practice (unless otherwise required by law) or (z) disposed of any of its assets (or otherwise recognized income or gain) outside the ordinary course of business (other than as a result of or as contemplated by the Restructuring Transactions, the Restructuring Support Agreement, or the Plan), in each case to the extent such action would impair the value or availability for use of the Debtors’ Tax Attributes; and

(c)               The Fee Escrow Account shall have been formed.

2.	Conditions Precedent to Effective Date

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied:

(a)               The Debtors shall not have breached, defaulted upon (and failed to cure, if applicable) or failed to satisfy any of their obligations within any applicable grace period, including, without limitation, under the Restructuring Support Agreement (including the “Milestones” therein), Plan, Plan Documents, or the Cash Collateral Orders as to each without the consent or express waiver in writing of the Supporting Noteholder;

(b)               (i) Since January 1, 2013, there shall have been no “ownership change” of the Debtors (within the meaning of section 382 of the Tax Code), other than any ownership change resulting from any action taken by or caused by the Supporting Noteholder or any Affiliate thereof on or after April 4, 2020, and (ii) since January 1, 2020, each of the Debtors shall not have (x) amended any of its income tax returns, (y) filed any income tax return in a manner inconsistent with past practice (unless otherwise required by law) or (z) disposed of any of its assets (or otherwise recognized income or gain) outside the ordinary course of business (other than as a result of or as contemplated by the Restructuring Transactions, the Restructuring Support Agreement, or the Plan), in each case to the extent such action would impair the value or availability for use of the Debtors’ Tax Attributes, and in furtherance of the foregoing, the Debtors shall provide the Supporting Noteholder three (3) Business Days prior to the Effective Date, an officer’s certificate (a) attaching an updated Ownership Change Analysis, based on facts known to the Debtors at such time, prepared by a “Big 4” accounting firm confirming that as of a date that is no more than seven (7) days before the date of delivery no ownership change of the Debtors pursuant to section 382 of the Tax Code on or after January 1, 2013 has occurred, and (b) confirming that the Debtors have not (x) taken any Tax Action, or (y) placed, amended, or supplemented any insurance policy other than ordinary course renewals of insurance policies (excluding directors’ and officer’s insurance) on the same terms as existed prior to the Petition Date and placement of the D&O Tail;

(c)               The Exit Facility shall have closed and funded on the terms of the Exit Facility Documents;

(d)               The Fee Escrow Account shall have been funded;

(e)               The amounts payable under Section 2.5(b) of the Plan shall have been paid in full; and

(f)                The Plan and Confirmation Order shall (1) not be stayed and no material adverse conditions shall have been imposed on the transactions contemplated by the Definitive Documents, (2) not have been amended of modified in a manner not permitted by the Restructuring Support Agreement absent the Supporting Noteholder’s prior written consent, and (3) have approved the Existing Stock Settlement and settlement of Indemnification Claims as provided for in Sections 5.3 and/or 8.5.

3.	Waiver of Conditions Precedent

(a)               Each of the conditions precedent to the occurrence of the entry of the Confirmation Order or the Effective Date may not be waived, in whole or in part, without the express, prior written consent of the Debtors and the Supporting Noteholder, each in its sole discretion; provided that waiver of the condition precedent in Section 9.2(e) of the Plan shall require the consent of the affected payee. If any such condition precedent is waived pursuant to Section 9.3(a) of the Plan and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied. The waiver of such condition precedent shall benefit from the “equitable mootness” doctrine, and the occurrence of the Effective Date shall foreclose any ability to challenge the Plan in any court. If the Plan is confirmed for fewer than all of the Debtors, the Debtors for whom the Plan was confirmed may seek the written consent of the Supporting Noteholder to only satisfy the conditions applicable to the Debtors for which the Plan was confirmed and, if granted, consummate the Plan only as to those Debtors on the Effective Date.

(b)               Except as otherwise provided in the Plan, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action.

(c)               The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

4.	Effect of Failure of a Condition to the Effective Date

If the conditions listed in Section 9.2 of the Plan are not satisfied or waived in accordance with Section 9.3 of the Plan on or before August 21, 2020 or by such later date acceptable to the Supporting Noteholder and set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (i) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (ii) prejudice in any manner the rights of any Person, or (iii) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, the Supporting Noteholder, or any other Person.

5.	Effect of Effective Date

The occurrence of the Effective Date shall constitute substantial consummation of the Plan in accordance with section 1101(2) of the Bankruptcy Code.

J.	Effect of Confirmation

1.	Binding Effect

Subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of the Plan shall bind every holder of a Claim against or Interest in the Debtors and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether any such holders (i) were Impaired or Unimpaired under the Plan, (ii) were deemed to accept or reject the Plan, (iii) failed to vote to accept or reject the Plan, (iv) voted to reject the Plan, (v) participated in the Existing Stock Settlement or (v) received any distribution under the Plan.

2.	Vesting of Assets

Except as otherwise provided in the Plan or any Plan Document, including the Exit Facility Agreement, on and after the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all Assets of the Debtors or their Estates, including all claims, rights, defenses, and Causes of Action and any property or assets acquired by the Debtors under or in connection with the Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Causes of Action against the Debtors or their Estates, Liens, encumbrances, charges, and other interests (including Interests) of any and every type, kind, or nature whatsoever. Subject to the terms of the Plan, on and after the Effective Date, the Reorganized Debtors may take any action, including the operation of their businesses, and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for the Debtors’ Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

3.	Discharge of Claims Against and Interests in Debtors

Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise expressly provided in the Plan, the Plan Documents or in the Confirmation Order, each holder (as well as any trustee or agents on behalf of each holder) of a Claim or Interest and any Affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Liens, interests (including Interests), rights, and liabilities that arose prior to or on the Effective Date. Except as otherwise expressly provided in the Plan, the Plan Documents or in the Confirmation Order, upon the Effective Date, all such holders of Claims, Liens, interests (including Interests), rights, and liabilities and their Affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such Claim, Lien, interest (including Interests), right, or liability in or against the Estates, Debtors or Reorganized Debtors or any of their Assets or property, whether or not such holder has filed a proof of claim and whether or not the facts or legal bases thereof were known or existed prior to or on the Effective Date.

4.	Pre-Confirmation Injunctions and Stays

Unless otherwise provided in the Plan or a Final Order of the Bankruptcy Court, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

5.	Injunction against Interference with Plan

Upon the entry of the Confirmation Order, all holders of Claims or Interests and all other parties in interest, along with their respective present and former Affiliates, employees, agents, officers, directors, and principals, shall be enjoined from taking any action to interfere with the implementation or the occurrence of the Effective Date; provided, however, that the Supporting Noteholder, Secured Notes Trustee, Convertible Note Trustee, and Exit Lender’s rights and defenses in respect or arising out of the Restructuring Support Agreement, Cash Collateral Orders, Plan, Plan Documents and the conditions precedent to the Effective Date shall be unaffected hereby.

6.	Plan Injunction

(a)               Except as otherwise provided in the Plan, the Plan Documents, or the Confirmation Order, upon the entry of the Confirmation Order, but subject to the occurrence of the Effective Date, all Persons who have held, hold, or may hold Claims against or Interests in any of the Debtors and all other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and Affiliates, are thereafter permanently enjoined from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property or assets of any of the foregoing, or any direct or indirect transferee of any property or assets of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (i) or any property or assets of any such transferee or successor, (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property or assets, or any direct or indirect transferee of any property or assets of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (ii) or any property or assets of any such transferee or successor, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property or assets, or any direct or indirect transferee of any property or assets of, or successor in interest to, any of the foregoing Persons mentioned in this subsection (iii) or any property or assets of any such transferee or successor, (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan, and the Plan Documents, to the full extent permitted by applicable law, and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan and the Plan Documents; provided, however, that the Supporting Noteholder, Secured Notes Trustee, Convertible Notes Trustee and Exit Lender’s rights and defenses in respect or arising out of the Restructuring Support Agreement, Cash Collateral Orders, Plan, Plan Documents and the conditions precedent to the Effective Date shall be unaffected hereby.

(b)               By accepting consideration or distributions pursuant to the Plan, each holder of a Claim or the holder of an Interest shall be deemed to have affirmatively and specifically consented to be bound by the Plan, including the injunctions set forth in Section 10.6 of the Plan.

7.	Releases

(a) Releases by Debtors

As of the Effective Date and to the maximum extent permitted by law, except as expressly provided in the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring Transactions, on and after the Effective Date, the Released Parties shall be conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and the Debtors’ Estates, in each case on behalf of themselves and their respective successors, permitted assigns, and representatives (solely in such capacity) and any and all other Persons or entities that may purport to assert any Causes of Action derivatively (solely as to such derivative Causes of Action), by or through the foregoing Persons or entities, from any and all Claims, interests (including Interests), obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, losses, remedies, contributions, indemnities, costs, or liabilities whatsoever, including any derivative Claims or Causes of Action, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Debtors’ Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or arising, in law, equity, contract, tort, or otherwise, by statute, violations of federal, state, provincial, foreign, or territorial securities laws, or otherwise that the Debtors, the Reorganized Debtors, or the Debtors’ Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of a Claim or Interest or other Person or entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, their Chapter 11 Cases, the purchase, sale, issuance, cancellation or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, the restructuring of Claims and Interests before or during the Debtors’ Chapter 11 Cases, the Restructuring Transactions, the Cash Collateral Orders, the Exit Facility, the negotiation, formulation, preparation or consummation of the Plan (including the Plan Supplement), the Plan Documents, the Restructuring Support Agreement and any exhibits or documents relating thereto, or the solicitation of votes with respect to the Plan, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided that Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence, recklessness, or willful misconduct as determined by a Final Order shall not be released. Notwithstanding the foregoing, the Debtors’ right to object to or seek the subordination of any Claim under section 510(b) of the Bankruptcy Code shall not be released, and the Reorganized Debtors shall succeed thereto.

(b) Releases by Releasing Parties

As of the Effective Date and to the maximum extent permitted by law, except as expressly provided in the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service and contribution of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring Transactions, on and after the Effective Date, the Released Parties shall be conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by the Releasing Parties from any and all Claims, interests (including Interests), obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, and liabilities whatsoever, including any derivative Claims, such as those asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Debtors’ Estates, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law, equity, contract, tort, or otherwise, by statute, violations of federal, state, provincial, foreign, or territorial securities law, or otherwise that such Releasing Parties or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person or entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or the Debtors’ Estates, their Chapter 11 Cases, the purchase, sale, issuance, cancellation or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements or interactions between the Debtors and any Released Party, the Restructuring Transactions, the restructuring of any Claim or Interest before or during the Debtors’ Chapter 11 Cases, the Cash Collateral Orders, the Exit Facility, the Restructuring Support Agreement, the Plan Documents and related agreements, instruments, and other documents, and the negotiation, formulation, preparation, or implementation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, or any other relief obtained by the Debtors in their Chapter 11 Cases, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided that, solely to the extent not inconsistent with Section 10.3, Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence, recklessness, or willful misconduct as determined by a Final Order shall not be released; provided, further, that any Interest or Subordinated Claim holder that participates in the Existing Stock Settlement shall have provided releases notwithstanding (and shall not be entitled to rely upon) the prior proviso.

8.	Exculpation

As of the Effective Date and to the maximum extent permitted by law, except as expressly provided in the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, no Exculpated Party shall have or incur, and each Exculpated Party is hereby exculpated from, any Claim, interest (including any Interest), obligation, suit, judgment, damage, demand, debt, right, Cause of Action, Lien, loss, remedy, contributions, indemnities, costs, or liability to the extent discharged in Section 10.3 or released in the “Releases by Debtors” and “Releases by Releasing Parties” immediately above, based on or relating to, or in any manner arising from, in whole or in part, the administration of the Debtors’ Chapter 11 Cases, the negotiation and pursuit of the Cash Collateral Orders, the Exit Facility, the Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, and the Plan (including the Plan Documents), or the solicitation of votes for, or confirmation of, the Plan, the funding of the Plan, the occurrence of the Effective Date, the administration of the Plan or the property to be distributed under the Plan, the cancellation or issuance of Securities under or in connection with the Plan, or the transactions in furtherance of any of the foregoing, other than Claims or Causes of Action that are not released or discharged under the Plan and arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes intentional fraud, gross negligence, recklessness or willful misconduct as determined by a Final Order, but such Persons or entities shall be entitled to assert the defense that it reasonably relied upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of Securities pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of Securities thereunder. This exculpation shall be in addition to, and not in limitation of, all other discharges, releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

9.	Injunction Related to Releases and Exculpation

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released, discharged, or exculpated pursuant to the Plan on and after the Effective Date, including, without limitation, the Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities discharged, released or exculpated in the Plan on the Effective Date.

10.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, including rights of payment under the absolute priority rule, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to subordinate and reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

11.	Retention of Causes of Action and Reservation of Rights

Except as otherwise expressly provided in the Plan, including Sections 10.7(a) and 10.9, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, Claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors or the Estates had immediately prior to the Effective Date in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including any affirmative Claims or Causes of Action against any Person with a relationship with the Debtors, each of which is expressly reserved and preserved. The Reorganized Debtors shall succeed to and have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ and the Estates’ legal and equitable rights in respect of any Claim or Interest may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

12.	Ipso Facto and Similar Provisions Ineffective

Any term of any prepetition policy, contract, or other obligation applicable to a Debtors shall be void and of no further force or effect to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation as a result of, or gives rise to a right of any Person based on (i) the insolvency or financial condition of a Debtor, (ii) the commencement of the Chapter 11 Cases, (iii) the confirmation or consummation of the Plan, or (iv) the Restructuring Transactions.

13.	Dissolution of Creditors’ Committee

If an official committee of unsecured creditors (a “Creditors’ Committee”) has been appointed, it shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code. On the Effective Date, the Creditors’ Committee shall be dissolved and its members shall be released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or this Plan and its implementation, and the retention or employment of the Creditors’ Committee’s attorneys, financial advisors, and other agents shall terminate as of the Effective Date. The Debtors and the Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by the members of or advisors to the Creditors’ Committee after the Effective Date.

14.	Votes Solicited in Good Faith

The Debtors have, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors (and each of their respective affiliates, agents, directors, managers, officers, members, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities offered and sold under this Plan and, therefore, are not, and on account of such offer and issuance will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer or issuance of the securities offered and distributed under the Plan.

15.	Closing of Chapter 11 Cases

After the Estates have been fully administered, the Debtors shall seek authority from the Bankruptcy Court to close the applicable Chapter 11 Cases in accordance with the Bankruptcy Code and Bankruptcy Rules.

K.	Retention of Jurisdiction

On and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a)               to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b)               to determine any motion, adversary proceeding, application, contested matter, and other litigated matter commenced before or after the entry of the Confirmation Order;

(c)               to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)               to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan and the Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(e)               to consider Claims or the allowance, classification, priority, settlement, compromise, estimation, or payment of any Claim;

(f)                to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)               to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)               to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)                 to hear and determine all Fee Claims;

(j)                 to resolve disputes concerning any Disputed Claims or the administration thereof;

(k)               to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments in furtherance of either, or any agreement, instrument, or other document governing or related to any of the foregoing;

(l)                 to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to enforce, implement, execute, and consummate the Plan;

(m)             to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)               to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(o)               to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p)               to resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purposes;

(q)               to hear, adjudicate, decide, or resolve any and all matters related to Article X of the Plan, including, without limitation, the releases, discharge, exculpations, and injunctions issued thereunder;

(r)                to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory;

(s)                to recover all Assets of the Debtors and property of the Estates, wherever located, for the benefit of the Reorganized Debtors; and

(t)                 to enter a final decree closing each of the Chapter 11 Cases.

L.	Miscellaneous Provisions

1.	Exemption from Certain Transfer Taxes

Pursuant to section 1146 of the Bankruptcy Code, (i) the issuance, transfer or exchange of any securities, instruments or documents (including, without limitation, the cancellation of Existing Stock and Interests, or the issuance of the Reorganized Vivus Equity to the Supporting Unsecured Noteholder), (ii) the creation of any Lien, mortgage, deed of trust or other security interest, (iii) all sale transactions or Restructuring Transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under the Plan, (iv) any assumption by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, (v) the grant of collateral under the Exit Facility Agreement, and (vi) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including the Confirmation Order, shall not be subject to any document recording tax, stamp tax, deed stamp, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, transfer tax, intangible tax, use tax or other similar tax or governmental assessment. Consistent with the foregoing, each Governmental Unit or recorder of deeds or similar official for any county, city or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, and is directed to accept such instrument without requiring the payment of any such tax, stamp, or fee.

2.	Request for Expedited Determination of Taxes

The Debtors have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

3.	Dates of Actions to Implement Plan

In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day but shall be deemed to have been completed as of the required date.

4.	Principal Purpose of the Plan

The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933.

5.	Amendments

(a)               Plan Modifications. The Plan may be amended, modified, or supplemented by the Debtors (with the consent of the Supporting Noteholder) in accordance with the Definitive Documents in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims pursuant to the Plan, and with the consent of the Supporting Noteholder, the Debtors may remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of the Plan and the Definitive Documents, and any holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as amended, modified, or supplemented.

(b)               Certain Technical Amendments. Prior to the Effective Date, the Debtors may make appropriate immaterial and technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court; provided, however, that such immaterial technical adjustments and modifications are in accordance with the Definitive Documents and do not affect the treatment of holders of Claims or Interests under the Plan.

6.	Revocation or Withdrawal of Plan

Subject to the terms and conditions of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors. If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, then, with respect to such Debtors (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan shall (a) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtors or any other Person, (b) prejudice in any manner the rights of such Debtors or any other Person, or (c) constitute an admission of any sort by the Debtors or any other Person.

7.	Severability

If, prior to the entry of the Confirmation Order, any term or provision of the Plan or the Plan Documents is held by the Bankruptcy Court or appellate court of competent jurisdiction to be invalid, void, or unenforceable, the Debtors and the Supporting Noteholder shall alter such term or provision to make it valid or enforceable and consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court or appellate court of competent jurisdiction, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan and the Plan Documents, as it may have been altered or interpreted in accordance with the Plan, is (i) valid and enforceable pursuant to its terms, (ii) integral to the Plan and may not be deleted or modified without the consent of the Debtors (and the Supporting Noteholder) or the Reorganized Debtors, as the case may be, and (iii) nonseverable and mutually dependent.

8.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under the Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

9.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, the Supporting Noteholder, the Exit Lender and each of their respective successors and assigns.

10.	Payment of Statutory Fees

All fees due and payable pursuant to 28 U.S.C. § 1930(a) prior to the Effective Date, plus interest thereon due and payable under 31 U.S.C. § 3717 (if any), shall be paid by the Debtors in full in Cash on the Effective Date. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees in full in Cash when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay any and all such fees to the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code. Notwithstanding anything to the contrary in the Plan, the U.S. Trustee shall not be required to file a proof of Claim or any other request for payment of quarterly fees.

11.	Successors and Assigns

The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Person.

12.	Entire Agreement

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on the subject matter thereof, all of which have become merged and integrated into the Plan. The Confirmation Order shall govern in the event of inconsistency with the Plan, and the Plan Supplement shall govern in the event of any inconsistency with the Plan.

13.	Computing Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

14.	Notices

All notices, requests, and demands hereunder shall be in writing (including by e-mail) and, unless otherwise provided in the Plan, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by e-mail, when receipt has been confirmed, addressed as follows:

(a)               if to a Debtor (prior to the Effective Date of its Plan):

VIVUS, Inc.

900 E. Hamilton Avenue, Suite 550

Campbell, CA 95008

Attn: John L. Slebir

– and –

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn: Mark D. Collins, Esq., Zachary I. Shapiro, Esq., Brett M. Haywood, Esq.

Telephone: (302) 651-7700

E-mail:	collins@rlf.com

shapiro@rlf.com

haywood@rlf.com

– and –

WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Attn: Matthew S. Barr, Esq., Gabriel Morgan, Esq., and Natasha S. Hwangpo, Esq.
Telephone: (212) 310-8000

E-mail:	matt.barr@weil.com

gabriel.morgan@weil.com

natasha.hwangpo@weil.com

(b)               if to a Debtor (after the Effective Date of its Plan) or the Reorganized Debtors:

VIVUS, Inc.

900 E. Hamilton Avenue, Suite 550

Campbell, CA 95008

Attn: John L. Slebir

– and –

COLE Schotz p.c.

Attn: Justin R. Alberto, Esq.

500 Delaware Avenue

Suite 1410

Wilmington, DE 19801

Telephone: (302) 651-2006

E-mail: jalberto@coleschotz.com

– and –

DENTONS US LLP

1221 Avenue of the Americas

New York, NY 10020
Attn: Oscar N. Pinkas, Esq. Brian E. Greer, Esq. and Lauren Macksoud, Esq.
Telephone: (212) 768-6700

E-mail:	oscar.pinkas@dentons.com

brian.greer@dentons.com

lauren.macksoud@dentons.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, such entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002; provided, however, that the U.S. Trustee need not file such a renewed request and shall continue to receive documents without any further action being necessary. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

15.	Reservation of Rights

Except as otherwise provided therein, the Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the filing of the Plan, any statement or provision of the Plan, or the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

VI.
TRANSFER RESTRICTIONS AND
CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

The Solicitation is being made prior to the Petition Date pursuant to Section 4(a)(2) of the Securities Act from the holders of Convertible Note Claims and Secured Notes Claims; provided, however, that each of the holder of the Convertible Note Claims and the holder of the Secured Notes Claims is either a (A) Qualified Institutional Buyer (as defined in SEC Rule 144A under Securities Act) or (B) an institutional “Accredited Investor” (as defined in SEC Rule 501(a)(1), (2), (3) or (7) under the Securities Act).

The issuance of and the distribution under the Plan of Reorganized VIVUS Equity to holders of Allowed Convertible Note Claims will be effected without registration under the Securities Act in reliance on section 1145 of the Bankruptcy Code.

Section 1145 of the Bankruptcy Code generally provides that the registration requirements under the Securities Act do not apply to the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim (including a claim for an administrative expense) against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash. In reliance upon section 1145 of the Bankruptcy Code, the Reorganized VIVUS Equity issued to holders of Allowed Convertible Note Claims will be exempt from the registration requirements of the Securities Act, and certain state and local securities laws, as applicable. Accordingly, these securities may be resold without registration under the Securities Act or other federal or state securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code and/or section 2(a)(11) of the Securities Act, as amended. In addition, such securities issued in reliance on section 1145 of the Bankruptcy Code generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states and territories of the United States, as applicable.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is an issuer, as used in section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer. Notwithstanding the foregoing, control person underwriters are “affiliates” as defined in Rule 405 under the Securities Act.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration subject to the resale limitations of Rule 144 under the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code and/or “affiliates” as defined in Rule 405 under the Securities Act are advised to consult with their own legal advisors as to the availability of the exemptive safe harbor provided by Rule 144.

In any case, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Legends. To the extent certificated, certificates evidencing the Reorganized VIVUS Equity and held by holders of 10% or more of the outstanding Reorganized VIVUS Equity, and therefore may be “affiliates” as such term is defined under Rule 405 under the Securities Act or who are otherwise underwriters as defined in section 1145(b) of the Bankruptcy Code and/or section 2(a)(11) of the Securities Act, will bear a legend substantially in the form below:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE OR TERRITORIAL SECURITIES LAWS WITHIN THE UNITED STATES OR UNLESS THE DEBTORS RECEIVE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

VII.
CERTAIN TAX CONSEQUENCES OF PLAN

The following discussion is a summary of certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors. The following summary does not address the U.S. federal income tax consequences to holders of Claims that are unimpaired, deemed to reject the Plan or otherwise entitled to payment in full in cash under the Plan, nor to holders of Interests, since such holders are deemed to reject to the Plan. In addition, the following summary does not address the U.S. federal income tax consequences to IEH, the sole holder of the Secured Notes Claims and the Convertible Note Claims (the only classes of Claims entitled to vote), as IEH has engaged counsel to advise it as to the tax consequences of the Plan and, in accordance with the Restructuring Support Agreement, has agreed to vote in favor of the Plan.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. Treasury Regulations (“Treasury Regulations”), judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or the courts. There can be no assurance that the IRS would not take, or that a court would not sustain, a contrary position as to the federal income tax consequences described herein.

This summary does not address foreign, state, or local tax consequences of the Plan. In addition, this discussion does not address U.S. federal taxes other than income taxes, nor does it address the Foreign Account Tax Compliance Act.

Additionally, this discussion assumes the various debt and other arrangements to which any of the Debtors is a party will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances. All holders of Claims and interests are urged to consult their OWN tax advisorS for the U.S. federal, state, local and other tax consequences applicable under the Plan.

A.	Certain U.S. Federal Income Tax Consequences to the Debtors

For U.S. federal income tax purposes, each of the U.S. Debtors is a member of an affiliated group of corporations of which VIVUS is the common parent and which intends to file a single consolidated U.S. federal income tax return (the “Tax Group”). Each of the non-U.S. Debtors is not subject to U.S. federal income tax. As of the Petition Date, the Tax Group had approximately $648 million of estimated, consolidated federal net operating loss (“NOL”) carryforwards, as reported in the Company’s Form 10-K annual report, filed on March 3, 2020 for the year ended December 31, 2019, as amended by the Form 10-K/A filed on April 29, 2020, and approximately $12 million in estimated federal tax credits, and certain other favorable tax benefits. The amount of any such NOLs and other tax attributes, and the application of any limitations, remain subject to audit and potential adjustment by the IRS.

As discussed below, in connection with the implementation of the Plan, the Debtors expect that the amount of the Tax Group’s NOL carryforwards will be reduced. In addition, the subsequent utilization of any remaining tax attributes of the Debtors following the Effective Date, could become subject to limitation under section 382 of the Tax Code.

1.	Cancellation of Debt and Reduction of Tax Attributes

In general, the Tax Code provides that a debtor must recognize cancellation of debt (“COD”) income upon the elimination or reduction of debt for insufficient consideration. The Tax Code provides an exception to such income recognition for any COD income arising by reason of the discharge of the debtor’s indebtedness pursuant to a confirmed chapter 11 plan, where the debtor is under the Court’s jurisdiction in such case. In such event, the Tax Code generally requires the debtor to reduce certain of its tax attributes—such as current year NOLs and NOL carryforwards, tax credits, capital loss carryforwards, and tax basis in assets—by the amount of any such excluded COD income. Although not free from doubt, a carryforward of disallowed business interest expense is generally believed not to be a tax attribute subject to such reduction. If advantageous, the debtor can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes.

The amount of COD incurred generally is the amount by which the adjusted issue price of cancelled debt exceeds the sum of the amount of cash and the fair market value of any other property given in exchange therefor. Any reduction in tax attributes in respect of COD income generally does not occur until after the determination of the debtor’s net income or loss for the taxable year in which the COD is incurred. Also, where the debtor joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group also be reduced.

In connection with the implementation of the Plan, the Debtors are expected to incur COD. The exact amount of any COD that will be incurred, and thus the corresponding attribute reduction, will depend, in part, on the amount of cash available for distribution and the value of the Reorganized VIVUS Equity and, therefore, will not be determinable until the consummation of the Plan.

2.	Limitation of NOL Carryforwards and Other Tax Attributes

The Tax Group’s ability to utilize its NOLs and certain other tax attributes could be subject to limitation if the Tax Group underwent or were to undergo an “ownership change” within the meaning of section 382 of the Tax Code after the Petition Date and the corporation does not qualify for (or elects out of) the special bankruptcy exception in section 382(l)(5) of the Tax Code discussed below. Accordingly, on the Petition Date, the Debtors intend to seek Bankruptcy Court approval of the No Trading Motion, effective as of the Petition Date, imposing certain restrictions with respect to trading in Existing Common Stock to prevent such an ownership change prior to the Effective Date. Any resulting limitation applies in addition to, and not in lieu of, the use of attributes or the attribute reduction that results from COD income arising in connection with the Plan.

The Debtors believe that no ownership change under section 382 of the Tax Code has occurred since January 1, 2013. The Debtors anticipate that the issuance of the Reorganized VIVUS Equity pursuant to the Plan will result in an ownership change of the Tax Group, but that such ownership change should be regarded as occurring by reason of an acquisition of equity interests by qualifying creditors under section 382(l)(5) of the Tax Code, as discussed below.

(a)	Annual Limitation

In the event of an ownership change, the amount of the annual limitation to which a corporation (or consolidated group) that undergoes an ownership change will be subject is generally equal to the product of (A) the fair market value of the stock of the corporation (or common parent corporation of the consolidated group) immediately before the ownership change (with certain adjustments) multiplied by (B) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (0.89% for ownership changes occurring in July 2020). For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed chapter 11 plan, the fair market value of the stock of the corporation is generally determined immediately after (rather than before) the ownership change after giving effect to the discharge of creditors’ claims, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets. In addition, as discussed below, the annual limitation potentially may be increased in the event the corporation (or consolidated group) has an overall “built-in” gain in its assets at the time of the ownership change. Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.

If a loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), any built-in gains recognized (or, according to a current IRS notice, treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses and tax credits against such recognized built-in gain income in addition to its regular annual allowance. Alternatively, if a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change, then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as a pre-change loss and similarly will be subject to the annual limitation. On September 9, 2019, the IRS issued proposed regulations that would significantly modify the calculation and treatment of net unrealized built-in gains and losses; however, the IRS subsequently amended the proposed effective date provision to exempt from the new regulations ownership changes pursuant to chapter 11 cases filed prior to the regulations becoming effective. The proposed regulations, therefore, should not apply to the Debtors. It is currently uncertain whether the Tax Group will have a net unrealized built-in loss or a net unrealized built-in gain as of the Effective Date.

If a corporation (or consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses (absent any increases due to the recognition of any built-in gains as of the time of the ownership change).

If a corporation (or consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses (absent any increases due to the recognition of any built-in gains as of the time of the ownership change).

(b)	Section 382(l)(5) Bankruptcy Exception

Under section 382(l)(5) of the Tax Code, an exception to the foregoing annual limitation rules generally applies where “qualified creditors” and existing shareholders of a debtor corporation receive, in respect of their claims or equity interests, at least fifty percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan. The IRS has in private letter rulings applied section 382(l)(5) of the Tax Code on a consolidated basis where the parent corporation is in bankruptcy. Under this exception, a debtor’s tax losses and credits are not limited on an annual basis, but, instead, are required to be recomputed to exclude certain previously deducted interest with respect to any debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the reorganized debtor within a two-year period after the effective date of the plan would preclude the reorganized debtor’s subsequent utilization of any tax losses and credits in existence at the time of such ownership change. A debtor that qualifies for the section 382(l)(5) exception may, if it so desires, elect not to have the exception apply and to instead be subject to the annual limitation described above.

It is currently expected that the Reorganized Debtors would qualify for the section 382(l)(5) exception and would not elect out of its application. It is also the Debtors’ belief and understanding that the principal purpose of the Restructuring Transactions is not tax avoidance.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

VIII.
CERTAIN RISK FACTORS TO BE CONSIDERED

Before voting to accept or reject the Plan, holders of Claims in the Voting Classes should read and carefully consider the risk factors set forth below, in addition to the information set forth in the Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Plan or its implementation. Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.	Certain Bankruptcy Law Considerations

1.	General

While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their business, the Debtors cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ business. Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers and employees. The proceedings will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

2.	Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan satisfies all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes. Moreover, the Debtors can make no assurances that they will receive the requisite votes for acceptance to confirm the Plan. Even if the Voting Classes vote in favor of the Plan and the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court could decline to confirm the Plan if it finds that any of the statutory requirements for confirmation are not met. If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests under any alternative plan of reorganization.

3.	Risk of Failing to Satisfy Vote Requirement

In the event that the Debtors are unable to obtain sufficient votes from the Voting Classes, the Debtors may seek to accomplish an alternative chapter 11 plan. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to holders of Allowed Claims or Interests as those proposed in the Plan.

4.	Non-Consensual Confirmation

If any impaired class of claims or equity interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has voted to accept the Plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the Plan, the bankruptcy court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. If any Class votes to reject the Plan, then these requirements must be satisfied with respect to such rejecting Classes. The Debtors believe that the Plan satisfies these requirements.

5.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Sections 10.5, 10.6, 10.7, 10.8, and 10.9 of the Plan provides for certain releases, injunctions, and exculpations, for Claims and Causes of Action that may otherwise be asserted against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest, and there is a possibility that they may not be approved by the Bankruptcy Court. If the releases and exculpations are not approved, certain parties may not be considered releasing parties, Released Parties, or Exculpated Parties, and certain Released Parties or Exculpated Parties may withdraw their support for the Plan. Further, the outcome of the Diligence Process and the findings of RLF’s investigation remain unknown. The Debtors believe, but cannot be certain that the Bankruptcy Court will determine that, the release and exculpation provisions in the Plan, including the Third-Party Releases and the Debtor Releases, will ultimately satisfy the business judgment standard or be deemed to meet the requisite legal standard for such releases, injunctions, and exculpations in the Third Circuit.

6.	Risks Relating to Indemnification Claims

Sections 8.5 of the Plan provides that holders of Indemnification Claims will receive no distributions under the Plan on account of such Claims; provided, however, that (i) current and former officers, directors, agents, employees, and/or any other named insured shall continue to have any rights and benefits under the D&O Insurance and D&O Tail with respect to coverage and payment by the applicable insurance company, and (ii) the Reorganized Debtors shall pay the deductible or self-insured retention under any D&O Insurance or D&O Tail in connection with any Indemnification Claim. The Debtors, their Estates, any other named insured, and the Reorganized Debtors have no obligation to renew, place, pay for, or extend any directors’ and officers’ insurance, or similar insurance, in effect or purchased as of the Petition Date. The Debtors cannot guarantee that the D&O Insurance and D&O Tail will provide sufficient coverage to holders of Indemnification Claims in the event any Claims or Causes of Actions are brought against such holders. If any such Claims or Causes of Action are brought against them, it is possible that holders of Indemnification Claims may have no other source of recovery. The Debtors do not currently believe, but cannot guarantee, that any such Claims or Causes of Action will be initiated against holders of Indemnification Claims after the Effective Date.

7.	Risk of Non-Occurrence of the Effective Date

Although the Debtors intend to consummate the Plan and believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Section 9.3 of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

8.	Risk of Termination of the Restructuring Support Agreement, Which Would Almost Certainly Impair Recoveries to Creditors and Interest Holders

The Restructuring Support Agreement contains certain provisions that give the Supporting Noteholder the ability to terminate the Restructuring Support Agreement upon the occurrence of certain events or if various conditions are not satisfied. For example, in the event of a change of control for certain tax purposes, which would significantly reduce the value of the Debtors’ tax attributes. The Debtors believe that termination of the Restructuring Support Agreement and the resulting loss of the Supporting Noteholder’s support for the Plan would be materially detrimental to the Debtors, their Estates and their stakeholders. Through the Plan, the Supporting Noteholder has consented to a deleveraging of the Debtors’ balance sheet in a manner that permits distributions to certain holders of Claims and Interests in amounts that may not otherwise not be available. In addition, termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers, and change the amount of distributions ultimately available to holders of Claims and Interests.

9.	Risk Related to Parties in Interest Objecting to Debtors’ Classification of Claims and Interests

Bankruptcy Code section 1122 provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that a party in interest will not object or that the Bankruptcy Court will approve the classifications.

10.	Risk Related to Possible Objections to Plan

There is a risk that certain parties could oppose and object to the Plan in the Bankruptcy Court either in its entirety or to specific provisions thereof. While the Debtors believe that the Plan complies with all relevant Bankruptcy Code provisions, and that all constituencies are treated fairly under the Plan, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

11.	Conversion into Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. Recoveries to stakeholders would be significantly diminished in that circumstance. Please refer to Article XII – Alternatives to Confirmation and Consummation of Plan hereof, as well as the Liquidation Analysis, prepared by the Debtors’ financial advisor Ernst & Young LLP attached hereto as Exhibit D, for a discussion of the negative effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

B.	Risks Relating to the Debtors’ Business and Financial Condition

1.	Risks Associated with Debtors’ Business and Industry

The Debtors are exposed to certain risks arising from their business operations within the pharmaceutical industry. Changes to and fluctuations in such industry may have an adverse consequence on the Debtors or their business. The risks associated with the Debtors’ business and industry are more fully described in the Debtors’ SEC filings and are incorporated herein by reference, including their Form 10-K annual report, filed on March 3, 2020 for the year ended December 31, 2019, as amended by the Form 10-K/A filed on April 29, 2020, and Form 10Q, filed on May 6, 2020. The risks associated with the Debtors’ business and industry described in the Debtors’ SEC filings include, but are not limited to, the following:

•	Risks the Debtors’ will be unable to effectively and profitably commercialize their marketed or development products;

•	Risks associated with international operations;

•	Risks relating to a reliance on single-source suppliers;

•	Risks relating to an inability to gain or maintain necessary regulatory approvals;

•	Risks relating to reputational damage as a result of the filing of these Chapter 11 Cases, or otherwise;

•	Risks relating to a reliance on in-licensed intellectual property rights from third-parties; and

•	Risks the COVID-19 pandemic may impact the Debtors’ supply chain and distribution networks and sales force, as well as the financial stability of the Debtors’ customers, in a manner that could materially adversely affect their business, financial condition or results of operations.

2.	Challenging Macroeconomic Conditions

Uncertainty about future global economic market conditions, which have been exacerbated by the COVID-19 pandemic, make it challenging to forecast operating results and to make decisions about future investments. The success of the Reorganized Debtors’ business is both directly and indirectly dependent upon conditions in the global financial and credit markets that are outside of the Reorganized Debtors’ control and difficult to predict. Uncertain economic conditions may lead the Reorganized Debtors’ customers to postpone capital spending in response to tighter credit and reductions in customers’ income or asset values. Similarly, when lenders and institutional investors reduce, and in some cases, cease to provide funding to corporate and other industrial borrowers, the liquidity and financial condition of the Reorganized Debtors and their customers can be adversely impacted. Factors such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation), trade barriers, commodity prices, currency exchange rates and controls, and national and international political circumstances can have a material negative effect on the Reorganized Debtors’ business, revenues, and profitability.

3.	Reliance on Licenses for Patents and Other Intellectual Property

The Debtors have licensed certain patent rights and other know-how that they use for the development of their therapies and pharmaceutical products. In order to maintain their rights under certain of these licenses, the Debtors must satisfy certain development and commercialization obligations. If the Debtors fail to satisfy these obligations, continued access to certain patents and know-how relied on by the Debtors could be denied and such patents and know-how could be licensed to one or more of the Debtors’ competitors. Furthermore, if the Debtors fail to comply with material obligations under certain license agreements, or if licenses were to be terminated for any reason, the Debtors could lose license rights that are important to their business. Upon expiration of current licenses, there is no guarantee the Debtors will be able to renew such licenses on commercially reasonable terms, if at all.

4.	Debtors’ Intellectual Property

The Debtors’ commercial success is dependent in part on obtaining, maintaining and enforcing their intellectual property rights, including patents, covering certain of their marketed and developmental pharmaceutical products. If the Debtors are unable to obtain, maintain, and enforce intellectual property protection covering their products, others may be able to make, use, or sell products that are substantially the same as the Debtors’ products without incurring the sizeable development and licensing costs that the Debtors incurred, which would adversely affect the Debtors’ ability to compete in the market.

The Debtors have licensed certain intellectual property from third parties related to their products, and rely on such third parties to file and prosecute patent applications and maintain patents and otherwise protect the licensed intellectual property. The Debtors cannot guarantee that such activities by third parties have been, or will be, conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights. The Debtors also rely on trade-secret protection for certain of their proprietary know-how and for processes for which patents are difficult to obtain or enforce. The Debtors may not be able to protect their trade secrets adequately as they have limited control over their licensors, collaborators, and suppliers. Moreover, because patent applications can take many years to issue, there may be currently pending applications, unknown to the Debtors, which may later result in issued patents that pose a material risk to the Debtors and their business.

Any litigation, regardless of its outcome, would likely result in the expenditure of significant financial resources and the diversion of the Debtors’ management’s time and resources. In addition, litigation in which the Debtors are accused of infringement may, among other things, cause negative publicity; adversely impact prospective customers; cause product shipment delays; or prohibit the Debtors from producing, marketing, or selling their products. If a successful claim of infringement were made against the Debtors and they could not develop non-infringing products or license the infringed or similar products on a timely and cost-effective basis, the Debtors’ revenues could decrease substantially and they could be exposed to significant liability. A court could enter orders that temporarily, preliminarily, or permanently prevent the Debtors from making, using, selling, offering to sell, or importing current or future products, or could enter an order mandating that the Debtors undertake certain remedial activities. Claims that the Debtors misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on the Debtors’ reputation, business, financial condition, or results of operations.

If the Debtors need to initiate a lawsuit to protect their intellectual property, the action could be expensive, take significant time, and divert management’s attention from other business concerns. Litigation also could result in the Debtors’ patents being invalidated or interpreted narrowly or the Debtors’ patent applications not issuing. The Debtors may not prevail in any lawsuits that they initiate and the damages or other remedies awarded, if any, may not be commercially valuable.

The occurrence of any of these events may have a material adverse effect on the Debtors’ business, their financial condition, and their results of operations.

5.	Risks Associated with the Performance of Qsymia

The Debtors may be unable to reach an agreement with the FDA regarding currently required testing necessary for the continued sale of Qsymia. Upon receiving approval to market Qsymia, the FDA required the Company to perform various additional studies of the therapy, including a cardiovascular outcome trial (“CVOT”). The Company estimates the cost of a CVOT will be in excess of $200 million, which will be incurred over a period of approximately five years. The Debtors are in discussions with the FDA regarding the requirement of a CVOT because the Debtors do not anticipate having sufficient funds to pay for the CVOT analysis. The Debtors have held several meetings with FDA to discuss alternative strategies for obtaining cardiovascular outcomes data that would be feasible and ensure timely collection of data on the cardiovascular safety of Qsymia. In January 2019, the FDA suggested a study designed to evaluate the effect of Qsymia on ambulatory blood pressure. The Company has submitted a draft protocol based on FDA input for review and believes this study could provide the Company with new data to further inform its ongoing dialogue with the FDA regarding its CVOT. The Company is committed to working with the FDA to reach a resolution that provides the FDA with additional cardiovascular safety data. There is no assurance that the FDA will accept any measures short of those specified in the CVOT to satisfy this requirement. The Company has not yet reached agreement with the FDA on an alternative to the CVOT analysis. Absent resolution of these issues with the FDA, the FDA could revoke its approval to market Qsymia which would cause a materially adverse impact on the Debtors’ financial projections.

6.	Risks Associated with Cash Collateral Order

The Debtors’ access to cash collateral is intended to provide liquidity to the Debtors during the pendency of the Chapter 11 Cases. If the Chapter 11 Cases take longer than expected to conclude, the Debtors may exhaust or lose access to their financing. There is no assurance that the Debtors will be able to obtain additional financing from IEH or otherwise. In either such case, the liquidity necessary for the orderly functioning of the Debtors’ business may be materially impaired.

7.	Risks Associated with Exit Facility

There is no assurance that the Reorganized Debtors will be able to meet the terms of the Exit Facility, which may hinder the Debtors’ ability to consummate the Plan. There is a risk that the Reorganized Debtors could default thereunder and IEH could take enforcement actions against them, including execution or foreclosure against assets thereof.

8.	Risks and Uncertainties Associated with the Chapter 11 Cases

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and to continue as a going concern, will be subject to the risks and uncertainties inherently associated with bankruptcy. These risks include the following: (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Plan or an alternative restructuring transaction(s); (b) ability to obtain court approval with respect to motions filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, licensors, service providers, customers, employees, regulators, and other third parties; (d) ability to maintain rights and contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; (g) ability of the Debtors to assume their existing intellectual property licenses and related agreements in accordance with section 365 of the Bankruptcy Code; and (h) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ business and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to timely respond to certain events or take advantage of certain opportunities. Because of these risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot predict or quantify with certainty the ultimate impact of events that could occur during the Chapter 11 Cases and that could be inconsistent with the Debtors’ plans.

9.	Insufficient Cash Flow to Meet Debt Obligations

The Debtors do not have sufficient financial resources to pay their funded debt obligations. As a result, the support of the Supporting Noteholder under the terms of the Restructuring Support Agreement is critical to effectuating the Restructuring and providing the recoveries to other stakeholders proposed in the Plan.

On the Effective Date, on a consolidated basis, it is expected that the Reorganized Debtors will have total secured indebtedness of approximately $65.3 million. This amount of expected indebtedness and the funds required to service such debt could, among other things, make it more difficult for the Reorganized Debtors to satisfy their obligations under such indebtedness, increasing the risk that they may default on such debt thereunder.

The Reorganized Debtors’ earnings and cash flow may vary significantly from year to year. Additionally, the Reorganized Debtors’ future cash flow may be insufficient to meet their debt obligations and commitments. Any insufficiency could negatively impact the Reorganized Debtors’ business. A range of economic, competitive, business, and industry factors will affect the Reorganized Debtors’ future financial performance and, as a result, their ability to generate cash flow from operations and to pay their debt. Many of these factors are beyond the Reorganized Debtors’ control.

If the Reorganized Debtors do not generate enough cash flow from operations to satisfy their debt obligations, they may have to undertake alternative financing plans, such as:

•	refinancing or restructuring debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

It cannot be assured, however, that undertaking alternative financing plans, if necessary, would allow the Reorganized Debtors to meet their debt obligations. An inability to generate sufficient cash flow to satisfy their debt obligations or to obtain alternative financing could materially and adversely affect the Reorganized Debtors’ ability to make payments on the Exit Facility and their business, financial condition, results of operations, and prospects.

10.	Defects in Collateral Securing the Exit Facility

The indebtedness under the Exit Facility will be secured, subject to certain exceptions and permitted liens to be agreed, on a first-priority basis by security interests in substantially all assets of the Reorganized Debtors (the “Collateral”). The Collateral securing the Exit Facility may be subject to exceptions, defects, encumbrances, liens, and other imperfections. Further, the Debtors have not conducted appraisals of any of their assets constituting Collateral to determine if the value of the Collateral upon foreclosure or liquidation equals or exceeds the amount of the Exit Facility or such other obligation secured by the collateral. Accordingly, it cannot be assured that the remaining proceeds from a sale of the Collateral would be sufficient to repay IEH all amounts owed under the Exit Facility. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the ability to sell Collateral in an orderly manner, general economic conditions, the availability of buyers, the Reorganized Debtors’ failure to implement their business strategy, and similar factors. The amount received upon a sale of Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time, and the timing and manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a subsequent foreclosure, liquidation, bankruptcy, or similar proceeding, it cannot be assured that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay the Reorganized Debtors’ obligations under the Exit Facility, in full or at all. There can also be no assurance that the Collateral will be saleable. Even if saleable, the timing of the Collateral’s liquidation will be uncertain. Accordingly, there may not be sufficient Collateral to pay all or any of the amounts due on the Exit Facility.

11.	Casualty Risk of Collateral

The Reorganized Debtors will be obligated by the Exit Facility to maintain adequate insurance or otherwise insure against hazards as is customarily done by companies having assets of a similar nature in the same or similar localities. There are, however, certain losses that may either be uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate the Reorganized Debtors fully for their losses. If there is a total or partial loss of any of the pledged Collateral, the insurance proceeds received may be insufficient to satisfy the secured obligations of the Reorganized Debtors, including the Exit Facility.

12.	Risks Associated with Existing Stock Settlement

The Reorganized Debtors’ actual Adjusted EBITDA performance may vary significantly from current projections and, while the Debtors believe they will fulfill the requisite financial metrics, there can be no assurance that the Reorganized Debtors will satisfy the financial metrics conditioned pursuant to the Contingent Value Right. Accordingly, it is possible that the Contingent Value Right granted under the Existing Stock Settlement will not materialize. The Reorganized Debtors cannot guarantee, and are under no obligation to ensure, the fulfillment of the financial milestones necessary to trigger liability under the Contingent Value Right granted pursuant to the Existing Stock Settlement.

C.	Additional Factors Affecting the Value of Reorganized Debtors

1.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained herein is, by nature, forward-looking, and contains estimates and assumptions which might ultimately prove to be incorrect and projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered to be assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

2.	Post-Effective Date Indebtedness

On or after the Effective Date, the Reorganized Debtors will have up to approximately $90 million of secured indebtedness under the Exit Facility. The Reorganized Debtors’ ability to service their debt obligations will depend, among other things, on their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in sales and marketing. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

3.	Possible Adverse Effects on Debtors’ Tax Attributes

As a multinational corporation, the Debtors are subject to taxation in the U.S. and various foreign jurisdictions. Significant judgment is required in determining the Debtors’ global provision for income taxes and other tax liabilities. Although the Debtors assess the likelihood of adverse outcomes resulting from these examinations to determine their tax estimates, a final determination of tax audits or tax disputes could have an adverse effect on their results of operations and financial condition. The Debtors are also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property, and goods and services taxes in the U.S. and abroad. The Debtors may have exposure to additional non-income tax liabilities, which could have an adverse effect on the Debtors’ results of operations and financial condition.

In addition, the Debtors’ future effective tax rates could be favorably or unfavorably affected by changes in tax rates, changes in the valuation of their deferred tax assets or liabilities, or changes in tax laws or their interpretation. Such changes could have a material adverse impact on their financial results.

For a detailed description of the effect that consummation of the Plan may have on the Debtors’ tax attributes, see “Certain Tax Consequences of Plan,” which is contained in Article VII herein.

4.	Loss of Key Personnel Could Adversely Affect Debtors’ Operations

The Debtors’ operations are dependent on a relatively small group of key management personnel, including the Debtors’ executive officers. The Debtors’ recent liquidity issues and the anticipated Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees. Because competition for experienced personnel in the pharmaceutical industry can be significant, the Debtors may be unable to find acceptable replacements with comparable skills and experience, and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their business. In addition, a loss of key personnel or material erosion of employee morale at the corporate or field levels could have a material adverse effect on the Debtors’ ability to meet customer and counterparty expectations, thereby adversely affecting the Debtors’ business and the results of operations.

D.	Factors Relating to Securities to Be Issued Under Plan

1.	Market for Securities

There can be no assurance as to the development or liquidity of any market for Reorganized VIVUS Equity. The Reorganized Debtors are under no obligation to list any securities on any national securities exchange. Therefore, there can be no assurance that the Reorganized VIVUS Equity will be tradable or liquid at any time after the Effective Date. If a trading market does not develop or is not maintained, holders of the Reorganized VIVUS Equity may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors including, without limitation, prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors. In addition, holders of Reorganized VIVUS Equity may be subject to certain restrictions contained in a shareholders agreement or limited liability company agreement (as applicable) which may include restrictions on the ability to transfer, as well as other limitations associated with, the Reorganized VIVUS Equity. Accordingly, holders of these securities may bear certain risks associated with holding securities for an indefinite period of time.

2.	Significant Holders

IEH is expected to acquire a 100% interest in the Reorganized VIVUS Equity pursuant to the Plan. IEH will be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the Reorganized VIVUS Equity.

3.	Equity Interests Subordinated to Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the Reorganized VIVUS Equity would rank below all debt claims against the Reorganized Debtors. As a result, the Supporting Noteholder, as the sole holder of the Reorganized VIVUS Equity, will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied.

4.	Implied Valuation of Reorganized VIVUS Equity Not Intended to Represent Trading Value of Reorganized VIVUS Equity

The Debtors’ Valuation Analysis is attached hereto as Exhibit F. As set forth in that analysis, the range of the Reorganized Debtors’ total enterprise value based upon the assumptions and methodology described therein is between $210 million and $243 million, with a mid-point of $225 million. It is the Debtors’ view that, for purposes of the Plan and their bankruptcy proceedings, the Reorganized Debtors’ total enterprise value does not exceed $225 million.

The valuation of the Reorganized Debtors is not intended to represent the trading value of Reorganized VIVUS Equity in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of the Reorganized VIVUS Equity at issuance will depend upon, among other things: (a) prevailing interest rates; (b) conditions in the financial markets; (c) the anticipated initial securities of creditors receiving Reorganized VIVUS Equity under the Plan, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and (d) other factors that generally influence the prices of securities. The actual market price of the Reorganized VIVUS Equity is likely to be volatile. Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the Reorganized VIVUS Equity to rise and fall. Accordingly, the implied value, stated herein and in the Plan, of the Reorganized VIVUS Equity to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the Reorganized VIVUS Equity in the public or private markets.

5.	No Dividends

The Reorganized Debtors might not pay any dividends on the Reorganized VIVUS Equity and may instead retain any future cash flows for debt reduction and to support their operations. As a result, the success of an investment in the Reorganized VIVUS Equity may depend entirely upon any future appreciation in the value of the Reorganized VIVUS Equity. There is no guarantee that the Reorganized VIVUS Equity will appreciate in value or even maintain its initial value.

E.	Additional Factors

1.	Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of any party to the Restructuring Support Agreement, the Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.	Debtors Have No Duty to Update

The statements contained in the Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of the Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update the Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside the Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in the Disclosure Statement.

Any representations or inducements made to secure your vote for acceptance or rejection of the Plan that are other than those contained in, or included with, the Disclosure Statement should not be relied upon in making the decision to vote to accept or reject the Plan.

4.	No Legal, Business or Tax Advice Is Provided by the Disclosure Statement

The contents of the Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of a Claim or Interest should consult its own legal counsel and accountant as to legal, tax, and other matters concerning its Claim or Interest.

The Disclosure Statement is not legal advice to you. The Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

IX.
VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Plan, IEH, as the sole holder of eligible Class 3 and Class 4 voting Claims as of July 6, 2020 (the “Voting Record Date”) (the “Eligible Holder”), as the only Voting Classes, should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in the Disclosure Statement are subject to the terms and conditions of the Plan. This Solicitation of votes is being conducted to obtain sufficient votes to accept the Plan before the Petition Date. This Disclosure Statement has not been approved by the Bankruptcy Court.

This Article is qualified in its entirety by the Debtors’ Motion of Debtors for Order (I) Scheduling Combined Hearing to Consider (A) Approval of Disclosure Statement, (B) Approval of Solicitation Procedures and Forms of Ballots, and (C) Confirmation of Prepackaged Plan; (II) Establishing an Objection Deadline to Object to Disclosure Statement and Plan; (III) Approving the Form and Manner of Notice of Combined Hearing, Objection Deadline, Notice of Commencement, and Opt-Out Notice; (IV) Conditionally Waiving Requirement of Filing Statement of Financial Affairs and Schedules of Assets and Liabilities; (V) Approving Notice and Objections Procedures for the Assumption of Executory Contracts and Unexpired Leases; (VI) Conditionally Waiving Requirement to Convene the Section 341 Meeting of Creditors; and (VII) Granting Related Relief Pursuant to Sections 105(A), 341, 521(A), 1125, 1126, and 1128 of the Bankruptcy Code and Bankruptcy Rules 1007, 2002, 3017, and 3018 (the “Solicitation Motion”) to be filed on the Petition Date.

A.	Voting Deadline

All Eligible Holders have been sent a ballot (a “Ballot”) together with the Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies the Disclosure Statement to cast your vote.

The Debtors have engaged Bankruptcy Management Solutions, Inc. d/b/a Stretto as their Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT THROUGH STRETTO’S E-BALLOT PLATFORM AT BALLOTING.STRETTO.COM, AT THE VOTING AGENT’S EMAIL ADDRESS AT TEAMVIVUS@STRETTO.COM WITH “VIVUS BALLOT PROCESSING” IN THE SUBJECT LINE, OR AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 11:59 P.M. (PREVAILING EASTERN TIME) ON JULY 6, 2020.

VIVUS, Inc. Ballot Processing, c/o Stretto, 410 Exchange, Suite 100, Irvine, CA 92602

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE VOTING AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE A VOTE FOR ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS CONCERNING THE VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT by (I) TELEPHONE AT (855) 423-1425 (toll free in the U.S. or Canada) or (949) 266-6367 (International, (ii) email at TeamVivus@stretto.com, OR (IIi) visiting the website maintained by Stretto with respect to these Chapter 11 Cases at https://cases.stretto.com/vivus.

Additional copies of the Disclosure Statement are available upon request made to the Voting Agent, at the telephone numbers or email address set forth immediately above. Copies of the Disclosure Statement and the Plan are also be available free-of-charge on the Debtors’ case website: https://cases.stretto.com/vivus.

B.	Voting Procedures

The Debtors are providing copies of the Disclosure Statement (including all exhibits and appendices), related materials, and a Ballot (collectively, a “Solicitation Package”) to record holders in the Voting Classes.

Eligible Holders in the Voting Classes should provide all of the information requested by the Ballot, and should (a) complete and return all Ballots received to the Voting Agent via first class mail, overnight mail, or personal delivery to VIVUS, Inc., Ballot Processing c/o Stretto, 410 Exchange, Suite 100, Irvine, CA 92602, or electronically via e-mail to the Voting Agent at teamvivus@stretto.com with “VIVUS BALLOT PROCESSING” in the subject line, or (b) submit a Ballot electronically via the E-Ballot voting platform on the Voting Agent’s website by visiting balloting.stretto.com, clicking on the “File an E-Ballot” link, and following the instructions set forth on the website.

HOLDERS ARE STRONGLY ENCOURAGED TO SUBMIT THEIR BALLOTS VIA THE E-BALLOT PLATFORM OR EMAIL.

C.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan of reorganization. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless: (1) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof; or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of Claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Claims that cast ballots for acceptance or rejection of the Plan.

The Claims in the following Classes are impaired under the Plan and entitled to vote to accept or reject the Plan:

•	Class 3 – Secured Notes Claims; and

•	Class 4 – Convertible Note Claims.

An Eligible Holder should vote on the Plan by completing a Ballot in accordance with the instructions therein and as set forth above.

All Ballots must be signed by the Eligible Holder, or any person who has obtained a properly completed Ballot proxy from the Eligible Holder by the Record Date. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots. Any Ballot marked to both accept and reject the Plan will not be counted. If you return more than one Ballot voting different claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. An otherwise properly executed Ballot that attempts to partially accept and partially reject the Plan will likewise not be counted.

The Ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Record Date and the Petition Date including interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite votes for acceptance have been received, only Eligible Holders who actually vote will be counted. The failure of a holder to deliver a duly executed Ballot to the Voting Agent will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

1.	Fiduciaries and Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another, acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Ballot of each Eligible Holder for whom they are voting.

2.	Agreements Upon Furnishing Ballots

Subject to the “opt out” procedures described on each Ballot, and as described in the Plan, the delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of such party with respect to such Ballot to accept (i) all of the terms of, and conditions to, this Solicitation and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Sections 10.5, 10.6, 10.7, 10.8, and 10.9 therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Restructuring Support Agreement.

3.	Change of Vote

Subject to the provisions of the Restructuring Support Agreement, any party who has previously submitted to the Voting Agent before the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent before the Voting Deadline a subsequent, properly completed Ballot voting for acceptance or rejection of the Plan.

D.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E.	Further Information, Additional Copies

If you have any questions or require further information about the voting procedures for voting your claims or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits to such documents, please contact the Voting Agent.

X.
CONFIRMATION OF PLAN

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. On, or as promptly as practicable after, the Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing. Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjourned date made at the Confirmation Hearing, at any subsequent adjourned Confirmation Hearing, or pursuant to a notice filed on the docket of the Chapter 11 Cases.

B.	Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of the Claims held or asserted by the objector against the Debtors’ Estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order.

Debtors VIVUS, Inc., et al. 900 E. Hamilton Avenue, Suite 550 Campbell, CA 95008 USA Attn: John L. Slebir, Esq., Senior Vice President Business Development and General Counsel Email: slebir@vivus.com

Office of the U.S. Trustee

Office of the U.S. Trustee for
the District of Delaware
844 King Street
Suite 2207, Lockbox 35
Wilmington, Delaware 19801
Attn: Linda J. Casey
Telephone: 302-573-6491
Email: Linda.Casey@usdoj.gov

Proposed Counsel to the Debtors

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Matthew S. Barr

    Gabriel A. Morgan

    Natasha Hwangpo

Telephone: (212) 310-8000
Email: matt.barr@weil.com

     gabriel.morgan@weil.com

          natasha.hwangpo@weil.com

Proposed Co-Counsel to the Debtors

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn: Mark D. Collins, Esq.

     Zachary I. Shapiro, Esq.

     Brett M. Haywood, Esq.

Telephone: (302) 651-7700

Email: collins@rlf.com

      shapiro@rlf.com

      haywood@rlf.com

Counsel to the Supporting Noteholder

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: Oscar N. Pinkas, Esq.

Brian E. Greer, Esq.

Lauren Macksoud, Esq.

Telephone: (212) 768-6700

Email:     oscar.pinkas@dentons.com

brian.greer@dentons.com

lauren.macksoud@dentons.com

Co-Counsel to the Supporting Noteholder

Cole Scholtz P.C.

500 Delaware Avenue

Suite 1410

Wilmington, DE 19801

Attn: Justin R. Alberto

Andrew J. Roth-Moore

Telephone: (305) 652-3131

Email: jalberto@coleschotz.com

aroth-moore@coleschotz.com

IF AN OBJECTION TO CONFIRMATION IS NOT TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.	Requirements for Confirmation of Plan

1.	Requirements of Section 1129(a) of the Bankruptcy Code

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i)	the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)	the Plan has been proposed in good faith and not by any means forbidden by law;

(iv)	any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)	the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(vi)	with respect to each Class of Claims or Interests, each holder of an impaired Claim has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(vii)	except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

(viii)	except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Expense Claims and Other Priority Claims, other than Priority Tax Claims, will be paid in full on the Effective Date, and that Priority Tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims;

(ix)	at least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(x)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(xi)	all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

As provided above, among the requirements for confirmation are that the Plan is (A) accepted by all impaired Classes of Claims entitled to vote or, if rejected or deemed rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (B) in the “best interests” of the holders of Claims and Interests impaired under the Plan; and (C) feasible.

2.	Acceptance of Plan

Under the Bankruptcy Code, a Class accepts a chapter 11 plan if (1) holders of two-thirds (2/3) in amount and (2) with respect to holders of Claims, more than a majority in number of the allowed claims in such class (other than those designated under section 1126(e) of the Bankruptcy Code) vote to accept the Plan. Holders of Claims that fail to vote are not counted in determining the thresholds for acceptance of the Plan.

If any impaired Class of Claims or Interests does not accept the Plan (or is deemed to reject the Plan), the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan (or is deemed to reject the Plan), the Plan “does not discriminate unfairly” and is “fair and equitable” under the so-called “cramdown” provisions set forth in section 1129(b) of the Bankruptcy Code. The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under the Plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or interests receives more than it legally is entitled to receive for its claims or interests. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured; claims versus interests) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards that must be satisfied for the Plan to be confirmed, depending on the type of claims or interests in such class. The following sets forth the “fair and equitable” test that must be satisfied as to each type of class for a plan to be confirmed if such class rejects the Plan:

•	Secured Creditors. Each holder of an impaired secured claim either (a) retains its liens on the property, to the extent of the allowed amount of its secured claim, and receives deferred cash payments having a value, as of the effective date of the plan, of at least the allowed amount of such secured claim, (b) has the right to credit bid the amount of its claim if its property is sold and retains its lien on the proceeds of the sale, or (c) receives the “indubitable equivalent” of its allowed secured claim.

•	Unsecured Creditors. Either (a) each holder of an impaired unsecured claim receives or retains under the Plan, property of a value, as of the effective date of the Plan, equal to the amount of its allowed claim or (b) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the Plan.

•	Interests. Either (a) each equity interest holder will receive or retain under the Plan property of a value equal to the greater of (i) the fixed liquidation preference or redemption price, if any, of such equity interest and (ii) the value of the equity interest or (b) the holders of interests that are junior to the interests of the dissenting class will not receive or retain any property under the Plan.

The Debtors believe the Plan satisfies the “fair and equitable” requirement with respect to any rejecting Class.

IF ALL OTHER CONFIRMATION REQUIREMENTS ARE SATISFIED AT THE CONFIRMATION HEARING, THE DEBTORS WILL ASK THE BANKRUPTCY COURT TO RULE THAT THE PLAN MAY BE CONFIRMED ON THE GROUND THAT THE SECTION 1129(b) REQUIREMENTS HAVE BEEN SATISFIED.

3.	Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either: (a) accept the Plan; or (b) receive or retain under the plan property of a value, as of the effective date of the Plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the Debtors’ assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the Debtors’ assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the Plan.

The Debtors believe that under the Plan all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on: (a) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests; and (b) the Liquidation Analysis attached hereto as Exhibit D.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis provided in Exhibit D is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

4.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors’ management team has prepared the financial projections for the Debtors (collectively with the reserve information, development of schedules, and financial information, the “Financial Projections”) for fiscal years 2020 through 2023 (the “Projection Period”). The Financial Projections, and the assumptions on which they are based, are annexed hereto as Exhibit E. Based upon such Financial Projections, the Debtors believe that the Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the planning and development of a plan of reorganization and for the purposes of determining whether such plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. Moreover, Article VIII – Certain Risk Factors hereof sets forth certain risk factors that could impact the feasibility of the Plan.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections, or anticipated financial position. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Financial Projections to holders of Claims, Interests, or other parties in interest. The Financial Projections were prepared by the Debtors, with the assistance of certain of their advisors, to present the anticipated impact of the Plan. The Debtors do not intend to further update or otherwise revise the Financial Projections to reflect circumstances that may occur after their preparation, or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement, the Plan, and, when available, the Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto).

XI.
ALTERNATIVES TO CONFIRMATION
AND CONSUMMATION OF PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are: (i) the preparation and presentation of an alternative reorganization; (ii) the a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code; or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either: (i) a reorganization and continuation of the Debtors’ business or (ii) an orderly liquidation of their assets. The Debtors, however, believe that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.	Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and hearing, authorization to sell their assets under section 363 of the Bankruptcy Code. Holders of Claims in Class 3 would be entitled to credit bid on any property to which their security interest is attached to the extent of the value of such security interest, and to offset their Claims against the purchase price of the property. In addition, the security interests in the Debtors’ assets held by holders of Claims in Class 3 would attach to the proceeds of any sale of the Debtors’ assets to the extent of their secured interests therein. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for the holders of Claims or Interests under the Plan.

C.	Liquidation under Chapter 7 of Bankruptcy Code

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect that a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit D.

The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions to creditors than those provided for in the Plan because of, among other things, the delay resulting from the conversion of the Chapter 11 Cases, the inability to refinance or exchange the Company’s indebtedness, the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Chapter 11 Cases, and the loss in value attributable to an expeditious liquidation of the Debtors’ assets as required by chapter 7.

[Remainder of Page Intentionally Left Blank]

XII.
CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims in Class 3 and Class 4 to vote in favor thereof and support confirmation of the Plan.

Dated:     July 6, 2020

Wilmington, Delaware

Respectfully submitted,

By:	/s/ Mark Oki
Name:	Mark Oki
Title:	Senior Vice President, Chief Financial Officer & Chief Accounting Officer
on behalf of VIVUS, INC. VIVUS B.V. VIVUS DIGITAL HEALTH CORPORATION VIVUS PHARMACEUTICALS LIMITED

Exhibit A

Plan

See Exhibit 99.1 of the Current Report on Form 8-K filed July 7, 2020.

Exhibit B

Restructuring Support Agreement

See Exhibit 10.1 of the Current Report on Form 8-K filed July 7, 2020.

Exhibit C

Organizational Chart and Capital Structure

VIVUS, Inc.
(Delaware)
Vivus Pharmaceuticals Limited
(Wholly Owned British Columbia Subsidiary)
Vivus B.V.
(Wholly Owned Dutch Subsidiary)
Vivus Digital Health Corporation
(Wholly Owned Delaware Subsidiary)

Senior Secured Notes due 2024
(the "Secured Notes")

Borrower: VIVUS, Inc.
Guarantor: Vivus Digital Health Corporation
Original Issuance Amount: $110M
Outstanding Amount: $61.351M*
Coupon: 10.375%
Maturity: June 30, 2024
Collateral: Secured
Noteholder: Icahn Enterprises Holdings L.P. (dba IEH Biopharma LLC)

Convertible Senior Notes due 2020
(the "Convertible Notes")

Borrower: VIVUS, Inc.
Guarantor: None
Original Issuance Amount: $250M
Outstanding Amount: $169.165M*
Coupon: 5.50%
Maturity: May 1, 2020 (grace period extended pursuant to RSA)
Collateral: Unsecured
Noteholder: IEH Biopharma LLC

Legend**

(light purple)	Secured Notes Borrower
(hatched)	Secured Notes Guarantor
(dark purple)	Convertible Notes Borrower
*	Outstanding principal amount as of the Petition Date; does not include accrued interests or unamortized discount and debt issuance costs
**	The structure denoted herein does not include the Paycheck Protection Program Note, which is in the process of being returned

Exhibit D

Liquidation Analysis

Overview:

A chapter 11 plan cannot be confirmed unless the bankruptcy court determines that the plan is in the “best interests” of all holders of claims and interests in an impaired class under the plan that have not accepted the plan. Under Section 1129(a)(7), the “best interests” test requires a bankruptcy court to find either that (i) each holder of a claim or interest in an impaired class has accepted the plan or (ii) the plan will provides such holder who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code (as defined in the Disclosure Statement).

To demonstrate that the Plan satisfies this standard, the Debtors, in consultation with their legal and financial advisors, have prepared the following liquidation analysis (the “Liquidation Analysis”). The Liquidation Analysis assumes a hypothetical liquidation under chapter 7 and estimates (a) the realizable liquidation value of the Debtors’ assets and (b) the distribution to creditors resulting from the liquidation, net of estimated chapter 7 related fees and wind down costs.

The Liquidation Analysis has been prepared assuming the Debtors hypothetically convert their Chapter 11 Cases to undertake a liquidation under chapter 7 of the Bankruptcy Code as of July 31, 2020 (the “Conversion Date”). Except as otherwise noted, the values reflected in the Liquidation Analysis are based on the unaudited book values of the Debtors as of May 31, 2020, and those values are assumed to be representative of the Debtors’ assets and liabilities as of the Conversion Date.

This Liquidation Analysis has not been compiled, examined or reviewed by independent accountants in accordance with standards promulgated by the American Institute of Certified Public Accountants. Although the Debtors consider the estimates and assumptions set forth herein to be reasonable under the circumstances, such estimates and assumptions are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management, and their advisors. Accordingly, there can be no assurance that the results set forth by this Liquidation Analysis would be realized if the Debtors were actually liquidated pursuant to chapter 7 of the Bankruptcy Code, and actual results in such a case could vary materially from those presented herein, and distributions available to holders of Claims and Interests could differ materially from the projected recoveries set forth by this Liquidation Analysis. Neither the Debtors nor their advisors make any representations or warranties that the actual results would or would not approximate the estimates and assumptions represented in the Liquidation Analysis. Actual results could vary materially. This Liquidation Analysis assumes “liquidation values” based on the Debtors’ business judgement.

THIS LIQUIDATION ANALYSIS IS A HYPOTHETICAL EXERCISE THAT HAS BEEN PREPARED FOR THE SOLE PURPOSE OF PRESENTING A REASONABLE GOOD FAITH ESTIMATE OF THE PROCEEDS THAT WOULD BE REALIZED IF THE DEBTORS WERE LIQUIDATED IN ACCORDANCE WITH CHAPTER 7 OF THE BANKRUPTCY CODE AS OF THE CONVERSION DATE. THIS LIQUIDATION ANALYSIS IS NOT INTENDED AND SHOULD NOT BE USED FOR ANY OTHER PURPOSE. THIS LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE DEBTORS’ ASSETS AS A GOING CONCERN AND THERE MAY BE A SIGNIFICANT DIFFERENCE BETWEEN THE VALUES AND RECOVERIES REPRESENTED IN THIS LIQUIDATION ANALYSIS AND THE VALUES THAT MAY BE REALIZED OR CLAIMS GENERATED IN AN ACTUAL LIQUIDATION.

NOTHING CONTAINED IN THIS LIQUIDATION ANALYSIS IS INTENDED TO BE, OR CONSTITUTES, A CONCESSION, ADMISSION, OR ALLOWANCE OF ANY CLAIM BY THE DEBTORS. THE ACTUAL AMOUNT OR PRIORITY OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH AND USED IN THIS LIQUIDATION ANALYSIS. THE DEBTORS RESERVE ALL RIGHTS TO SUPPLEMENT, MODIFY, OR AMEND THE ANALYSIS SET FORTH HEREIN.

The Debtors have determined, as summarized in the Liquidation Analysis, that Confirmation of the Plan will provide holders of Claims and Interests with a recovery that is not less than what they would otherwise receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

Basis of Presentation:

As noted above, this Liquidation Analysis is based on the Debtors’ books and records as of May 31, 2020, except where otherwise indicated, and the actual value of assets available for distribution in the event of an actual liquidation may differ materially from the assets assumed to be available pursuant to this analysis.

The Liquidation Analysis presents the liquidation of the Debtors on a consolidated basis because, for each individual Debtor, the holders of the Secured Notes Claims have liens on substantially all of the assets, with distributable liquidation value, of each of the Debtors. Although the Secured Notes Claims do not have liens on certain assets of the Debtors, most notably net operating losses (“NOLs”) and intellectual property rights related to Stendra and VI-0106, the Liquidation Analysis assumes those assets have no recovery value under liquidation. Under a chapter 7 liquidation scenario where assets are being sold, there would be no value to the NOLs as NOLs do not transfer to a buyer in an asset sale. Stendra IP and VI-0106 IP (discussed below) are assumed to have no recovery value under a liquidation scenario. Therefore, Secured Notes Claims have liens on substantially all of the Debtors assets having distributable liquidation value. Accordingly, proceeds realized from each Debtor are aggregated in a common distribution source. For purposes of distribution, each and every Claim asserted against or Interest in any Debtor is presumed to be entitled to a distribution from the aggregated proceeds. Any Claim against a Debtor and any guarantee thereof executed by any other Debtor, and any joint or several liability of any of the Debtors, are deemed to have one right to a distribution from the aggregated proceeds.

The Claim amounts set forth herein are estimates as of the date hereof. The Debtors have neither fully evaluated claims filed against the Debtors or adjudicated such claims before the Bankruptcy Court. Accordingly, the actual amount and/or priority of Claims Allowed against the Debtors’ Estates may differ from the claim amounts used in the Liquidation Analysis.

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Global Notes & Assumptions:

This Liquidation Analysis should be read in conjunction with, and is qualified in its entirety by, the following notes and assumptions:

1.	Conversion Date and Liquidation process. The Liquidation Analysis has been prepared assuming the Debtors hypothetically convert their Chapter 11 Cases to undertake a liquidation under chapter 7 of the Bankruptcy Code as of the Conversion Date. Except as otherwise noted, the values reflected in the Liquidation Analysis are based on unaudited book values of the Debtors as of May 31, 2020, and those values are assumed to be representative of the Debtors’ assets and liabilities as of the Conversion Date. It is assumed that the Bankruptcy Court would appoint a chapter 7 trustee (the “Trustee”) on the Conversion Date to oversee the liquidation of the Debtors’ Estates, during which time substantially all of the Debtors’ assets would be sold, abandoned, surrendered, or otherwise liquidated, as applicable, and the cash proceeds, net of liquidation-related costs, would then be distributed in accordance with applicable law.

This Liquidation Analysis assumes that a liquidation of the Debtors would occur over approximately six to nine months. During the first thirty (30) days, it is assumed that the Trustee would arrange for the Debtors to discontinue most, if not all, of their ordinary course business activities other than minimal required operations. Thereafter, it is assumed that the Trustee would arrange for the Debtors to focus efforts to sell substantially all assets in an orderly manner, and to wind-down the Debtors’ Estates.

In an actual liquidation, the wind-down process and time period could vary significantly, thereby impacting recoveries. For example, the potential for priority, contingent, and other claims, litigation, rejection costs, and delays in the final determination of Allowed Claims could substantially impact both the timing and amount of the distribution of the asset proceeds to creditors. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation.

2.	Additional Claims. The cessation of business in a chapter 7 liquidation is likely to cause additional claims to be asserted against the Debtors’ Estates that otherwise would not exist absent such a liquidation. Examples of these kinds of claims include employee-related claims, such as severance and WARN Act or similar claims, tax liabilities, claims related to the rejection of unexpired leases and executory contracts, claims related to the return of assets subject to capital leases, and others. These additional claims could be significant and, in certain circumstances, may be entitled to priority under the Bankruptcy Code. No adjustment has been made for these potential claims in this Liquidation Analysis.

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3.	Tax Matters. The Liquidation Analysis does not include estimates for federal or state tax consequences that may be triggered upon the liquidation and sale of assets in the manner described above. Such tax consequences could be material (including the allocation of all items of income and loss and, upon completion of all distributions, the recognition and allocation of cancellation of debt income to equity holders).

4.	Avoidance Actions. The Liquidation Analysis does not include recoveries resulting from any potential preference claims, fraudulent conveyance litigation, or other avoidance actions, if such actions exist. No recovery or related litigation costs have been attributed to any potential avoidance actions under the Bankruptcy Code due to, among other issues, the cost of such litigation, the uncertainty of the outcome and anticipated disputes regarding these matters.

Specific Notes to the Liquidation Analysis:

A.	Gross Liquidation Proceeds

1.	Cash

•	The liquidation proceeds of Cash and Cash Equivalents for all Debtor entities is estimated to be 100% of the projected balance at the Conversion Date per the Debtors’ projections.

•	The total Cash and Cash Equivalents balance at the Conversion Date is estimated at approximately $17.7 million.

2.	Accounts Receivable

•	Gross accounts receivable totaled approximately $23.8 million as of May 31, 2020.

•	The majority of the Debtors’ gross accounts receivable balance from wholesalers is subject to significant reductions, rebates and offsets. As of the Conversion Date, these reductions, rebates and offsets are estimated to be greater than the gross accounts receivable balances from wholesalers. Therefore, the Liquidation Analysis assumes no recovery value from accounts receivables associated with these wholesalers.

•	The remaining accounts receivable balance relates to amounts owing from non-wholesaler customers as well as potential accounts receivable that have not yet been recognized. The Liquidation Analysis assumes a recovery amount of 9% to 18% for accounts receivable.

3.	Inventory

•	Inventory is comprised of raw materials (mainly comprised of the active pharmaceutical ingredient, or “API” for the Debtors products), work-in-process and finished goods of the Debtors’ commercial products. Raw materials and work-in-process includes inventory related to Qsymia and Stendra. Finished goods includes inventory related to Qsymia, Stendra, and Pancreaze.

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•	The Liquidation Analysis assumes the Debtors will not perform any additional manufacturing processes to convert API or work-in-process inventory into finished goods.

•	Raw material inventory related to Qsymia is assumed to have no recoverable value as the API’s useful life is dependent upon annual recrystallization and recertification. Raw material inventory related to Stendra is estimated to have a recoverable value of 3% (low scenario) to 11% (high scenario). Stendra raw material is assumed to be resold, at a discount, to existing licensee holders for Stendra or manufacturers to be repurposed for other products.

•	Work-in-process inventory is assumed to have no recoverable value. There is no market demand for partially manufactured drugs as they cannot be marketed or repurposed.

•	Finished goods inventory is assumed to have no recoverable value. A third-party purchaser would be unable to market and sell the finished goods inventory without ownership of the Debtors’ drug licenses, which would be difficult to sell and transfer in a timely manner. Further, the finished goods inventory would need to be repackaged under the name of the third-party that acquired and sold the inventory. Repackaging is both time-consuming and costly.

4.	Prepaid and Other Current Assets

•	Prepaid and Other Current Assets include prepaid expenses related to rent, insurance, annual regulatory fees, deposits related to the Debtors’ customer programs and restructuring professional fee retainers.
•	The Debtors estimate that there would be no recoverable value related to prepaid rent, insurance or annual regulatory fees as any prepayment would be expended or depleted as of the Conversion Date.

•	The Liquidation Analysis assumes outstanding deposits related to the Debtors’ customer and sales programs would be used to offset any outstanding amounts owing to related vendors as of the Conversion Date. Therefore, the Debtors’ estimate that outstanding deposits would have no recoverable value in the Liquidation Analysis.

•	Restructuring professional fee retainers would be used to offset outstanding invoices and unbilled fees. Under the low scenario, the Liquidation Analysis assumes fee retainers would be fully depleted and therefore would be have no recoverable value. Under the high scenario, the Liquidation Analysis assumes approximately $0.6 million of fee retainers will remain unspent and therefore be recoverable.

•	The recovery for total Prepaid and Other Current Assets is estimated at no recoverable value in the low scenario to approximately 10% in the high scenario.

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5.	Fixed Assets

•	The net fixed assets balance is primarily comprised of office furniture and fixtures, as well as computer hardware and software.

•	Given the limited demand for these assets, and the difficulty and cost of liquidating these types of assets within a compressed timeframe, the Liquidation Analysis assumes a recovery rate of 0% to 5% in a liquidation.

6.	Other Non-Current Assets

•	Other non-current assets include the intellectual property (“IP”) rights associated with the Debtors’ commercialized products (Qsymia, Pancreaze, and Stendra) and its main pipeline product (VI-0106)

•	The recovery value for IP is based upon the potential value of the IP assets to a third-party buyer under a liquidation sale. That analysis considers many factors, including but not limited to, remaining patent exclusivity, net cash flow generating value, transition costs and time, future marketing and promotion spend (where applicable), and synergies with existing product portfolio.

•	The Liquidation Analysis assumes the recovery value for Qsymia IP is $20.0 million under the low scenario and $45.0 million under the high scenario.

•	The Liquidation Analysis assumes the recovery value for Pancreaze IP is zero under the low scenario and $15.0 million under the high scenario.

•	The Debtors estimate that Stendra IP and VI-0106 IP would have no recoverable value in the Liquidation Analysis.

B.	Chapter 7 Liquidation Costs

7.	Chapter 7 Trustee Fees. The chapter 7 trustee fees include fees associated with the appointment of a chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. The Debtors have assumed that the chapter 7 trustee will earn fees equal to approximately 2% of the total asset recovery amount in both the high and low recovery scenarios.

8.	Chapter 7 Trustee’s Professional Fees. The Liquidation Analysis assumes that the chapter 7 trustee will hire financial and legal advisors to assist in the administration of the chapter 7 liquidation. The professional fees are assumed to be 1% of the total asset recovery amount in both the high and low recovery scenarios.

9.	Post Conversion Cash Flow and Wind Down Budget. The Liquidation Analysis assumes that there will be additional costs associated with the wind-down of the Debtors’ remaining operations after the conversion of the Chapter 11 Cases to chapter 7 cases and through the completion of the sale the Debtors’ assets. This Liquidation Analysis assumes the cessation of the Debtors’ ordinary course operations, and, as a result, assumes no cash flow from operations following the Conversion Date. This Liquidation Analysis assumes the Trustee will employ a substantially reduced employee base in order to facilitate the orderly liquidation of the Debtors’ Estates. These individuals will primarily be responsible for overseeing and maintaining certain of the Debtors’ operations, providing historical knowledge and insight to the Trustee regarding the Debtors’ businesses, and concluding the administrative liquidation of the businesses after the sale of substantially all of the Debtors’ assets. Post conversion operating costs are assumed to be $1.5 million in both the high and low recovery scenarios.

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C.       Claims

The Claims set forth in the Liquidation Analysis are based on the Debtors’ estimate of such Claims.

1.	Carve-Out

•	The Cash Collateral Order provides that certain unpaid holdback and accrued professional fess and expenses shall be entitled to priority above Secured Notes Claims as well as Claims and fees to which the Secured Notes Claims are senior. The Liquidation Analysis estimates this amount at approximately $2.3 million.
•	This total includes accrued but unpaid fees and expenses incurred by professionals retained by the Debtors, in addition to fees payable to the US Trustee.

2.	Class 1 – Other Priority Claims

•	The Debtors estimate that there will be approximately $3.3 million in Other Priority Claims on the Conversion Date.

•	The Liquidation Analysis projects that Other Priority Claims will be paid in full in both the high and low recovery scenarios.

3.	Class 2 – Other Secured Claims

•	The Debtors estimate that there will be no Other Secured Claims on the Conversion Date.

4.	Class 3 – Secured Notes Claims

•	The Debtors estimate that there will be approximately $65.0 million in Secured Notes Claims on the Conversion Date, comprised of outstanding principal, prepayment premium, exit fee, and accrued interest through the Conversion Date.

•	The Liquidation Analysis projects that Secured Notes Claims would receive full recovery under the high scenario and a 50% recovery under the low scenario.

5.	Class 4 – Convertible Note Claims

•	The Debtors estimate that there will be approximately $170.9 million in Convertible Note Claims on the Conversion Date, comprised of outstanding principal and accrued interest through the Petition Date.

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•	The Liquidation Analysis projects that Convertible Note Claims would receive a 6% recovery in the high scenario and no recovery in the low scenario.

6.	Class 5 – General Unsecured Claims

•	The Debtors estimate that there will be approximately $20.2 million in General Unsecured Claims on the Conversion Date.

•	The Liquidation Analysis projects that General Unsecured Claims would receive a 6% recovery in the high scenario and no recovery in the low scenario.

7.	Class 6 – Intercompany Claims

•	The Debtors estimate that there will be no Intercompany Claims on the Conversion Date.

8.	Class 7 – Interests

•	The Liquidation Analysis projects that Interests would receive no recovery in a chapter 7 liquidation.

9.	Class 8 – Subordinated Claims

•	The Debtors estimate that there will be no Subordinated Claims on the Conversion Date.

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VIVUS, Inc. et al

Hypothetical Liquidation Analysis

$ in 000s

			Estimated Recovery
			Chapter 11 - Plan
	Notes	Balance Sheet Net(1)			Low %	High %	Low $	High $
Sources of proceeds
Cash & Cash Equivalents(2)		$17,738			100%	100%	$17,738	$17,738
Accounts Receivable		23,814			9%	18%	2,143	4,287
Inventory		35,190			2%	8%	704	2,815
Prepaid and Other Current Assets		5,641			0%	10%	-	564
Total Current Assets		$82,383			25%	31%	$20,585	$25,404
Fixed Assets, Net		$179			0%	5%	-	9
Other Non-Current Assets		114,558			17%	52%	20,000	60,000
Total Other Assets		$114,737			17%	52%	$20,000	$60,009
Total Assets Available for Distribution		$197,120			21%	43%	$40,585	$85,413

Chapter 7 Liquidation Costs
Chapter 7 Trustee Fees					2%	2%	(812)	(1,708)
Chapter 7 Trustee Professional Fees					1%	1%	(406)	(854)
Post Conversion Expenses					4%	2%	$(1,500)	$(1,500)
Total Chapter 7 Liquidation Costs							$(2,718)	$(4,062)
Total Assets Available for Distribution							$37,868	$81,350
		Estimated Allowed Claim	% Recovery	Plan Disbursements	Low %	High %	Low $	High $
Carve-Out		$2,295	100%	$2,295	100%	100%	$2,295	$2,295
Class 1 - Other Priority Claims		$3,280	100%	$3,280	100%	100%	$3,280	$3,280
Class 2 - Other Secured Claims		$-	N/A	$-	N/A	N/A	$-	$-
Class 3 - Secured Notes Claims		$64,967	100%	$64,967	50%	100%	$32,293	$64,967
Class 4 - Convertible Note Claims		$170,901	76%	$129,268	0%	6%	$-	$9,667
Class 5 - General Unsecured Claims		$20,190	100%	$20,190	0%	6%	$-	$1,142
Class 6 - Intercompany Claims		$-	N/A	$-	N/A	N/A	$-	$-
Class 7 - Interests		$-	N/A	$5,000	N/A	N/A	$-	$-
Class 8 - Subordinated Claims		$-	N/A	$-	N/A	N/A	$-	$-
Total Creditor Recovery		$261,633	84%	$220,000	14%	31%	$37,868	$81,350
Total Equity Recovery		$-	N/A	$5,000	N/A	N/A	$-	$-

Notes:

(1)	Balance Sheet Net as of May 31, 2020 except for cash.

(2)	Estimated cash balance as of July 31, 2020.

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Exhibit E

Financial Projections

Financial Projections

The Debtors’ management team prepared financial projections (“Financial Projections”)1 for the Debtors for fiscal years 2020 through 2023 (the “Projection Period”). The Financial Projections were prepared by the Debtors’ management, in consultation with the Debtors’ advisors, and are based on a number of assumptions made by the Debtors with respect to the future performance of the Debtors’ operations.

Although the Debtors have prepared the Financial Projections in good faith and believe the assumptions to be reasonable, there can be no assurance that such assumptions will be realized. As described in detail in the Disclosure Statement, a variety of risk factors could affect the Debtors’ financial results and must be considered. Accordingly, the Financial Projections should be reviewed in conjunction with a review of the risk factors set forth in the Disclosure Statement, including all relevant qualifications and footnotes.

The Debtors believe that the Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the planning and development of a plan of reorganization and for the purposes of determining whether such plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

The Financial Projections assume an effective date for the Plan of August 21, 2020 (the “Assumed Effective Date”). Any significant delay in the Assumed Effective Date may have a significant negative impact on the operations and financial performance of the Debtors, including, but not limited to, an increased risk or inability to meet forecasts and the incurrence of higher reorganization expenses, which may also impact the Financial Projections.

These Financial Projections were not prepared with a view toward compliance with published guidelines of the United States Securities and Exchange Commission or guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Debtors’ independent auditor has not examined, compiled, or performed any procedures with respect to the prospective financial information contained in this Exhibit and, accordingly, does not express an opinion or any other form of assurance concerning such information or its achievability. The forecast data is not measured on a basis consistent with generally accepted accounting principles as applied to the Debtors’ historical financial statements and should not be relied upon as such.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections, or anticipated financial position. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Financial Projections to holders of Claims, Interests, or other parties in interest. The Financial Projections were prepared by the Debtors, with the assistance of certain of their advisors, to present the anticipated impact of the Plan. The Debtors do not intend to further update or otherwise revise the Financial Projections to reflect circumstances that may occur after their preparation, or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Additional information relating to the principal assumptions used in preparing the Financial Projections is set forth below.

1 Unless otherwise defined herein, capitalized terms used in this Exhibit E shall have the meaning ascribed to such terms in the Disclosure Statement to which these Financial Projections are attached, or as the context otherwise requires.

A.	General Assumptions and Methodology

The Financial Projections are based on, and assume the successful implementation of, the Debtors’ business plan for the fiscal years 2020 to 2023 (“Business Plan”). Both the Business Plan and the Financial Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Debtors, industry performance, general business, economic, competitive, and regulatory conditions, and other matters, many of which are beyond the control of the Debtors. In addition, the assumptions do not take into account the uncertainty and disruption of business that may accompany a restructuring in Bankruptcy Court. Therefore, although the Financial Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will likely vary from the projected results. These variations may be material. Accordingly, no definitive representation can be or is being made with respect to the accuracy of the Financial Projections or the ability of the Debtors to achieve the projected results of operations. A discussion of certain risk factors related to the Financial Projections is provided below and in Article VIII of the Disclosure Statement (collectively, the “Risk Factors”).

In deciding whether to vote to accept or reject the Plan, parties must make their own determinations as to the reliability of the Financial Projections, including with respect to the Risk Factors.

1.	Basis of Presentation (non-GAAP)

The Financial Projections are on a non-GAAP basis and exclude amortization, depreciation, stock-based compensation, interest expense, and taxes.

2.	Revenue, Net

Includes projected revenue for the Debtors’ three commercialized products, Qsymia, PANCREAZE, and STENDRA/SPEDRA in the form of product revenue, supply revenue, licensing/milestone revenue, and royalty revenue, as the case may be. Also includes projected revenue in connection with physician usage of the Debtors’ new health telemedicine platform and revenue from an anticipated employer-sponsored BMI management program. Such revenue projections were largely estimated using a “bottom’s up” approach, based on assumptions including, but not limited to, addressable market sizes, market penetration, existing and anticipated pharmacy benefit manager (PBM) contracts and relevant third-party relationships, and “gross-to-net” discounts.

3.	Gross Profit (Excluding Amortization)

Represents net revenue less net cost of goods sold (COGS). Net COGS reflects the cost to manufacture the Debtors’ commercialized products, including, but not limited to, product, distribution, and personnel costs. Net COGS excludes amortization cost for certain intangible assets that are specific to certain of the Debtors’ commercialized products for the purposes of the Financial Projections. Such net COGS projections were largely estimated using gross margin percentage assumptions based on the product and/or channel.

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4.	Research and Development

Represents cost related to conducting certain research and development (R&D) activities, including, but not limited to, personnel and overhead costs in addition to direct third party costs. Such R&D activities may include, for example, label expansion initiatives, post-marketing requirements, new product development, and formulation improvements. Projections for such expenses were estimated on an individual project basis and is informed by the Debtors’ experience in conducting comparable R&D activities in the past.

5.	Selling and Marketing

Includes expenses related to the Debtors’ product selling and marketing efforts, such as cost for salesforce and marketing personnel as well as third-party expenses for various marketing programs. Salesforce personnel expense is projected based on cost per headcount assumptions and marketing expense is projected using growth rate assumptions.

6.	BMI Managed Care Expenses

Represents expenses related to the implementation, administration, and growth of the planned employer-sponsored BMI management program, including, but not limited to, personnel cost. Such expense is projected based on a percentage of BMI management program revenue.

7.	General and Administrative

Includes personnel expense, legal, investor relations, and reporting-related expense, facilities expense, insurance expense, along with other overhead cost. Depreciation expense and stock-based compensation expense is excluded from G&A expense for the purposes of the Financial Projections. Such general and administrative (G&A) expense is projected using growth rate assumptions.

8.	EBITDA

Represents Gross Profit (Excluding Amortization) less R&D, Selling and Marketing, BMI Managed Care Expenses, and G&A.

B.	Safe Harbor Under The Private Securities Litigation Reform Act of 1995

The Financial Projections contain statements which constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995 (the “Exchange Act”). Forward-looking statements in the Financial Projections include the intent, belief, or current expectations of the Debtors and members of its management team with respect to the timing of, completion of, and scope of the current restructuring, Plan, and Business Plan and the Debtors’ future liquidity, as well as the assumptions upon which such statements are based.

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While the Debtors believe that the expectations are based on reasonable assumptions within the bounds of their knowledge of their business and operations, parties in interest are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

C.	Select Risk Factors Related to the Financial Projections

The Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond the Debtors’ control. Many factors could cause actual results, performance, or achievements to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. The Financial Projections reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize, including, without limitation, assumptions concerning: (a) the timing of confirmation and consummation of the Plan in accordance with its terms; (b) the anticipated future performance of the Reorganized Debtors, including, without limitation, the Debtors’ ability to maintain or increase revenue and gross margins, control future operating expenses or make necessary capital expenditures; (c) general business and economic conditions; (d) overall industry performance and trends; and (e) the Debtors’ ability to maintain market strength and receive vendor support. A description of the risk factors associated with the Plan, the Disclosure Statement, and the Financial Projections is included in Article VIII of the Disclosure Statement.

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VIVUS' Financial Forecast

$ in USD millions	2020E*	2021E	2022E	2023E
Total Revenue, Net	$77.2	$119.4	$170.7	$209.5
Growth (%)		54.7%	42.9%	22.7%

Total Gross Profit (Excl. Amortization)	$50.7	$82.2	$118.7	$149.9
Margin (%)	65.7%	68.8%	69.5%	71.6%
Research & Development	12.8	20.0	9.2	4.9
Selling & Marketing	16.9	17.2	17.7	18.2
BMI Managed Care Expenses	0.2	5.4	10.6	16.6
General & Administrative (Excl. Depreciation & SBC)	22.1	22.2	22.6	23.1
Total Operating Expenses	$52.1	$64.9	$60.0	$62.8

EBITDA	($1.4)	$17.3	$58.6	$87.1
Margin (%)	(1.8)%	14.5%	34.4%	41.6%

*Indicative of one quarter of actual results.

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Exhibit F

Valuation Analysis

Valuation Analysis

The information set forth herein represents a hypothetical valuation of the Debtors on a reorganized basis, which assumes that, among other things, the Debtors continue as an operating business. The estimated value set forth in this section does not purport to constitute an appraisal or necessarily reflect the actual market value that might be realized through a sale or liquidation of the Debtors, their securities or their assets, which may be materially different than the estimate set forth in this section. Accordingly, such estimated value is not necessarily indicative of the prices at which any securities of the Debtors may trade after giving effect to the transactions set forth in the Plan. Any such prices may be materially different than indicated by this valuation.

Estimates of the hypothetical enterprise value consist of the aggregate Enterprise Value (as defined below) of the Debtors on a going-concern basis as of the Assumed Effective Date (as defined below).

A. Valuation Estimate

The Debtors have been advised by their investment banker, Piper Sandler & Co. (“Piper Sandler”), with respect to the estimated value of the Debtors on a going-concern basis. The estimated value of the Debtors on a going-concern basis represents the Debtors’ enterprise value (“Enterprise Value”). The Enterprise Value analysis described herein is based on information as of the date of the Disclosure Statement.1 The estimated Enterprise Value assumes that the reorganization takes place on August 21, 2020 (the “Assumed Effective Date”) and is based on the projections (the “Financial Projections”) provided by the Debtors’ management for the fiscal years ending December 2020 to 2023 (the “Forecast Period”).

Based on the Financial Projections and solely for purposes of the Plan, Piper Sandler estimates that the Enterprise Value of the Debtors falls within a range from approximately $210 million to approximately $243 million, with a midpoint estimate of approximately $225 million, which consists of the value of the Debtors’ operations on a going-concern basis. For purposes of this estimated Enterprise Value analysis, Piper Sandler assumes that no material changes that would affect value occur between the date of the Disclosure Statement and the Assumed Effective Date. As discussed below, Piper Sandler has concluded that the results of the Debtors’ recent refinancing efforts produced an implied indicative enterprise value that is substantially lower than the Enterprise Value.

Piper Sandler’s estimate of Enterprise Value does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

[1]	Unless otherwise defined herein, capitalized terms used in this Exhibit F shall have the meaning ascribed to such terms in the Disclosure Statement to which this Valuation Analysis is attached, or as the context otherwise requires.

B. Valuation Considerations

This valuation is based upon information available to and analyses undertaken by Piper Sandler as of June 29, 2020 and reflects, among other factors discussed below, the current financial market conditions and the inherent uncertainty as to the achievement of the Financial Projections. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. For purposes of this valuation, Piper Sandler has assumed that no material changes that would affect value will occur between the date of this Disclosure Statement and the Assumed Effective Date. Events and conditions subsequent to June 29, 2020, including but not limited to updated projections, as well as other factors, could have a substantial impact upon the Reorganized Debtors’ value. Neither Piper Sandler nor the Debtors has any obligation to update, revise, or reaffirm the valuation.

When performing its analyses, Piper Sandler assumed that the Financial Projections had been reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Debtors. Piper Sandler’s estimated Enterprise Value range assumes the Debtors will achieve their Financial Projections in all material respects, including revenue growth, operating margins, and cash flows as projected. If the business performs at levels below or above those set forth in the Financial Projections, such performance may have a materially negative or positive impact, respectively, on Enterprise Value.

This valuation also reflects a number of assumptions, including a successful reorganization of the Debtors’ businesses and finances in a timely manner, achieving the forecasts reflected in the Financial Projections, access to the minimum amount of cash required to operate the Debtors’ businesses, market conditions, and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein. Among other things, failure to consummate the Plan in a timely manner would likely have a materially negative impact on the enterprise value of the Reorganized Debtors.

In estimating the Debtors’ Enterprise Value, Piper Sandler: (a) reviewed and analyzed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed and analyzed certain internal financial and operating data of the Debtors; (c) contemplated various tax attributes; (d) discussed the Debtors’ operations and future prospects, including pipeline drug development, with the Debtors’ management; (e) reviewed and analyzed certain publicly available financial data for certain publicly traded specialty pharmaceuticals companies; (f) considered certain economic and industry information relevant to the operating businesses; and (g) conducted such other studies, analyses, inquiries, and investigations as it reasonably deemed appropriate. Although Piper Sandler conducted a review and analysis of the Debtors’ businesses, operating assets and liabilities and the Debtors’ business plan, it assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management, as well as publicly available information.

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Further, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (a) prevailing interest rates; (b) conditions in the financial markets; (c) the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and (d) other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Chapter 11 Cases or by other factors not possible to predict. Accordingly, the total Enterprise Value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value of the Reorganized Debtors or their securities. Such trading value may be materially different from the total enterprise value ranges associated with Piper Sandler’s valuation analysis. As further described in the Disclosure Statement, the Reorganized Debtors are anticipated to be a private company that will not be obligated to file public reports or disclosures. There can be no assurance that any trading market will develop for the Reorganized VIVUS Equity. The estimates of value for the Reorganized Debtors do not necessarily reflect the values that may be attainable in public or private markets. Furthermore, in the event that the actual distributions in the Chapter 11 Cases differ from those the Debtors assumed in their recovery analysis, the actual recovery of holders of Claims and Interests in Impaired Classes could be significantly higher or lower than estimated by the Debtors.

Piper Sandler did not independently verify the Financial Projections in connection with preparing estimates of Enterprise Value, and no independent valuations or appraisals of the Debtors were sought or obtained in connection herewith. The Debtors developed the Financial Projections solely for purposes of the formulation and negotiation of the Plan, and to provide “adequate information” pursuant to section 1125 of the Bankruptcy Code.

Piper Sandler’s estimated Enterprise Value does not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan. Piper Sandler has not been asked to and does not express any view as to what the trading value of the Debtors’ securities would be on issuance at any time.

Piper Sandler’s estimate of Enterprise Value does not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities, which may be significantly different than the amounts set forth herein. The value of an operating business is subject to numerous uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimated Enterprise Value range of the Debtors set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Neither the Debtors nor Piper Sandler assumes responsibility for any differences between the Enterprise Value range and such actual outcomes.

C. Valuation Methodology

Piper Sandler performed a variety of analyses and considered a variety of factors in preparing the estimated Enterprise Value of the Debtors. Piper Sandler primarily relied on three widely-recognized methodologies: (1) comparable public company analysis, (2) discounted cash flow analysis, and (3) precedent transactions analysis. Piper Sandler made an informed judgment concerning the relative significance of each analysis in determining the Debtors’ indicated Enterprise Value range. Piper Sandler’s estimated value of the Debtors on a going- concern basis must be considered as a whole, and selecting just one methodology or portions of the analyses, without considering the analyses as a whole, could create a misleading or incomplete conclusion as to the Debtors’ reorganization value.

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The following summary does not purport to be a complete description of the analyses and factors undertaken to support Piper Sandler’s conclusions. The preparation of an estimated Enterprise Value analysis is a complex process involving various determinations as to the most appropriate analyses and factors to consider, as well as the application of those analyses and factors under the particular circumstances. As a result, the process involved in preparing an estimated Enterprise Value analysis is more complex than the summary provided below.

1. Comparable Public Company Analysis

A comparable public company analysis estimates value based on a comparison of the subject company’s financial statistics with the financial statistics of public companies that are similar to the subject company. It establishes a benchmark for asset value by deriving the value of “comparable” assets through a standardized approach that uses a common variable such as revenues, earnings, and cash flows. The analysis includes a detailed financial comparison of each company’s income statement, balance sheet, and cash flow statement. In addition, each company’s performance, profitability, margins, leverage, and business trends are also examined. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company’s relative performance and value.

A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the subject company. Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of businesses, business risks, target market segments, growth prospects, maturity of businesses, market presence, size, and scale of operations. The selection of truly comparable companies is often difficult and subject to interpretation. However, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining an estimated Enterprise Value.

2. Discounted Cash Flow Approach

The discounted cash flow (“DCF”) valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a “forward-looking” approach that discounts the expected future cash flows by a discount rate determined by calculating the weighted average cost of debt and equity for the Debtors. The expected future cash flows have two components: the present value of the projected cash flows for a determined period and the present value of the terminal value of cash flows (representing firm value beyond the time horizon of the Financial Projections). Piper Sandler’s DCF value is based on projection of the Debtors’ operating results from the second half of 2020 through 2023. Piper Sandler discounted the projected cash flows using the Debtors’ estimated weighted average cost of capital and calculated the terminal value of the Debtors using the perpetuity growth method.

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The DCF approach relies on a company’s ability to project future cash flows with some degree of accuracy. Because the Financial Projections reflect significant assumptions made by the Debtors’ management concerning anticipated results, the assumptions and judgments used in the Financial Projections may or may not prove correct and, therefore, no assurance can be provided that projected results are attainable or will be realized. Piper Sandler cannot and does not make any representations or warranties as to the accuracy or completeness of the Financial Projections.

3. Precedent Transactions Analysis

A precedent transactions analysis estimates value by examining public merger and acquisition transactions. An analysis of the disclosed purchase price as a multiple of various operating statistics reveals industry acquisition multiples for companies in similar lines of businesses or for assets comparable to the Debtors. These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to the Debtors. These multiples are then applied to the Debtors’ operating statistics to determine the estimated Enterprise Value to approximate the potential value to a potential strategic buyer assuming the purchase of the Debtors or the Debtors’ assets in a single transaction.

Unlike the comparable public company analysis, the estimated value in the precedent transactions methodology includes a “control” premium, representing the purchase of a majority or control position in a company's assets. Thus, the precedent transactions methodology often produces higher values than the comparable public company analysis. Other factors that impact value in the precedent transactions analysis include the following:

(a)	The business, financial, and market environment are not identical for transactions occurring at different periods of time, and

(b)	Circumstances surrounding a given merger transaction, including the financial position of the target(s) and buyer(s), may significantly impact the value of the transaction.

As with the comparable company analysis, because no acquisition used in any analysis is identical to any other transaction, value conclusions cannot be based solely on quantitative results. The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction, and there are inherent differences between the businesses, operations and prospects of each. Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues that could affect the price an acquirer is willing to pay in an acquisition. The number of completed transactions during a relevant timeframe for which public data is available also limits this analysis. Because the precedent transactions analysis of value is hypothetical and Piper Sandler has not market tested the results, there are limitations as to its use in the Debtors’ estimated Enterprise Value.

Finally, Piper Sandler considered the Debtors’ recent, market-tested recapitalization efforts to raise sufficient capital to pay in full in cash all amounts due and owning under the Convertible Notes in accordance with the Restructuring Support Agreement. Ultimately, no debt or equity investments were committed. The estimated Enterprise Value does not account for the Debtors’ recapitalization efforts; however, Piper Sandler has concluded that the results of such efforts produced an implied indicative enterprise value that is substantially lower than the Enterprise Value.

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The summary set forth above does not purport to be a complete description of the analyses performed by Piper Sandler. The preparation of an estimated Enterprise Value involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. In performing these analyses, Piper Sandler and the Debtors made numerous assumptions with respect to industry performance, business and economic conditions, and other matters. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

Piper Sandler is acting as the Debtors’ investment banker, and has not and will not be responsible for, and has not and will not provide any tax, accounting, actuarial, legal, or other specialist advice to the Debtors or any other party in connection with the Debtors’ Chapter 11 Cases, the Plan, or otherwise.

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